 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON _________________, 2001
                                                       REGISTRATION NO. 333-____
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              --------------------

                                NOTE EXCHANGE ON
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              --------------------

                                  SALTON, INC.
            (Exact name of registration as specified in its charter)


         DELAWARE                                5064                                 36-3777824
(State or other jurisdiction of       (Primary Standard Industrial      (I.R.S. Employer identification number)
incorporation or organization)        Classification Code Number)

                            550 Business Center Drive
                         Mount Prospect, Illinois 60056
                                 (847) 803-4600
    (address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 William B. Rue
                      President and Chief Operating Officer
                            550 Business Center Drive
                         Mount Prospect, Illinois 60056
                                 (847) 803-4600
            (name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                              --------------------

                                   Copies to:
                                 Neal Aizenstein
                          Sonnenschein Nath & Rosenthal
                                8000 Sears Tower
                             Chicago, Illinois 60606
                                 (312) 876-8938

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.
    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]
    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number on the earlier effective registration statement for the same offering. [ ]
    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act, registration statement number of the earlier effective registration statement for the same offering. [ ]


                                                   CALCULATION OF REGISTRATION FEE
====================================================================================================================================
TITLE OF EACH CLASS OF SECURITIES               AMOUNT          PROPOSED MAXIMUM        PROPOSED MAXIMUM       AMOUNT OF
TO BE REGISTERED                                 TO BE          OFFERING  PRICE(1)      OFFERING PRICE PER     REGISTRATION FEE
                                              REGISTERED                                UNIT(1)
------------------------------------------------------------------------------------------------------------------------------------
12 1/4% senior subordinated notes due         $150,000,000         $150,000,000             100%                 $37,500
2008
====================================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) under the Securities Act of 1933 as the market value of the securities to be cancelled in the exchange.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

         THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED ___________, 2001

PROSPECTUS



                                  SALTON, INC.

       OFFER TO EXCHANGE ALL OUTSTANDING 12 1/4% SENIOR SUBORDINATED NOTES
         DUE 2008 FOR 12 1/4% SENIOR SUBORDINATED NOTES DUE 2008, WHICH
              HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933

                              --------------------

EXCHANGE OFFER

         We will exchange new notes that are registered under the Securities Act for old notes that were sold on April 23, 2001. All old notes that are validly tendered and not validly withdrawn will be exchanged. We will receive no proceeds from the exchange offer. The exchange of old notes for new notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes.

                              --------------------

EXCHANGE OFFER EXPIRATION

         The exchange offer will expire on the earlier of 5:00 p.m., New York City time on ____________, 2001 or the date when all old notes have been tendered, or a later date and time to which it may be extended. We do not currently intend to extend the expiration date.

                              --------------------

OLD NOTES

         On April 23, 2001, we issued and sold $150,000,000 of 12 1/4% senior subordinated notes due 2008. If you tender your old notes in the exchange offer, interest will cease to accrue before your new notes are issued. If you do not tender in the exchange offer, your old notes will continue to be subject to the same terms and restrictions except that we will not be required to register your old notes under the Securities Act.

                              --------------------

NEW NOTES

         Identical to the old notes except that the new notes will be registered under the Securities Act.

         - Maturity: April 15, 2008.

         - Change of Control: You can require us to purchase all or part of your notes at 101% of the aggregate principal amount plus accrued and unpaid interest, if any, to the date of purchase.

         - Interest: Paid semi-annually on April 15 and October 15 of each year, commencing on October 15, 2001.

         - Redemption by us: We may redeem all or part of the notes on or after April 15, 2005; prior to April 15, 2004, we may redeem up to 35% of the notes from the proceeds of certain sales of our equity securities. Redemption prices are specified in this prospectus under "Description of the Notes - Optional Redemption."

         - Ranking: The notes will be unsecured senior subordinated obligations of Salton, Inc. and will be guaranteed by our current and future domestic restricted subsidiaries on a senior subordinated basis. The notes will rank pari passu with our currently existing 10 3/4 % senior subordinated notes due 2005.

                              --------------------

         INVESTMENT IN THE NOTES TO BE ISSUED IN THE EXCHANGE OFFER INVOLVES RISKS. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS SECTION BEGINNING ON PAGE
___ BEFORE PARTICIPATING IN THE EXCHANGE OFFER.

                              --------------------

         This prospectus and the accompanying letter of transmittal are first being mailed to holders of outstanding notes on or about ____________, 2001.

                              --------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this prospectus is _____________, 2001

                                TABLE OF CONTENTS


                                                                                Page
                                                                                ----
Information Incorporated by Reference...................................         iv
Summary.................................................................          1
Risk Factors............................................................         10
Special Note Regarding Forward-Looking
   Statements...........................................................         21
Use of Proceeds.........................................................         21
Capitalization..........................................................         22
Selected Historical Financial and Other Data............................         22
Business................................................................         24
Description of Preferred Stock and
   Certain Indebtedness.................................................         37
The Exchange Offer......................................................         40
Description of the Notes................................................         51
Certain United States Federal Income Tax
     Considerations for Non-United States Holders.......................         94
Plan of Distribution....................................................         97
Legal Matters...........................................................         97
Experts.................................................................         97
Where You Can Find More Information.....................................         97
Index to Financial Statements...........................................        F-1

                      INFORMATION INCORPORATED BY REFERENCE

         The Commission allows us to provide information about our business and other important information to you by "incorporating by reference" the information we file with the Commission, which means that we can disclose the information to you by referring in this prospectus to the documents we file with the Commission. Under the Commission's regulations, any statement contained in a document incorporated by reference in this prospectus is automatically updated and superseded by any information contained in this prospectus, or in any subsequently filed document of the types described below.

         We incorporate into this prospectus by reference the following documents filed by us with the Commission, each of which should be considered an important part of this prospectus:


                                                                            Period
                                                                            ------
1)       Annual Report on Form 10-K......................................   Fiscal year ended July 1, 2000 except for Item 8,
                                                                            Financial Statements.

2)       Quarterly Reports on Form 10-Q..................................   Quarters ended September 30, 2000, December 30,
                                                                            2000, and March 31, 2001 except for Item 1,
                                                                            Consolidated Financial Statements.

3)       Current Reports on Form 8-K.....................................   Dated January 8, 2001, February 6, 2001, April 18,
                                                                            2001, May 3, 2001, May 10, 2001 and June 4, 2001.

4)       All subsequent documents filed by us under Sections
         13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934...........   After the date of this prospectus and before the
                                                                            termination of the exchange offer.

         You can obtain any of the documents incorporated by reference through the Commission or the Commission's Internet web site. You may also obtain them by requesting them from us in writing or by telephone at the following address or phone number:


                                  Salton, Inc.
                            550 Business Center Drive
                         Mount Prospect, Illinois 60056
                                 (847) 803-4600

         Exhibits to a document will not be provided unless they are specifically incorporated by reference in that document.

         YOU MUST REQUEST THE FILINGS NO LATER THAN FIVE BUSINESS DAYS BEFORE THE DATE YOU MUST MAKE YOUR INVESTMENT DECISION IN ORDER FOR YOU TO OBTAIN TIMELY DELIVERY OF THIS INFORMATION.

         The information in this prospectus may not contain all of the information that may be important to you. You should read the entire prospectus, as well as the documents incorporated by reference in this prospectus, before making an investment decision.

         This prospectus is part of a registration statement we have filed with the Commission relating to the new notes. As permitted by the Commission rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits and schedules we file with the Commission.

                                     SUMMARY

         This summary highlights selected information about us. In addition to reading this summary, you should carefully review the entire prospectus, especially the "Risk Factors" section of this document beginning on page ___. Unless the context otherwise requires, in this prospectus the terms "Salton," "we," "us" and "our" refer to Salton, Inc. and its subsidiaries. "Commission" refers to securities and Exchange Commission. "Old notes" refers to the 12 1/4% senior subordinated notes due 2008 that were sold on April 23, 2001. "New notes" refers to the 12 1/4% senior subordinated notes due 2008 that are registered under the Securities Act of 1933 and will be offered in exchange for the old notes. "Notes" are references to both the old and new notes.

                                  SALTON, INC.

GENERAL

         We are a leading domestic designer, marketer and distributor of a broad range of branded, high quality small appliances under well-recognized brand names such as Salton(R), George Foreman(TM), Toastmaster(R), Breadman(R), Juiceman(R), Juicelady(R), White-Westinghouse(R), Farberware(R), Melitta(R) and Kenmore(R). We believe that we have the leading domestic market share in indoor grills, toasters, juice extractors, bread makers, griddles, waffle makers and buffet ranges/hotplates and a significant market share in other product categories. We also design and market tabletop products, time products, lighting products and personal care and wellness products under brand names such as Block China(R), Atlantis(R) Crystal, Sasaki(R), Calvin Klein(R), Timex(R), Ingraham(R), Stiffel(R), Ultrasonex(R) and Relaxor(R). We believe that our strong market position results from our well-known brand names, the breadth, quality and innovation of our product offerings, our strong relationships with retailers and our focused outsourcing strategy. Our net sales and EBITDA have grown from $99.2 million and $7.3 million, respectively, in fiscal 1996 to $799.1 million and $174.8 million, respectively, for the twelve months ended March 30, 2001, which represent compound annual growth rates of approximately 55.2% and 95.1%, respectively. These results reflect strong internal growth and strategic acquisitions.

         We develop and introduce a wide selection of new products and enhance existing products to satisfy the various tastes, preferences and budgets of consumers and to service the needs of a broad range of retailers. Our product categories include:


              PRODUCT CATEGORY                                 SAMPLE PRODUCTS
              ----------------                                 ---------------
SMALL APPLIANCES
    Health Conscious..................    -   Thermal grills                       -    Rice cookers
                                          -   Juice extractors                     -    Vegetable steamers
                                          -   Juicers                              -    Ice cream makers
                                                                                   -    Yogurt and soy milk makers

    Thermal and Cooking...............    -   Toasters                             -    Electric and gas outdoor
                                          -   Bread makers                              grills
                                          -   Waffle makers                        -    Sandwich makers
                                          -   Griddles                             -    Irons
                                          -   Countertop ovens                     -    Deep fryers
                                          -   Buffet ranges/hotplates              -    Electric pressure cookers
                                                                                   -    Electric woks

    Coffee and Tea....................    -   Coffee makers                        -    Iced tea and iced coffee
                                          -   Espresso and cappuccino makers            makers
                                          -   Percolators                          -    Latte makers
                                                                                   -    Coffee grinders

    Food Preparation and Serving......    -   Electric knives                      -    Blenders
                                          -   Crepe makers                         -    Choppers
                                          -   Mixers                               -    Pizza makers
                                          -   Can openers                          -    Warming trays
SALTON AT HOME
    Tabletop Products.................    -   Crystal products                     -    Ceramic products
                                          -   Fine china and basic dinnerware      -    Flatware

    Time Products.....................    -   Electric and analog alarm clocks     -    LED digital clocks
                                          -   Electric and quartz wall clocks      -    Household timers

    Lighting Products.................    -   Table lamps                          -    Floor lamps
                                          -   Wall sconces

PERSONAL CARE AND WELLNESS PRODUCTS...    -   Hair dryers                          -    Ultrasonic toothbrushes
                                          -   Curling irons and brushes            -    Massagers
                                          -   Make-up mirrors                      -    Indoor calming pools
                                          -   Manicure systems                     -    Aroma therapy products
                                          -   Shower radios                        -    Magnetic therapy products


         We currently market and sell our products primarily in North America through an internal sales force and a network of independent commissioned sales representatives. We predominantly sell our products to mass merchandisers, department stores, specialty stores and mail order catalogs. Our customers include many premier domestic retailers, including Wal-Mart, Kmart, Target Corporation, Sears, Federated Department Stores, May Company Department Stores, QVC, J.C. Penney Company, Bed Bath & Beyond, Kohl's Department Stores, Saks Inc. and Linens `n Things. We also sell certain of our products directly to consumers through paid half-hour television programs referred to as "infomercials" and through our Internet website.

         We outsource most of our production to more than 45 independent manufacturers, located primarily in the Far East, and we believe that we are the largest purchaser of electric small appliances from unaffiliated parties in the Far East. We employ both internal and independent inspection agents to ensure that products meet our rigorous quality standards.

THE INDUSTRY

         Based on data compiled from the National Housewares Manufacturers Association, the small household appliance industry in which we compete was approximately a $14 billion retail business in the United States in 1999. Historically, this industry has been characterized as mature, fragmented and highly competitive. However, it has been consolidating recently in response to the merger activity and changes within the retail industry. We expect that retailers will continue to consolidate their vendor base by dealing primarily with a smaller number of suppliers that can offer a broad array of innovative, differentiated and quality products and comprehensive levels of customer service. We believe that with our broad array of innovative and quality product offerings, high level of customer service and strong brand name recognition, we are well positioned to benefit from this environment.

COMPETITIVE STRENGTHS

         We believe that the following competitive strengths contribute to our position as a leading domestic designer and marketer in the small household appliance industry and serve as a foundation for our business strategy:

         MARKET LEADERSHIP. We believe that we have the leading domestic market share in indoor grills, toasters, juice extractors, bread makers, griddles, waffle makers and buffet ranges/hotplates and a significant market share in other product categories. Product lines in which we have a market-leading position represented approximately 66% of our net sales in fiscal 2000. We believe that our leading market share in these product lines provides us with a competitive advantage in terms of demand from major retailers and enhanced brand awareness. Through internal and joint product development and acquisitions of businesses and product lines, we have enhanced our position as a leading supplier in the U.S. housewares industry.

         STRONG BRAND NAMES. We have built a portfolio of strong brand names which we use to gain retail shelf space and introduce new products. The Salton(R) brand name has been in continuous use since 1949, the Ingraham brand name since 1831 and the Toastmaster brand name since 1926. These names are widely recognized in the housewares industry. In addition, we have licensed the right to use the

White-Westinghouse(R) brand name for certain small household electrical appliances, such as toasters, coffee makers, espresso/cappuccino makers and bread makers, and distribute certain products under the Farberware(R) brand name. We believe that White-Westinghouse(R) and Farberware(R) are time-honored traditions throughout the world for certain home appliances and benefit from strong consumer recognition. We also market products under other owned and licensed brand names, such as George Foreman(TM), Melitta(R), Timex(R), Calvin Klein(R), Stiffel(R), Relaxor(R), Ultrasonex(TM) and Aircore(R), and under private-label brand names such as Kenmore(R) (Sears), Cook's Essentials(R) (QVC) and Magic Chef(R) (Wal-Mart).

         INNOVATION IN PRODUCT DESIGN AND PACKAGING. We have a reputation among retailers and consumers for innovative product design and packaging. We design our products in many contemporary styles and with a wide variety of functional and aesthetic features. We work closely with both retailers and suppliers to identify consumer needs and preferences and to develop new products to satisfy consumer demand. Our product innovations have included the first triple function (espresso, cappuccino and latte) coffee maker in the United States, George Foreman(TM) Grills, Toastmaster(R) ovens with removable liners and the Wet Tunes(R) shower radios. During fiscal 2000, we introduced 1,607 new stock keeping units, or SKUs. Several of our products, including the Breadman(R) Plus, the Breadman(R) Ultimate, the Salton(R) Pro Steam iron and the George Foreman(TM) Lean Mean Fat Reducing Grilling machine, have been selected by various consumer organizations and magazines as top rated or best buys.

         We also package our products to increase their appeal to consumers and to stand out among other brands on retailers' shelves. We believe that the distinctive packaging, designed to answer customers' questions concerning our products, has resulted in increased retail shelf space and greater sales.

         BROAD RANGE OF PRODUCTS. We currently sell over 5,500 SKUs across multiple housewares categories using our portfolio of more than 50 owned and licensed brand names. Our products meet the needs of a broad range of retailers and satisfy the different tastes, preferences and budgets of consumers. Our diverse product offerings enable us to help retailers differentiate themselves because we can offer them exclusive rights for designated periods of time to sell certain of our products. We believe that as the retail industry continues to consolidate, our ability to serve retailers with an extensive array of product lines under a portfolio of strong brand names will continue to become increasingly important for maintaining shelf space and for introducing new products into the retail market. For example, we have recently added to our product offerings the Ultrasonex(TM) line of electrically operated toothbrushes and related products and the Toastmaster(R) UltraVection(TM) countertop oven.

         ESTABLISHED RELATIONSHIPS WITH DIVERSE CUSTOMER BASE. We have been able to establish strong relationships with our retail customers based on our frequent product innovation, high level of customer service, breadth of product offerings, reputation for quality products and established brand names. In addition, we have been able to secure long-term supply agreements with customers such as Kmart and Zellers. We have also expanded our distribution of private-label products with certain major retailers under brand names such as Kenmore(R) (Sears), Cook's Essentials(R) (QVC) and Magic Chef(R) (Wal-Mart). The broad distribution of products through the mass merchant, department store and specialty retailer channels, together with sales made through infomercials and the Internet, provides us with access to a diversified group of customers and multiple channels of distribution.

         Our geographically diverse customer base covers a wide cross-section of retail and distribution channels. For the thirty-nine weeks ended March 31, 2001, no one customer accounted for more than 14.0% of our net sales, with our top five customers accounting for less than 47.0% of our net sales.

         FOCUSED OUTSOURCING STRATEGY. Our strong relationships with our suppliers provide us with a low-cost, comparable quality alternative to domestic manufacturing. We believe that we are the largest purchaser of small electric appliances from unaffiliated parties in the Far East. We source products from more than 45 different suppliers and believe that we are the largest customer of many of our suppliers. We work closely with our suppliers to develop new products and improvements to existing products to satisfy changing consumer preferences. Our outsourcing strategy provides us with low-cost manufacturing capabilities and allows us to bring new products to the market quickly and respond rapidly to changes in consumer tastes and preferences.

         EXPERIENCED MANAGEMENT TEAM WITH SIGNIFICANT EQUITY OWNERSHIP. Our management team has a wide range of experience in the development and marketing of housewares. This management team, consisting of Leonhard Dreimann, Chief Executive Officer, David C. Sabin, Chairman, William B. Rue, President and Chief Operating Officer, and John E. Thompson, Senior Vice President and Chief Financial Officer, has an average of more than 20 years of industry experience. Since our inception, management has successfully integrated over 10 acquisitions of companies and/or product lines. Our management team beneficially owned in the aggregate approximately 14% of our outstanding common stock as of March 31, 2001.

BUSINESS STRATEGY

         Our primary business objective is to increase net sales, profitability and cash flow by continuing to execute the following key elements of our business strategy:

         - Managing our existing and new brands through strong product development initiatives, including introducing new products, modifying existing products and extending existing product lines;

         - Increasing sales to new and existing customers by providing a broad array of products, fulfilling logistical requirements and delivering marketing support;

         - Continuing to penetrate additional distribution channels such as grocery stores and e-commerce outlets;

         - Entering into licensing agreements and strategic alliances to further differentiate our products and to accelerate growth;

         - Pursuing strategic acquisitions of businesses or brands that offer growth opportunities; and

         - Expanding our international sales by developing international distribution channels for certain of our products and by pursuing acquisitions of complementary businesses.

RECENT DEVELOPMENTS

         ACQUISITION. As part of our strategy to pursue growth opportunities internationally, on May 2, 2001, we launched an all-cash tender offer to acquire all of the outstanding common shares of Pifco Holdings PLC ("Pifco") in a transaction that values Pifco at approximately $75 million. Pifco, headquartered in the United Kingdom, produces and markets a broad range of branded personal care appliances, electrical hardware, cookware and battery operated products under the brand names of Pifco(R), Salton(R), Carmen(R), Russell Hobbs(R), Tower(R), Hi-Tech(R), Mountain Breeze(R) and Haden(R). For the year ended April 30, 2000, Pifco had annual sales of approximately $67 million and net income of approximately $5.9 million.

         On June 4, 2001, we announced that our acquisition of Pifco has been declared wholly unconditional, as we have obtained over 90% shareholder approval. We intend to fund the acquisition from borrowings under our senior credit facility. Pifco and its subsidiaries will become our foreign subsidiaries and therefore will not become guarantors of the notes.

         CONSENT OF SENIOR LENDERS. We have received consent from our senior credit facility lenders to:

         - permit the issuance of up to $250.0 million of additional subordinated debt by us, including the old notes;

         -  permit the potential acquisition; and

         - amend certain other covenants to take into account the potential acquisition.

         We were incorporated in Delaware in 1991. Our common stock is traded on the New York Stock Exchange under the symbol "SFP." Our principal executive offices are located at 550 Business Center Drive, Mount Prospect, Illinois 60056 and our telephone number is (847) 803-4600.

                               THE EXCHANGE OFFER

Securities Offered...............................     $150.0 million in aggregate principal amount of 12 1/4% senior subordinated notes due 2008. The terms of the new notes and the old notes are identical except for the transfer and
                                                      registration rights. The new notes and the old notes are
                                                      collectively referred to as the "notes."

Issuer...........................................     Salton, Inc.

Issue Date.......................................     April 23, 2001.

Maturity Date....................................     April 15, 2008.

Issuance of Old Notes............................     $150.0 million aggregate principal amount of 12 1/4% senior subordinated notes due 2008 were issued on April 23, 2001 to
                                                      Lehman Brothers Inc. and First Union Securities, Inc., which placed the old notes with qualified institutional buyers in reliance on Rule 144A and to buyers outside the United States in reliance on Regulation S under the Securities Act.

The Exchange Offer...............................     We are offering to exchange $1,000 principal amount of new notes for each $1,000 principal amount of old notes. Old notes may only be exchanged in $1,000 principal amount increments.
                                                      There is $150.0 million in aggregate principal amount of old notes outstanding.

Conditions to the Exchange Offer.................     The exchange offer is not conditioned upon any minimum
                                                      principal amount of old notes being tendered for exchange, except as provided in the paragraph above. However, the
                                                      exchange offer is subject to customary conditions, which we may waive. See "The Exchange Offer -- Conditions to the
                                                      Exchange Offer."


Procedures For Tendering.........................     If you wish to tender your old notes in the exchange offer, you must complete and sign the letter of transmittal for the notes according to the instructions contained in this
                                                      prospectus. You must then mail, fax or hand deliver the letter of transmittal, together with any other required documents, to the exchange agent, either with the old notes to be tendered or in compliance with the specified procedures for guaranteed delivery of old notes. You should allow sufficient time to ensure timely delivery. Some brokers, dealers, commercial
                                                      banks, trust companies and other nominees may also effect
                                                      tenders by book-entry transfer. If you own old notes
                                                      registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you are urged to contact that person promptly if you wish to tender old notes in the
                                                      exchange offer. Letters of transmittal and certificates
                                                      representing the old notes should not be sent to us. These documents should be sent only to the exchange agent. Questions regarding how to tender and requests for information should also be directed to the exchange agent. If you hold old notes through The Depository Trust Company and wish to accept the exchange offer, you must do so pursuant to the book-entry
                                                      transfer facility's procedures for book entry transfer (or other applicable procedures), contained in this prospectus and the letter of transmittal. See "The Exchange Offer -
                                                      Procedures for Tendering Old Notes."

Expiration Date; Withdrawal......................     The exchange offer will expire on the earlier of 5:00 p.m.,
                                                      New York City time on _______, 2001 or the date when all old notes have been tendered, or a later date and time to which it may be extended. We will accept for exchange any and all old notes that are validly tendered in the exchange offer prior to
                                                      5:00 p.m., New York City time, on the expiration date. The tender of old notes may be withdrawn at any time prior to the earlier of the expiration date or the date when all old notes have been tendered. Any old note not accepted for exchange for any reason will be returned without expense to the tendering holder as promptly as practicable after the expiration or
                                                      termination of the exchange offer. The new notes issued in the exchange offer will be delivered promptly following the
                                                      expiration date. See "The Exchange Offer -- Terms of the
                                                      Exchange Offer; Period for Tendering Old Notes" and "--
                                                      Withdrawals of Tenders."


Guaranteed Delivery Procedures...................     If you wish to tender your old notes and (1) your old notes are not immediately available or (2) you cannot deliver your old notes together with the letter of transmittal to the
                                                      exchange agent prior to the expiration date, you may tender your old notes according to the guaranteed delivery procedures contained in the letter of transmittal. See "The Exchange
                                                      Offer -- Procedures for Tendering Old Notes -- Guaranteed
                                                      Delivery Procedures."

Tax Considerations...............................     For U.S. federal income tax purposes, the exchange of old
                                                      notes for new notes should not be considered a sale or
                                                      exchange or otherwise a taxable event to the holders of notes.

Use of Proceeds..................................     We will receive no proceeds from the exchange offer.

Appraisal Rights.................................     Holders of old notes will not have dissenters' rights or
                                                      appraisal rights in connection with the exchange offer.

Exchange Agent...................................     Wells Fargo Bank Minnesota, N.A. is serving as exchange agent in connection with the exchange offer for the notes.

Resales of New Notes.............................     Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, we believe that you may offer for resale, resell or otherwise transfer new notes issued in the exchange offer in exchange for old notes without restrictions under the federal securities laws.
                                                      However, there are exceptions to this general statement.  You may not freely transfer the new notes if:

                                                      -   you are an affiliate of us;

                                                      -   you did not acquire the new notes in the ordinary course
                                                          of your business;

                                                      -   you participate or intend to participate in the exchange
                                                          offer for the purpose of distributing new notes; or

                                                      -   you are a broker-dealer who acquired the old notes
                                                          directly from us.

                                                      Any holder subject to any of the exceptions above will not be able to rely on the interpretations of the staff set forth in the above-mentioned interpretive letters; will not be
                                                      permitted or entitled to tender old notes in the exchange
                                                      offer; and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of old notes unless the sale is made pursuant to an exemption from those requirements.

                                                      In addition, each participating broker-dealer that receives new notes for its own account in the exchange offer in
                                                      exchange for old notes that were acquired as a result of
                                                      market-making activities or other trading activities, and not directly from us, must comply with the registration and
                                                      prospectus delivery requirements of the Securities Act in
                                                      connection with the resale of the new notes. See "Plan of
                                                      Distribution."

Consequences of Not Exchanging
The Old Notes....................................     If you do not tender your old notes or your old notes are not properly tendered, the existing transfer restrictions will continue to apply. The old notes are currently eligible for sale pursuant to Rule 144A through the PORTALSM Market.
                                                      Because we anticipate that most holders will elect to exchange old notes for new notes due to the absence of restrictions on the resale of new notes under the Securities Act, we
                                                      anticipate that the liquidity of the market for any old notes remaining after the consummation of the exchange offer will be substantially limited. See "Risk Factors -- There could be negative consequences to you if you do not exchange your old notes for new notes" and "The Exchange Offer -- Consequences of Failure to Exchange Old Notes."

No Prior Market..................................     The new notes will be new securities for which there is
                                                      currently no market. Although the initial purchasers of the old notes have informed us of their intentions to make a
                                                      market in the new notes, they are not obligated to do so and they may discontinue any market-making at any time without notice. Accordingly we cannot assure you as to the development or liquidity of any market for the new notes.


                      SUMMARY DESCRIPTION OF THE NEW NOTES

         The terms of the new notes and the old notes are identical in all respects, except that the terms of the new notes do not include the transfer restrictions and registration rights relating to the old notes.

Notes Offered....................................     $150.0 million aggregate principal amount of 12 1/4% senior subordinated notes due 2008.

Issuer...........................................     Salton, Inc.

Maturity Date....................................     April 15, 2008.

Interest Payment Dates...........................     April 15 and October 15, commencing October 15, 2001.

Mandatory Redemption.............................     We will not be required to make mandatory redemption or
                                                      sinking fund payments with respect to the notes.

Optional Redemption..............................     On or after April 15, 2005, we may redeem the notes, in whole or in part, at the redemption prices set forth in this
                                                      prospectus.  In addition, at any time before April 15, 2004, we may redeem on any one or more occasions up to 35% of the aggregate principal amount of the notes at 112.250% of the principal amount thereof, plus accrued interest, with the net cash proceeds of one or more public equity offerings if at least 65% of the aggregate principal amount of the notes
                                                      originally issued remain outstanding after each such
                                                      redemption.

Change of Control................................     Upon certain change of control events, each holder of the
                                                      notes may require us to repurchase all or any part of such holder's notes at a price in cash equal to 101% of the
                                                      aggregate principal amount thereof, plus accrued interest.

Ranking..........................................     The notes will be general unsecured obligations and will be subordinated to all our current and future senior debt,
                                                      including all borrowings under our amended and restated credit agreement. The notes will rank equally with all our other
                                                      existing and future senior subordinated indebtedness,
                                                      including our 10 3/4% senior subordinated notes due 2005. As of
                                                      March 31, 2001, after giving pro forma effect to the offering of the old notes and the use of proceeds, we would have had senior debt of approximately $85.3 million outstanding
                                                      (exclusive of unused commitments of up to $95.0 million under the amended and restated credit agreement) and senior
                                                      subordinated indebtedness of $273.3 million outstanding,
                                                      consisting of the notes and our 10 3/4% senior subordinated notes due 2005.

Guarantees.......................................     Our current and future domestic restricted subsidiaries will jointly and severally guarantee our payment obligations under the notes on a senior subordinated basis. The guarantees will rank junior to all senior debt of the guarantors (including guarantees under our amended and restated credit agreement)
                                                      and equally with all other senior subordinated indebtedness of the guarantors (including guarantees with respect to our 10 3/4%
                                                      senior subordinated notes due 2005). The notes will not be guaranteed by any of our current or future foreign
                                                      subsidiaries. Our non-guarantor subsidiaries accounted for
                                                      3.0% of our net sales and generated $6 million of EBITDA
                                                      during the thirty-nine weeks ended March 31, 2001 and
                                                      accounted for 4.9% of our net sales and generated
                                                      $24.1 million of EBITDA during the fiscal year ended July 1,
                                                      2000. Our non-guarantor subsidiaries accounted for 8.4% and
                                                      4.8%, respectively, of our total consolidated assets and our total consolidated liabilities as of March 31, 2001.


Certain Covenants................................     The indenture governing the notes will contain certain
                                                      covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

                                                      -  sell assets,

                                                      -  pay dividends or make certain other restricted payments,

                                                      -  incur additional indebtedness and issue preferred stock,

                                                      -  create certain liens,

                                                      -  permit restrictions on the ability of any restricted
                                                         subsidiary to pay dividends or make distributions,

                                                      -  enter into certain mergers and consolidations,

                                                      -  enter into certain transactions with affiliates, or

                                                      -  enter into sale and lease-back transactions.

                                                      In addition, under certain circumstances, we will be required to offer to purchase the notes with the net cash proceeds of certain sales and other dispositions of assets at a price
                                                      equal to 100% of the principal amount of the notes, plus
                                                      accrued interest. See "Description of the Notes--Certain
                                                      Covenants" and "--Repurchase at the Option of Holders--Asset
                                                      Sales."

         For additional information concerning the notes, see "Description of the Notes."

                                  RISK FACTORS

         You should carefully consider the following risk factors and all other information set forth in this prospectus before tendering your old notes in the exchange offer. The risk factors set forth in this prospectus, other than "Risk Factors -- There could be negative consequences to you if you do not exchange your old notes for new notes," are generally applicable to the old notes as well as the new notes.

RISKS RELATING TO THE NOTES

OUR SUBSTANTIAL INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH AND PREVENT US FROM FULFILLING OUR PAYMENT OBLIGATIONS.

         We have a significant amount of indebtedness relative to our equity size. As of March 31, 2001, after giving pro forma effect to the offering of the old notes and the use of proceeds, we would have had total consolidated indebtedness of $410.6 million, including $148.3 million of the notes and

$125.0 million of 10 3/4% senior subordinated notes due 2005, and total stockholders' equity of $233.3 million. We would also have had additional availability under our revolving credit facility of $95.0 million. We may incur additional indebtedness in the future, including through additional borrowings under our amended and restated credit agreement, subject to the satisfaction of certain financial tests.

         Our ability to service our debt obligations, including the notes, and to fund planned capital expenditures will depend upon our future operating performance, which will be affected by prevailing economic conditions in the markets we serve and financial, business and other factors, certain of which are beyond our control. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available under our amended and restated credit agreement in an amount sufficient to enable us to service our indebtedness, including the notes, or to fund our other liquidity needs. We may need to refinance all or a portion of the principal of the notes on or prior to maturity. We cannot assure you that we will be able to effect any refinancing on commercially reasonable terms or at all.

         Our high level of debt could have important consequences for you, such as:

         - we may have difficulty satisfying our obligations with respect to the notes;

         - our debt level makes us more vulnerable to general adverse economic and industry conditions;

         - our ability to obtain additional financing for acquisitions, or to fund future working capital, capital expenditures or other general corporate requirements may be limited;

         - we will need to use a substantial portion of our cash flow from operations for the payment of principal of, and interest on, our indebtedness, which will reduce the amount of money available to fund working capital, capital expenditures or other general corporate purposes;

         - our flexibility in planning for, or reacting to, changes in our business and the industry in which we compete may be limited; and

         - our debt level may place us at a competitive disadvantage to our less leveraged competitors.

         In addition, the indenture governing the notes, the indenture governing the outstanding 10 3/4% senior subordinated notes and our amended and restated credit agreement contain financial and other restrictive covenants that will limit our ability to, among other things, borrow additional funds. Our failure to comply with these covenants could result in an event of default which, if not cured or waived, could have a material adverse effect on our business, financial condition and results of operations. If we cannot generate sufficient cash to meet our obligations as they become due or refinance these obligations, we may have to sell assets or reduce capital expenditures. In addition, our degree of leverage could prevent us from repurchasing all of the notes tendered to us upon the occurrence of certain change of control events.

         The notes are, and any subsidiary guarantees will be, contractually junior in right of payment to our senior debt.

         The notes will be contractually junior in right of payment to all of our senior debt, including all obligations under our amended and restated credit agreement. Upon any distribution to creditors in a liquidation or dissolution or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding, the holders of our senior debt will be entitled to be paid in full in cash before we make any payment to you. In addition, the subordination provisions of the indenture governing the notes will provide that payments with respect to the notes can be blocked in the event of defaults on Designated Senior Debt (as defined). In the event of a bankruptcy, liquidation or reorganization, holders of the notes will participate equally in the remaining assets with all holders of subordinated indebtedness that is deemed to be of the same class as the notes, including the outstanding 10 3/4% senior subordinated notes, and potentially with all other general creditors, based upon the amounts owed to each holder or creditor. In any of the foregoing events, we cannot assure you that there would be sufficient assets to pay amounts due on the notes. As a result, you may receive less, ratably, than holders of our senior debt. As of March 31, 2001, after giving pro forma effect to the offering of the old notes, we would have had senior debt of $85.3 million outstanding (exclusive of unused commitments of up to $95.0 million under our amended and restated credit agreement, all of which would constitute senior debt). As of March 31, 2001, after giving pro forma effect to the offering of the old notes, our subsidiary guarantors would have had senior debt of $85.3 million outstanding. We may also incur additional indebtedness, which may be senior debt.

THE NOTES WILL NOT BE GUARANTEED BY ALL OF OUR SUBSIDIARIES.

         The notes will not be guaranteed by any of our current or future foreign subsidiaries. Our non-guarantor subsidiaries accounted for 3.0% of our net sales and generated $6.0 million of EBITDA during the thirty-nine weeks ended March 31, 2001 and accounted for 4.9% of our net sales and generated $24.1 million of EBITDA during the fiscal year ended July 1, 2000. Our non-guarantor subsidiaries accounted for 8.4% and 4.8%, respectively, of our total consolidated assets and total consolidated liabilities as of March 31, 2001. The guarantees will be subordinated to the guarantees of senior debt issued by the guarantors under our amended and restated credit agreement and will rank equally with the guarantees issued by the guarantors with respect to our 10 3/4% senior subordinated notes.

OUR ASSETS ARE PLEDGED TO SECURE PAYMENT OF OUR AMENDED AND RESTATED CREDIT AGREEMENT.

         In addition to being junior to all existing and future senior debt, our obligations under the notes and the 10 3/4% senior subordinated notes are unsecured while our obligations under the amended and restated credit agreement are secured. We have granted the lenders under the amended and restated credit agreement security interests in substantially all of our current and future assets and the current and future assets of our domestic subsidiaries, including a pledge of the capital stock of our subsidiaries (which pledge, in the case of the capital stock of foreign subsidiaries, will be limited to 65% of their capital stock). If we default under the amended and restated credit agreement, the lenders will have a superior claim on our assets. During the period that any default is continuing, the lenders under the amended and restated credit agreement may be able to prevent payments under the notes and the 10 3/4% senior subordinated notes, either by way of their ability to "block" payments for a designated period of time under the express terms of the indentures or by limiting our use of cash. If we were unable to repay this indebtedness, the lenders could foreclose on the pledged stock of our subsidiaries to your exclusion, even if an event of default exists under the indenture at such time.

         We have also granted to George Foreman a security interest in all of our existing and future trademarks that include the name George Foreman and related intellectual property as security for our obligations under the note we issued in connection with our acquisition of the George Foreman name for use in the marketing and sale of food preparation and non-alcoholic drink preparation and serving appliances.

         As of March 31, 2001, on a pro forma basis after giving effect to the offering of the old notes, we would have had senior secured debt of $85.3 million outstanding (exclusive of unused commitments of up to $95.0 million under our amended and restated credit agreement, all of which would constitute secured debt).

OUR DEBT INSTRUMENTS CONTAIN RESTRICTIVE COVENANTS THAT COULD ADVERSELY AFFECT OUR BUSINESS BY LIMITING OUR FLEXIBILITY.

         Our amended and restated credit agreement and the indenture governing the notes and the outstanding 10 3/4% senior subordinated notes impose, restrictions that affect, among other things, our ability to incur debt, pay dividends, sell assets, create liens, make capital expenditures and investments, merge or consolidate, enter into transactions with affiliates, and otherwise enter into certain transactions outside the ordinary course of business. Our amended and restated credit agreement also requires us to maintain specified financial ratios, including a minimum fixed charge coverage ratio and a maximum leverage ratio, and meet certain financial tests. Our ability to continue to comply with these covenants and restrictions may be affected by events beyond our control. A breach of any of these covenants or restrictions would result in an event of default under our amended and restated credit agreement and the indentures. Upon the occurrence of a breach, the lenders under our amended and restated credit agreement could elect to declare all amounts borrowed thereunder, together with accrued interest, to be due and payable, foreclose on the assets securing our amended and restated credit agreement and/or cease to provide additional revolving loans or letters of credit, which could have a material adverse effect on us. If any event of default exists on Designated Senior Debt, subordination provisions in the indenture may restrict payments to you until holders of senior debt are paid in full or the default is cured or waived or has ceased to exist. A failure to comply with the restrictions in the indentures could result in an event of default under the indentures.

WE MAY NOT BE ABLE TO PURCHASE YOUR NOTES UPON A CHANGE OF CONTROL.

         Upon certain change of control events, we will be required to make an offer in cash to repurchase all or any part of each holder's notes at a repurchase price equal to 101% of their principal amount, plus accrued interest. The provisions of the indentures governing the notes and the 10 3/4% senior subordinated notes may not afford holders protection in the event we engage in a highly leveraged transaction, reorganization, restructuring, merger or similar transaction, if the transaction does not result in a change of control. The source of funds for any repurchase would be our available cash or cash generated from operations or other sources, including borrowings, sales of equity or funds provided by a new controlling person. We cannot assure you that sufficient funds will be available at the time of any change of control event to make any required repurchases of the notes and 10 3/4% senior subordinated notes tendered. In addition, we are prohibited under our amended and restated credit agreement from repurchasing the notes or the 10 3/4% senior subordinated notes. Our failure to offer to repurchase the notes or the 10 3/4% senior subordinated notes, or to repurchase notes tendered, following a change of control will result in a default under the indentures governing the notes and the 10 3/4% senior subordinated notes, which could lead to a cross-default under our amended and restated credit agreement and under the terms of other indebtedness. In addition, prior to repurchasing the notes and the 10 3/4% senior subordinated notes upon a change of control event, we must either repay outstanding indebtedness under our amended and restated credit agreement or obtain the consent of the lenders. If we do not obtain the consent or repay outstanding indebtedness under our amended and restated credit agreement, we would remain effectively prohibited from offering to purchase the notes and the 10 3/4% senior subordinated notes. See "Description of Preferred Stock and Certain Indebtedness--Amended and Restated Credit Agreement," "Description of the Notes--Subordination" and "--Repurchase at the Option of Holders--Change of Control."

NO MARKET FOR THE NEW NOTES EXISTED PRIOR TO THIS EXCHANGE OFFER.

         The new notes are a new issue of securities for which there is currently no established trading market. The notes are eligible for trading in the PORTALSM Market. We do not intend to list the notes on any national securities exchange. Although the initial purchasers have advised us that they currently intend to make a market in the new notes following the completion of this exchange offer, they have no obligation to do so and may discontinue such activity at any time without notice. If a market were to exist, the notes could trade at prices that may be lower than the initial offering price thereof depending on many factors, including prevailing interest rates and the markets for similar securities, general economic conditions and our financial condition, performance and prospects.

THERE COULD BE NEGATIVE CONSEQUENCES TO YOU IF YOU DO NOT EXCHANGE YOUR OLD NOTES FOR NEW NOTES.

         Any old notes tendered and exchanged in the exchange offer will reduce the aggregate principal amount of notes outstanding. Because we anticipate that most holders will elect to exchange their old notes for new notes due to the absence of most restrictions on the resale of new notes, we anticipate that the liquidity of the market for any old notes remaining outstanding after the exchange offer may be substantially limited. Following the consummation of the exchange offer, holders who did not tender their old notes generally will not have any further registration rights under the registration rights agreement, and these old notes will continue to be subject to restrictions on transfer. The old notes are currently eligible for sale under Rule 144A through the PORTALSM Market.

         As a result of making the exchange offer, we will have fulfilled our obligations under the registration rights agreement relating to the old notes. Holders who do not tender their old notes generally will not have any further registration rights or rights to receive the liquidated damages specified in the registration rights agreement for our failure to register the new notes.

         Any old notes that are not exchanged for new notes will remain restricted securities. Accordingly, the old notes may be resold only:

         -  to us or one of our subsidiaries;

         -  to a qualified institutional buyer;

         -  to an institutional accredited investor;

         - to a party outside the United States under Regulation S under the Securities Act;

         - under an exemption from registration provided by Rule 144 under the Securities Act; or

         -  under an effective registration statement.


UNITED STATES BANKRUPTCY OR FRAUDULENT CONVEYANCE LAW MAY INTERFERE WITH THE PAYMENT OF THE NOTES AND THE SUBSIDIARY GUARANTEES.

         Under United States federal bankruptcy law and comparable provisions of state fraudulent transfer laws, the notes and any subsidiary guarantees issued by the subsidiary guarantors could be voided or subordinated to all of our other debt if, among other things, we or any subsidiary guarantor:

         - incurred the debt or guarantee with the intent of hindering, delaying or defrauding current or future creditors; or

         - received less than reasonably equivalent value or fair consideration for incurring the debt or guarantee; and

         -- were insolvent or were rendered insolvent by reason of the incurrence;

         -- were engaged, or about to engage, in a business or transaction for which the assets remaining with us or it constituted unreasonably small capital to carry on our business;

         -- intended to incur, or believed that we or it would incur, debts beyond our ability to pay as these debts matured; or

         -- were a defendant in an action for money damages, or had a judgment for money damages docketed against us or it if, in either case, after final judgment the judgment was unsatisfied.

         In the analysis set forth above, the subsidiary guarantees could be subject to the claim that the subsidiary guarantees were incurred for less than reasonably equivalent value or fair consideration since the subsidiary guarantees were incurred for our benefit, and only indirectly for the benefit of the subsidiary guarantors.

         The measure of insolvency for these purposes will vary depending upon the law of the jurisdiction that is being applied in any proceeding. Generally, however, a debtor would be considered insolvent if, at the time the debtor incurred the indebtedness, either:

         - the sum of the debtor's debts, including contingent liabilities, is greater than the debtor's assets at fair valuation; or

         - the present fair saleable value of the debtor's assets is less than the amount required to pay the probable liability on the debtor's total existing debts and liabilities, including contingent liabilities, as they become absolute and matured.

         On the basis of our analysis, internal cash flow projections, estimated values of our assets and liabilities and other factors, we believe that at the time we initially incur indebtedness represented by the notes and the subsidiary guarantees, we:

         - will not be insolvent nor be rendered insolvent as a result of the issuance of the notes and the subsidiary guarantees;

         - will be in possession of sufficient capital to run our business effectively; and

         - will be incurring debts within our ability to pay as they mature or become due.

         We cannot assure you, however, as to what standard a court would apply in making these determinations or that a court passing on these questions would reach the same conclusions.

RISKS RELATING TO OUR BUSINESS

IF WE WERE TO LOSE ONE OR MORE OF OUR MAJOR CUSTOMERS, OUR FINANCIAL RESULTS WOULD SUFFER.

         Our success depends on our sales to our significant customers. Our total net sales to our five largest customers during fiscal 2000 were approximately 46% of net sales, with Wal-Mart representing approximately 13% of our net sales and Kmart representing approximately 12% of our net sales. Our total net sales to our five largest customers during fiscal 1999 were approximately 50% of net sales, with Kmart representing approximately 16% of our net sales and Target Corporation representing approximately 10% of our net sales. Except for our supply agreements with Kmart and Zellers, we do not have long-term agreements with our major customers, and purchases are generally made through the use of individual purchase orders. A significant reduction in purchases by any of these major customers or a general economic downturn in retail sales could have a material adverse effect on our business, financial condition and results of operations.

THE TERMINATION OF OUR SUPPLY AGREEMENT WITH KMART WOULD ADVERSELY AFFECT OUR NET SALES.

         In January 1997, we entered into a seven-year supply agreement with Kmart. Under this agreement, Kmart is the exclusive discount department store in the United States to market and sell a broad range of small appliances under the White-Westinghouse(R) brand name.

         The initial term of our agreement with Kmart expires on June 30, 2004. However, Kmart may terminate the agreement without cause after June 30, 2002. Kmart may also terminate our agreement on the basis of any claim which Kmart reasonably believes impairs or would impair Kmart's ability to receive the benefits of its supply agreement with Applica, Inc. (formerly known as Windmere-Durable Holdings, Inc.) or us. See Business--"Marketing and Distribution."

         Sales to Kmart approximated 12%, 12%, 16% and 19% of our total net sales for the thirty-nine weeks ended March 31, 2001 and for fiscal years 2000, 1999 and 1998, respectively. The termination or any significant modification of our supply agreement with Kmart could have a material adverse effect on our business, financial condition and results of operations.

A SIGNIFICANT DECLINE IN SALES OF OUR GEORGE FOREMAN(TM), JUICEMAN(R) OR BREADMAN(R) PRODUCT LINES WOULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

         Our George Foreman(TM), Juiceman(R) and Breadman(R) product lines, which include approximately 226 SKUs In the aggregate, have been important to our growth to date. Our total net sales of these product lines were approximately 56% of our total net sales for each of fiscal 2000 and fiscal 1999. As a result, a significant decline in the sales of any of these product lines would adversely affect our business.

IF WE DO NOT DEVELOP AND INTRODUCE NEW PRODUCTS, OUR ABILITY TO GROW OUR BUSINESS WILL BE LIMITED.

         We believe that our future success will depend in part upon our ability to continue to introduce innovative designs in our existing products and to develop, manufacture and market new products. We may not successfully introduce, market and manufacture any new products or product innovations or develop and introduce in a timely manner innovations to our existing products which satisfy customer needs or achieve market acceptance. Our failure to develop products and introduce them successfully and in a timely manner would harm our ability to grow our business.

WE DEPEND HEAVILY ON OUR FOREIGN SUPPLIERS, WHICH SUBJECTS US TO THE RISKS OF DOING BUSINESS ABROAD.

         We depend upon unaffiliated foreign companies for the manufacture of most of our products. One supplier located in China, which acts as our purchasing agent from several other suppliers, accounted for 38.0% and 57.3% of our product purchases during fiscal 2000 and 1999, respectively. The loss of certain of our suppliers could, in the short term, adversely affect our business until alternative supply arrangements were secured.

         Our arrangements with our manufacturers are subject to the risks of doing business abroad, including:

         -  import duties;

         -  trade restrictions;

         -  production delays due to unavailability of parts or components;

         -  increase in transportation costs and transportation delays;

         -  work stoppages;

         -  foreign currency fluctuations; and

         -  political and economic instability.

         The small household appliance industry is highly competitive and we may not be able to compete effectively.

         We believe that competition is based upon several factors, including:

         -  price;

         -  access to retail shelf space;

         -  product features and enhancements;

         -  brand names;

         -  new product introductions; and

         -  marketing support and distribution approaches.

         The current general slowdown in the retail sector has resulted in, and we expect it to continue to result in, additional pricing pressures on us.

         We compete with established companies, some of which have substantially greater facilities, personnel, financial and other resources than we have. Significant new competitors or increased competition from existing competitors may adversely affect our business, financial condition and results of operations.

IF THE RETAIL INDUSTRY EXPERIENCES AN ECONOMIC SLOWDOWN, OUR FINANCIAL RESULTS WILL BE ADVERSELY AFFECTED.

         We sell our products to consumers through major retail channels, primarily mass merchandisers, department stores, specialty stores and mail order catalogs. As a result, our business and financial results can fluctuate with the financial condition of our retail customers and the retail industry. As we have previously announced, the current general slowdown in the retail sector has been adversely impacting our net sales of products. If such conditions continue or worsen, it could have a material adverse effect on our business, financial condition and results of operations.

         Certain of our retail customers have filed for bankruptcy protection in recent years. We continually monitor and evaluate the credit status of our customers and attempt to adjust sales terms as appropriate. Despite these efforts, a bankruptcy filing by, or other adverse change in the financial condition of, a significant customer could adversely affect our financial results.

ACQUISITIONS MAY BE DIFFICULT TO INTEGRATE AND MAY DISRUPT OUR BUSINESS.

         We continue to seek opportunities to acquire businesses and product lines that fit within our acquisition strategy, including the expansion of our international sales through the acquisition of complementary businesses. We may not successfully identify acceptable acquisition candidates or integrate any acquired operations. For instance, we cannot assure you that the anticipated benefits of our recent acquisitions of Sonex International Corporation, certain assets and intellectual property of The Stiffel Company and the Relaxor(R) brand and certain inventory will be realized. We recently launched an all-cash tender offer to acquire all of the outstanding common shares of Pifco Holdings PLC, a manufacturer and distributor of products complementary to our own headquartered in the United Kingdom. See "Summary--Recent Developments--Potential Acquisition." We cannot assure you that we will consummate this acquisition or, if we do, that we will be able to successfully integrate the acquired company. Opportunities for growth through acquisitions, future operating results and the success of acquisitions may be subject to the effects of, and changes in, U.S. and foreign trade and monetary policies, laws and regulations, political and economic developments, inflation rate and tax laws.

         Our acquisitions of additional businesses and product lines may require additional capital and the consent of our lenders and may have a significant impact on our business, financial condition and results of operations. We may finance acquisitions with internally generated funds, bank borrowings, public offerings or private placements of debt or equity securities, or through a combination of these sources. This may have the effect of increasing our debt and reducing our cash available for other purposes.

         Acquisitions may also require substantial attention from, and place substantial additional demands upon, our senior management. This may divert senior management's attention away from our existing businesses, making it more difficult to manage effectively. In addition, unanticipated events or liabilities relating to these acquisitions or the failure to retain key personnel could have a material adverse effect on our business, results of operations and financial condition.

EXPANDING OUR INTERNATIONAL SALES WILL SUBJECT US TO ADDITIONAL BUSINESS RISKS AND MAY CAUSE OUR PROFITABILITY TO DECLINE DUE TO INCREASED COSTS.

         We intend to pursue growth opportunities internationally. Our international sales accounted for less than 5% of our total net sales for fiscal 2000. Our pursuit of international growth opportunities may require significant investments for an extended period before returns on these investments, if any, are realized. International operations are subject to a number of other risks and potential costs, including:

         - the risk that because our brand names may not be locally recognized, we must spend significant amounts of time and money to build a brand identity without certainty that we will be successful;

         -  unexpected changes in regulatory requirements;

         -  inadequate protection of intellectual property in foreign countries;

         -  foreign currency fluctuations;

         -  transportation costs;

         -  adverse tax consequences; and

         -  political and economic instability.

         We cannot assure you that we will not incur significant costs in addressing these potential risks.

IF WE HAVE TO EXPEND SIGNIFICANT AMOUNTS TO REMEDIATE ENVIRONMENTAL LIABILITIES, OUR FINANCIAL RESULTS WILL SUFFER.

         Prior to January 2001, we manufactured certain of our products at our owned plants in Laurinburg, North Carolina and Macon, Missouri. Our previous manufacturing of products at these sites, which have been converted to warehouse and distribution facilities, exposes us to potential liabilities for environmental damage that these facilities may have caused or may cause nearby land owners. During the ordinary course of our operations, we have received, and we expect that we may in the future receive, citations or notices from governmental authorities asserting that our facilities are not in compliance with, or require investigation or remediation under, applicable environmental statutes and regulations. Any citations or notices could have a material adverse effect on our business, results of operations and financial condition.

THE SEASONAL NATURE OF OUR BUSINESS COULD ADVERSELY IMPACT OUR OPERATIONS.

         Our business is highly seasonal, with operating results varying from quarter to quarter. We have historically experienced higher sales during the months of August through November primarily due to increased demand by customers for our products attributable to holiday sales. This seasonality has also resulted in additional interest expense for us during this period due to an increased need to borrow funds to maintain sufficient working capital to finance product purchases and customer receivables for the seasonal period. Lower sales than expected by us during this period, a lack of availability of product, a general economic downturn in retail sales or the inability to service additional interest expense due to increased borrowings could have a material adverse effect on our business, financial condition and results of operations.

PRODUCT RECALLS OR LAWSUITS RELATING TO DEFECTIVE PRODUCTS COULD ADVERSELY IMPACT OUR FINANCIAL RESULTS.

         We face exposure to product recalls and product liability claims in the event that our products are alleged to have manufacturing or safety defects or to have resulted in injury or other adverse effects. We cannot assure you that we will be able to maintain our product liability insurance on acceptable terms, if at all, or that product liability claims will not exceed the amount of our insurance coverage. As a result, we cannot assure you that product recalls and product liability claims will not adversely affect our business.

THE INFRINGEMENT OR LOSS OF OUR PROPRIETARY RIGHTS COULD HAVE AN ADVERSE EFFECT ON OUR BUSINESS.

         We regard our copyrights, trademarks, service marks and similar intellectual property as important to our success. We rely on copyright and trademark laws in the United States and other jurisdictions to protect our proprietary rights. We seek to register our trademarks in the United States and elsewhere. These registrations could be challenged by others or invalidated through administrative process or litigation. If any of these rights were infringed or invalidated, our business could be materially adversely affected.

         We license various trademarks and tradenames from third parties for use on our products. These licenses generally place marketing obligations on us and require us to pay fees and royalties based on net sales or profits. Typically, each license may be terminated if we fail to satisfy minimum sales obligations or if we breach the license. The termination of these licensing arrangements could adversely affect our business, financial condition and results of operations.

WE MAY BE SUBJECT TO LITIGATION AND INFRINGEMENT CLAIMS, WHICH COULD CAUSE US TO INCUR SIGNIFICANT EXPENSES OR PREVENT US FROM SELLING OUR PRODUCTS.

         We cannot assure you that others will not claim that our proprietary or licensed products are infringing their intellectual property rights or that we do not in fact infringe those intellectual property rights. If someone claimed that our proprietary or licensed products infringed their intellectual property rights, any resulting litigation could be costly and time consuming and would divert the attention of management and key personnel from other business issues. We also may be subject to significant damages or an injunction against use of our proprietary or licensed products. A successful claim of patent or other intellectual property infringement against us could harm our financial condition.

COMPLIANCE WITH GOVERNMENTAL REGULATIONS COULD SIGNIFICANTLY INCREASE OUR OPERATING COSTS OR PREVENT US FROM SELLING OUR PRODUCTS.

         Most federal, state and local authorities require certification by Underwriters Laboratory, Inc., an independent, not-for-profit corporation engaged in the testing of products for compliance with certain public safety standards, or other safety regulation certification prior to marketing electrical appliances. Foreign jurisdictions also have regulatory authorities overseeing the safety of consumer products. Our products, or additional electrical appliances which may be developed by us, may not meet the specifications required by these authorities. A determination that we are not in compliance with these rules and regulations could result in the imposition of fines or an award of damages to private litigants.

         In July 2000, we received a letter from the Food and Drug Administration warning us that our marketing and sale of the Rejuvenique(R) facial mask violates certain FDA rules and regulations. We have exchanged correspondence with the FDA with respect to this matter. A determination by the FDA that we violated its rules could result in, among other things, a seizing of our Rejuvenique(R) inventory, a court injunction against further marketing of the product and/or civil money penalties. Many of our retail customers have decided to stop selling the Rejuvenique(R) facial mask pending the resolution of this matter.

IF WE DO NOT ATTRACT AND RETAIN SKILLED PERSONNEL, OUR ABILITY TO GROW AND DEVELOP OUR BUSINESS WILL SUFFER.

         Our continued success will depend significantly on the efforts and abilities of David C. Sabin, Chairman; Leonhard Dreimann, Chief Executive Officer; and William B. Rue, President and Chief Operating Officer. The loss of the services of one or more of these individuals could have a material adverse effect on our business. In addition, as our business develops and expands, we believe that our future success will depend greatly on our ability to attract and retain highly qualified and skilled personnel. We do not have, and do not intend to obtain, key-man life insurance on our executive officers.

THE INTERESTS OF OUR SIGNIFICANT STOCKHOLDER MAY CONFLICT WITH YOUR INTERESTS.

As of March 31, 2001, Centre Partners Management LLC and entities directly or indirectly controlled by Centre Partners beneficially owned in the aggregate approximately 26% of our common stock. Centre Partners is able to exercise significant influence with respect to the election of directors or major corporate transactions such as a merger or sale of all or substantially all of our assets. Centre Partners generally has the right to designate two directors as long as it and its affiliates own at least 12.5% of the total voting power of our outstanding common stock and one director as long as it and its affiliates own at least 7.5% of the total voting power of our outstanding common stock. The interests of Centre Partners may conflict with your interests in certain circumstances.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus and the documents that are incorporated by reference into this prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including without limitation the statements under "Summary" and "Risk Factors." The words "believes," "anticipates," "plans," "expects," "intends," "estimates" and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following:

     -    Our degree of leverage;

     -    Economic conditions and the retail environment;

     - The timely development, introduction and customer acceptance of our products;

     -    Competitive products and pricing;

     - Dependence on foreign suppliers and supply and manufacturing constraints;

     - Our relationship and contractual arrangements with key customers, suppliers and licensors;

     -    Cancellation or reduction of orders;

     -    Availability and success of future acquisitions;

     -    The risks relating to legal proceedings;

     -    The risks relating to intellectual property matters;

     -    The risks relating to regulatory matters; and

     -    Other risks detailed from time to time in our Commission filings.

     All forward-looking statements included in this prospectus and the documents that are incorporated by reference into this prospectus are based on information available to us on the date of this offering memorandum. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained throughout this prospectus.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the issuance of the new notes offered in the exchange offer. In consideration for issuing the new notes, we will receive in exchange old notes in like principal amount the terms of which are identical in all respects to the new notes except for the transfer restrictions and registration rights. The old notes surrendered in exchange for new notes will be retired and cancelled and cannot be reissued. Accordingly, issuance of the new notes will not result in any increase in our indebtedness.

     The net proceeds from the sale of the old notes was approximately $144.2 million, after deducting offering expenses payable by us. We used approximately $58.0 million of the net proceeds of the offering to repay outstanding indebtedness under our revolving credit facility. We have used amounts outstanding under our revolving credit facility for general working capital purposes. Our revolving credit facility matures in 2004. The weighted average interest rate on the revolving credit facility for the thirty-nine weeks ended March 31, 2001 was 8.9%.

     We expect to use the balance of the net proceeds from the sale of the old notes for working capital and general corporate purposes, including possible acquisitions. See "Summary -- Recent Developments -- Potential Acquisition."

                                 CAPITALIZATION

     The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2001 on an actual basis and as adjusted to give effect to the offering of the old notes and the application of the net proceeds. You should read this table in conjunction with "Selected Historical Financial and Other Data" and the financial statements, and the related notes thereto included in this prospectus.


                                                          AS OF MARCH 31, 2001
                                                          --------------------
                                                        ACTUAL       AS ADJUSTED
                                                        ------       -----------
                                                        (Dollars in thousands)

Cash and cash equivalents ......................      $  12,496       $  98,085
                                                      =========       =========
Total debt (including current maturities):
   Amended and restated credit agreement:(1)
      Revolving credit facility(2) .............      $  73,000       $  15,000
      Term loan ................................         70,312          70,312
10 3/4% senior subordinated notes due 2005 .....        125,000         125,000
12 1/4% senior subordinated notes due 2008 .....             --         148,284
4% junior subordinated note ....................          9,651           9,651
George Foreman subordinated note ...............         42,351          42,351
Other ..........................................             47              47
                                                      ---------       ---------
         Total debt ............................        320,361         410,645
                                                      ---------       ---------
Stockholders' equity:
   Convertible preferred stock(3) ..............
   Common stock ................................            144             144
   Treasury stock ..............................        (46,495)        (46,495)
   Paid-in capital .............................         81,248          81,248
   Accumulated other comprehensive (loss) ......           (448)           (448)
   Retained earnings ...........................        198,869         198,869
                                                      ---------       ---------
      Total stockholders' equity ...............        233,318         233,318
                                                      ---------       ---------
         Total capitalization ..................      $ 553,679       $ 643,963
                                                      =========       =========

(1) Represents commitments of up to $235.0 million under our amended and restated credit agreement, consisting of a $75.0 million term loan, balance as of March 31, 2001 of $70.3 million, and a $160.0 million revolving credit facility.

(2) As of May 15, 2001, $20.0 million was outstanding under our revolving credit facility.

(3)  Balance is less than $500.

                  SELECTED HISTORICAL FINANCIAL AND OTHER DATA

     The following selected historical financial and other data as of and for the fiscal years ended June 29, 1996, June 28, 1997, June 27, 1998, June 26, 1999 and July 1, 2000 have been derived from, and should be read in conjunction with, our audited consolidated financial statements, including the notes thereto, incorporated by reference into the prospectus. The financial data for the thirty-nine weeks ended March 25, 2000 and March 31, 2001 have been derived from financial statements which are unaudited, but, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of financial position and results of operations of such periods. Operating results for the thirty-nine weeks ended March 25, 2000 and March 31, 2001 are not necessarily indicative of results that may be expected for a full year. All of the following information is qualified in its entirety by, and should be read in conjunction with our audited consolidated financial statements, including the notes thereto, included in this prospectus.

                                                                  FISCAL YEARS ENDED                       THIRTY-NINE  WEEKS ENDED
                                            -------------------------------------------------------------  ------------------------
                                             JUNE 29,     JUNE 28,      JUNE 27,     JUNE 26,     JULY 1,   MARCH 25,    MARCH 31,
                                               1996         1997          1998         1999        2000       2000         2001
                                               ----         ----          ----         ----        ----       ----         ----
                                                                          (DOLLARS IN THOUSANDS)
STATEMENT OF EARNINGS:
Net sales ................................. $  99,202    $ 182,806     $ 305,599    $ 506,116   $ 837,302   $ 661,207    $ 623,001
Cost of goods sold ........................    66,923      121,590       179,376      285,526     467,250     372,215      352,362
Distribution expenses .....................     5,856        7,809        12,327       21,621      37,639      26,330       36,315
                                            ---------    ---------     ---------    ---------   ---------   ---------    ---------
    Gross profit ..........................    26,423       53,407       113,896      198,969     332,413     262,662      234,324
Selling, general, and administrative
  expenses ................................    21,343       42,944        84,216      129,588     156,749     117,284      114,166
                                            ---------    ---------     ---------    ---------   ---------   ---------    ---------
    Operating income ......................     5,080       10,463        29,680       69,381     175,664     145,378      120,158
Interest expense, net .....................    (3,934)      (4,063)       (5,333)     (15,518)    (28,761)    (22,365)     (28,054)
Cost associated with refinancing ..........        --           --        (1,133)          --          --          --           --
Realized gain on sale of marketable
  securities ..............................        --           --         8,972           --          --          --           --
                                            ---------    ---------     ---------    ---------   ---------   ---------    ---------
    Income before income taxes ............     1,146        6,400        32,186       53,863     146,903     123,013       92,104
Income tax expense (benefit) ..............    (3,450)       2,001        12,205       19,320      55,087      46,509       34,539
                                            ---------    ---------     ---------    ---------   ---------   ---------    ---------
    Net income ............................ $   4,596    $   4,399     $  19,981    $  34,543   $  91,816   $  76,504    $  57,565
                                            =========    =========     =========    =========   =========   =========    =========

OTHER DATA:
Cash flows provided by (used in):
  Operating activities .................... $  (3,571)   $  (8,966)    $ (25,102)   $  15,192   $   5,645   $  43,879    $  43,366
  Investing activities ....................    (4,280)      (6,348)       14,507     (113,516)    (47,078)    (37,084)     (30,473)
  Financing activities ....................     7,849       17,922         8,643      108,901      37,795     (16,320)      (8,007)
EBITDA(1) ................................. $   7,276    $  13,599     $  33,981    $  76,682   $ 194,739   $ 159,038    $ 139,064
EBITDA margin(2) ..........................       7.3%         7.4%         11.1%        15.2%       23.3%       24.1%        22.3%
Depreciation and amortization ............. $   2,196    $   3,136     $   4,301    $   7,301   $  19,075   $  13,660    $  18,906
Capital expenditures ......................     4,280        4,608         4,565        5,390      13,976       5,480        7,606
Total debt to EBITDA ......................       3.9x         3.2x          1.5x         2.8x        1.7x         --           --
EBITDA to interest expense, net ...........       1.9x         3.4x          6.4x         4.9x        6.8x        7.1x         5.0x
Ratio of earnings to fixed charges(3) .....       1.3x         2.2x          5.1x         4.2x        5.5x        6.1x         3.9x

BALANCE SHEET DATA (AT PERIOD END):
Working capital ........................... $  12,244    $  17,996     $  44,768    $ 165,936   $ 197,671   $ 225,336    $ 245,520
Total assets ..............................    59,481      102,343       141,397      328,316     564,276     495,997      613,962
Total debt ................................    28,266       43,410        50,475      214,558     327,220     272,456      320,361

(1) EBITDA represents operating income plus depreciation and amortization. EBITDA is presented because it is a widely accepted measure of a company's ability to pay interest, repay debt and make capital expenditures. EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operations or other income or cash flow data prepared in accordance with generally accepted accounting principles, or as a measure of a company's profitability or liquidity. Additionally, our calculation of EBITDA may differ from that performed by other companies, and thus the amounts disclosed for EBITDA may not be directly comparable to similarly titled measures disclosed by other companies.

(2)  EBITDA margin represents EBITDA as a percentage of net sales.

(3) For purposes of this computation, earnings consist of income before taxes plus fixed charges. Fixed charges consist of net interest on indebtedness plus one-third of lease rental expense representative of the interest factor. After giving pro forma effect to the offering of the old notes and the application of the net proceeds, the ratio of earnings to fixed charges would have been 3.2x for the thirty-nine weeks ended March 31, 2001.

                                    BUSINESS
GENERAL

     We are a leading domestic designer, marketer and distributor of a broad range of branded, high quality small appliances under well-recognized brand names such as Salton(R), George Foreman(TM), Toastmaster(R), Breadman(R), Juiceman(R), Juicelady(R), White-Westinghouse(R), Farberware(R), Melitta(R) and Kenmore(R). We believe that we have the leading domestic market share in indoor grills, toasters, juice extractors, bread makers, griddles, waffle makers and buffet ranges/hotplates and a significant market share in other product categories. We also design and market tabletop products, time products, lighting products and personal care and wellness products under brand names such as Block China(R), Atlantis(R) Crystal, Sasaki(R), Calvin Klein(R), Timex(R), Ingraham(R), Stiffel(R), Ultrasonex(TM) and Relaxor(R). We believe that our strong market position results from our well-known brand names, the breadth, quality and innovation of our product offerings, our strong relationships with retailers and our focused outsourcing strategy.

THE INDUSTRY

     Based on data compiled from the National Housewares Manufacturers Association, the small household appliance industry in which we compete was approximately a $14 billion retail business in the United States in 1999. Historically, this industry has been characterized as mature, fragmented and highly competitive. However, it has been consolidating recently in response to the merger activity and changes within the retail industry. We expect that retailers will continue to consolidate their vendor base by dealing primarily with a smaller number of suppliers that can offer a broad array of innovative, differentiated and quality products and comprehensive levels of customer service. We believe that with our broad array of innovative and quality product offerings, high level of customer service and strong brand name recognition, we are well positioned to benefit from this environment.

COMPETITIVE STRENGTHS

     We believe that the following competitive strengths contribute to our position as a leading domestic designer and marketer in the small household appliance industry and serve as a foundation for our business strategy:

     MARKET LEADERSHIP. We believe that we have the leading domestic market share in indoor grills, toasters, juice extractors, bread makers, griddles, waffle makers and buffet ranges/hotplates and a significant market share in other product categories. Product lines in which we have a market-leading position represented approximately 66% of our net sales in fiscal 2000. We believe that our leading market share in these product lines provides us with a competitive advantage in terms of demand from major retailers and enhanced brand awareness. Through internal and joint product development and acquisitions of businesses and product lines, we have enhanced our position as a leading supplier in the U.S. housewares industry.

     STRONG BRAND NAMES. We have built a portfolio of strong brand names which we use to gain retail shelf space and introduce new products. The Salton(R) brand name has been in continuous use since 1949, the Ingraham brand name since 1831 and the Toastmaster brand name since 1926. These names are widely recognized in the housewares industry. In addition, we have licensed the right to use the White-Westinghouse(R) brand name for certain small household electrical appliances, such as toasters, coffee makers, espresso/cappuccino makers and bread makers, and distribute certain products under the Farberware(R) brand name. We believe that White-Westinghouse(R) and Farberware(R) are time-honored traditions throughout the world for certain home appliances and benefit from strong consumer recognition. We also market products under other owned and licensed brand names, such as George Foreman(TM), Melitta(R), Timex(R), Calvin Klein(R), Stiffel(R), Relaxor(R), Ultrasonex(TM) and Aircore(R), and under private-label brand names such as Kenmore(R) (Sears), Cook's Essentials(R)
(QVC) and Magic Chef(R) (Wal-Mart).

     INNOVATION IN PRODUCT DESIGN AND PACKAGING. We have a reputation among retailers and consumers for innovative product design and packaging. We design our products in many contemporary styles and with a wide variety of functional and aesthetic features. We work closely with both retailers and suppliers to identify consumer needs and preferences and to develop new products to satisfy consumer demand. Our product innovations have included the first triple function (espresso, cappuccino and latte) coffee maker in the United States, George Foreman(TM) Grills, Toastmaster(R) ovens with removable liners and the Wet Tunes(R) shower radios. During fiscal 2000, we introduced 1,607 new stock keeping units, or SKUs. Several of our products, including the Breadman(R) Plus, the Breadman(R) Ultimate, the Salton(R) Pro Steam iron and the George Foreman(TM) Lean Mean Fat Reducing Grilling machine, have been selected by various consumer organizations and magazines as top rated or best buys.

     We also package our products to increase their appeal to consumers and to stand out among other brands on retailers' shelves. We believe that the distinctive packaging, designed to answer customers' questions concerning our products, has resulted in increased retail shelf space and greater sales.

     BROAD RANGE OF PRODUCTS. We currently sell over 5,500 SKUs across multiple housewares categories using our portfolio of more than 50 owned and licensed brand names. Our products meet the needs of a broad range of retailers and satisfy the different tastes, preferences and budgets of consumers. Our diverse product offerings enable us to help retailers differentiate themselves because we can offer them exclusive rights for designated periods of time to sell certain of our products. We believe that as the retail industry continues to consolidate, our ability to serve retailers with an extensive array of product lines under a portfolio of strong brand names will continue to become increasingly important for maintaining shelf space and for introducing new products into the retail market. For example, we have recently added to our product offerings the Ultrasonex(TM) line of electrically operated toothbrushes and related products and the Toastmaster(R) UltraVection(TM) countertop oven.

     ESTABLISHED RELATIONSHIPS WITH DIVERSE CUSTOMER BASE. We have been able to establish strong relationships with our retail customers based on our frequent product innovation, high level of customer service, breadth of product offerings, reputation for quality products and established brand names. In addition, we have been able to secure long-term supply agreements with customers such as Kmart and Zellers. We have also expanded our distribution of private-label products with certain major retailers under brand names such as Kenmore(R) (Sears), Cook's Essentials(R) (QVC) and Magic Chef(R) (Wal-Mart). The broad distribution of products through the mass merchant, department store and specialty retailer channels, together with sales made through infomercials and the Internet, provides us with access to a diversified group of customers and multiple channels of distribution.

     Our geographically diverse customer base covers a wide cross-section of retail and distribution channels. For the twelve months ended March 31, 2001, no one customer accounted for more than 14.0% of our net sales, with our top five customers accounting for less than 47.0% of our net sales.

     FOCUSED OUTSOURCING STRATEGY. Our strong relationships with our suppliers provide us with a low-cost, comparable quality alternative to domestic manufacturing. We believe that we are the largest purchaser of small electric appliances from unaffiliated parties in the Far East. We source products from more than 45 different suppliers and believe that we are the largest customer of many of our suppliers. We work closely with our suppliers to develop new products and improvements to existing products to satisfy changing consumer preferences. Our outsourcing strategy provides us with low-cost manufacturing capabilities and allows us to bring new products to the market quickly and respond rapidly to changes in consumer tastes and preferences.

     EXPERIENCED MANAGEMENT TEAM WITH SIGNIFICANT EQUITY OWNERSHIP. Our management team has a wide range of experience in the development and marketing of housewares. This management team, consisting of Leonhard Dreimann, Chief Executive Officer, David C. Sabin, Chairman, William B. Rue, President and Chief Operating Officer, and John E. Thompson, Senior Vice President and Chief Financial Officer, has an average of more than 20 years of industry experience. Since our inception, management has successfully integrated over 10 acquisitions of companies and/or product lines. Our management team beneficially owned in the aggregate approximately 14% of our outstanding common stock as of March 31, 2001.

BUSINESS STRATEGY

     Our primary business objective is to increase net sales, profitability and cash flow by continuing to execute the following key elements of our business strategy:

     INTRODUCE NEW PRODUCTS AND PRODUCT LINE EXTENSIONS. We plan to manage our existing and new brands through strong product development initiatives, including introducing new products, modifying existing products and extending existing product lines. Our product managers strive to develop and acquire new products and product line extensions which offer added value to consumers through enhanced functionality and improved aesthetics. During fiscal 2000, we introduced 305 new SKUs in the small appliance category, 1,253 new SKUs in the Salton At Home products category and 49 new SKUs in the personal care and wellness products category. For example, we recently introduced:

     - the George Foreman(TM) Rotisserie Oven, which cooks up to a 16-pound turkey and has six temperature settings and a countdown timer;

     - the George Foreman(TM) translucent colored indoor grills, which we advertised with a thirty-second commercial during Super Bowl XXXV on January 28, 2001;

     - Toastmaster(R) ovens with removable liners, which allow for faster and easier cleaning;

     - Toastmaster(R) oil free deep fryers, which dry fry, roast and air bake snack foods;

     - Toastmaster(R) UltraVection(TM) ovens, which combine convection, conducive and radiant heat to cook faster than conventional ovens; and

     - the Ultrasonex(TM) line of electrically operated toothbrushes, which use ultra high frequency sonic waves for cleaning.

     INCREASE SALES TO NEW AND EXISTING CUSTOMERS. We believe that retail merchants will continue to consolidate their vendor bases and focus on a smaller number of suppliers that can (1) provide a broad array of differentiated, quality products, (2) efficiently and consistently fulfill logistical requirements and volume demands and (3) provide comprehensive product and marketing support. We believe that we can increase sales to our existing customers by continuing to introduce new products and new product categories. While we currently sell to a diversified base of premier retail customers, we believe that we can penetrate additional channels of distribution such as grocery stores and e-commerce outlets.

     PURSUE LICENSING AGREEMENTS AND STRATEGIC ALLIANCES. We have entered into licensing agreements and strategic alliances in order to further differentiate our products and to accelerate our growth. For example, we supply products to Kmart, Sears and Wal-Mart, which they sell under the White-Westinghouse(R), Kenmore(R) and Magic Chef(R) brand names, respectively. We also have a joint marketing alliance with Kellogg USA. As part of this alliance, we have both agreed to launch print and broadcast advertising, joint trade and on-line consumer promotions and couponing and to collaborate with Kellogg on creating Pop-Tarts(R) and Eggo(R) branded toasters. In addition, we have licensing rights to market certain products under the Farberware(R), Melitta(R), Sasaki(R), Timex(R), Indiglo(R), Marilyn Monroe(R), LooneyTunes(R) and Calvin Klein(R) brands. We also recently entered into a worldwide exclusive licensing agreement to market and distribute the UltraVection(TM) oven and the "spin fryer" home appliance and became the exclusive distributor in North America of Welbilt(R) small kitchen appliances.

     CONTINUE DEVELOPING ALTERNATIVE DISTRIBUTION CHANNELS. We expect to continue selling products through infomercials and our Internet website. These alternative distribution channels increase our product sales and provide us with direct contact with consumers, assist us in creating and building brand and product awareness and stimulate traditional retail channel demand. We currently use these alternative channels to sell certain of our products, primarily George Foreman(TM) Grills, Juiceman(R) and Juicelady(R) fresh juice machines and the Rejuvenique(R) facial toning system, as well as electric woks, pizza makers and George Foreman(TM) Rotisserie Ovens. We plan on using these alternative channels to market the Ultrasonex(TM) line of electrically operated toothbrushes and related products, the Toastmaster(R) UltraVection(TM) oven and George Foreman(TM) Outdoor Grills.

     PURSUE STRATEGIC ACQUISITIONS. We anticipate that the fragmented small household appliance industry will provide significant growth opportunities through strategic acquisitions. We will focus our acquisition strategy on businesses or brands which (1) offer expansion into related or existing categories, (2) can be marketed through our existing distribution channels or
(3) provide a platform for growth into new distribution channels including expanding our international sales of products. Our recent acquisitions include:

     -    the Aircore cookware brand and certain inventory;

     - the Relaxor(R) brand and certain inventory, including personal massagers and other personal care and wellness items;

     - certain assets and intellectual property of The Stiffel Company, a designer of lamps and related products; and

     - Sonex International Corporation, a designer and distributor of electric toothbrushes which employ ultra high frequency sonic waves for cleaning.

     EXPAND INTERNATIONAL PRESENCE. We intend to expand our international sales by developing international distribution channels for certain of our products and by pursuing acquisitions of complementary businesses. For example, in March 1999, we entered into a five-year supply agreement with Zellers, the leading national chain of discount department stores in Canada, to supply a broad range of small appliances under the White-Westinghouse(R) brand name. We also recently began marketing George Foreman(TM) Grills through QVC Germany and the Rejuvenique(R) facial mask and cosmetics through QVC Marco Polo Housewares in the United Kingdom. In addition, we recently increased our ownership of Amalgamated Appliance Holdings Limited, a public company located in South Africa which manufactures and distributes appliances and electrical accessories, to approximately 31% of its outstanding equity. We have begun marketing certain of our products in South Africa through Amalgamated Appliance Holdings Limited.

PRODUCTS

     Our portfolio of strong brand names enables us to service the needs of a broad range of retailers and satisfy the different tastes, preferences and budgets of consumers. Our products include full-featured and upscale models or designs as well as those which are marketed to budget conscious consumers. Our product categories include:

              PRODUCT CATEGORY                                    SAMPLE PRODUCTS
              ----------------                                    ---------------
SMALL APPLIANCES
    Health Conscious..................    -   Thermal grills                       -    Rice cookers
                                          -   Juice extractors                     -    Vegetable steamers
                                          -   Juicers                              -    Ice cream makers
                                                                                   -    Yogurt and soy milk makers

    Thermal and Cooking...............    -   Toasters                             -    Electric and gas outdoor grills
                                          -   Bread makers                         -    Sandwich makers
                                          -   Waffle makers                        -    Irons
                                          -   Griddles                             -    Deep fryers
                                          -   Countertop ovens                     -    Electric pressure cookers
                                          -   Buffet ranges/hotplates              -    Electric woks

    Coffee and Tea....................    -   Coffee makers                        -    Iced tea and iced coffee makers
                                          -   Espresso and cappuccino makers       -    Latte makers
                                          -   Percolators                          -    Coffee grinders

    Food Preparation and Serving......    -   Electric knives                      -    Blenders
                                          -   Crepe makers                         -    Choppers
                                          -   Mixers                               -    Pizza makers
                                          -   Can openers                          -    Warming trays
SALTON AT HOME
    Tabletop Products.................    -   Crystal products                     -    Ceramic products
                                          -   Fine china and basic dinnerware      -    Flatware

    Time Products.....................    -   Electric and analog alarm clocks     -    LED digital clocks
                                          -   Electric and quartz wall clocks      -    Household timers

    Lighting Products.................    -   Table lamps                          -    Floor lamps
                                          -   Wall sconces

PERSONAL CARE AND WELLNESS PRODUCTS...    -   Hair dryers                          -    Ultrasonic toothbrushes
                                          -   Curling irons and brushes            -    Massagers
                                          -   Make-up mirrors                      -    Indoor calming pools
                                          -   Manicure systems                     -    Aroma therapy products
                                          -   Shower radios                        -    Magnetic therapy products


     The following table sets forth the approximate amounts and percentages of our net sales by product category during the periods shown.

                                        FISCAL YEARS ENDED                                       THIRTY-NINE WEEKS ENDED
                                        ------------------                                       -----------------------
                     JUNE 27, 1998       JUNE 26, 1999 (1)        JULY 1, 2000             MARCH 25, 2000        MARCH 31, 2001
                     -------------       -----------------        ------------             --------------        --------------
                 NET SALES % OF TOTAL  NET SALES  % OF TOTAL  NET SALES  % OF TOTAL    NET SALES  % OF TOTAL  NET SALES  % OF TOTAL
                 --------- ----------  ---------  ----------  ---------  ----------    ---------  ----------  ---------  ----------
                                                            (DOLLARS IN THOUSANDS)
Small
   Appliances.... $280,607     91.8%    $459,621      90.8%    $742,774      88.7%      $584,626      88.4%    $562,887     90.4%
Salton At Home...   21,437      7.0       34,875       6.9       60,709       6.0         47,931       7.3       46,131      7.4
Personal Care
   and Wellness
   Products......    3,555      1.2       11,620       2.3       33,819       4.0         28,650       4.3       13,983      2.2
                  --------   ------     --------    ------     --------    ------       --------    ------     --------   ------
                  $305,599    100.0%    $506,116     100.0%    $837,302     100.0%      $661,207     100.0%    $623,001    100.0%
                  ========   ======     ========    ======     ========    ======       ========    ======     ========   ======

----------------
(1) Includes the sales of Toastmaster from its acquisition date of January 7, 1999.

SMALL APPLIANCES

     We design and market an extensive line of small appliances under the Salton(R), George Foreman(TM), Toastmaster(R), Maxim(R), Breadman(R), Juiceman(R), Juicelady(R), White-Westinghouse(R), Farberware(R) and Melitta(R) brand names. At the end of fiscal 2000, we marketed approximately 1,069 SKUs under our brand names in this category. Growth within this product category has historically been driven primarily by the introduction of new or enhanced products and the development of the George Foreman(TM), White-Westinghouse(R), Farberware(R) and other product lines. For example, our line of George Foreman(TM) products, which began as a single grill in 1995, included over 100 SKUs as of March 31, 2001.

     Our small appliances product category includes:

     - products for health conscious consumers, including thermal grills, juice extractors, juicers, rice cookers, vegetable steamers, ice cream makers and yogurt and soy milk makers;

     - thermal and cooking products, including toasters, bread makers, waffle makers, griddles, countertop ovens, buffet ranges/hotplates, sandwich makers, irons, deep fryers, electric and gas outdoor grills, electric pressure cookers and electric woks;

     - coffee and tea related products, including combination coffee makers, espresso/cappuccino/drip coffee makers, coffee percolators, iced tea/iced coffee makers, latte makers, coffee grinders, and a broad range of coffee related accessories; and

     - food preparation and serving products, including electric knives, crepe makers, mixers, can openers, blenders, choppers, pizza makers and warming trays.

     We enhanced our small appliance offerings in January 1999 by acquiring Toastmaster Inc. Toastmaster markets and distributes a wide array of small appliances under the Toastmaster(R) brand name.

SALTON AT HOME

     We design and market an extensive line of tabletop products, time products and lighting products. At the end of fiscal 2000, we marketed approximately 4,235 SKUs under our brand names in this category. Tabletop products include crystal products offered under the Block(R), Atlantis(R), Sasaki(R) and Jonal(R) brand names, fine china and basic dinnerware in various designs and patterns under the Block(R) and Calvin Klein(R) brand names, and ceramic products under the Block(R) brand name.

     We began offering tabletop products in fiscal 1997. We enhanced our tabletop product offerings on April 5, 1999 by acquiring certain assets of Sasaki, Inc., a designer of high-quality tabletop products and accessories for the home. The Sasaki(R) product lines which we acquired include dinnerware, barware, flatware and crystal giftware designed by well-known tabletop and domestic designers.

     In the fourth quarter of fiscal 2000, we entered into an exclusive licensing agreement for the manufacture and distribution of tabletop and giftware items under the Calvin Klein(R) tabletop label.

     Our time products are comprised of electric and analog alarm clocks, electric and quartz wall clocks with plastic, wood and/or metal cases, imported key-wound clocks and L.E.D. digital clocks. We market our time products under the Ingraham(R), Farberware(R), Salton(R) Time, Timex(R) and Timex(R) Indiglo brand names. We also market household (electromechanical and electronic) timers, which are used for, among other purposes, switching electric lights and other appliances on and off at pre-determined times.

     We recently began offering table lamps, wall sconces and floor lamps after our acquisition of the trademarks, other intellectual property assets and molds of The Stiffel Company, a designer of lamps and related products. We offer our lighting products under the Decor by Stiffel(TM), Expressions by Stiffel(TM) and Stiffel(R) brand names.

PERSONAL CARE AND WELLNESS PRODUCTS

     We design and market a broad range of personal care and wellness products under brand names such as Salton(R) Creations, Wet Tunes(R), Salton(R), White-Westinghouse(R), Rejuvenique(R), Ultrasonex(TM) and Relaxor(R). At the end of fiscal 2000, we marketed approximately 210 SKUs in the personal care and wellness products category.

         Our personal and beauty care appliances marketed under the Salton(R) Creations brand name include hair dryers, curling irons and brushes, make-up mirrors, massagers, manicure systems and shower radios. Our Wet Tunes(R) series of shower radios are sold under the Salton(R) brand name and feature AM/FM radio with waterproof mylar speakers and wall mount brackets. Our personal and beauty care appliances also include the Rejuvenique(R) system, which we began marketing through infomercials in early 1999.

         We enhanced our personal and beauty care appliances offerings on July 19, 2000 through our acquisition of Sonex International Corporation, a designer and distributor of electrically operated toothbrushes which employ ultra high frequency sonic waves for cleaning, flossers and related products.

         On September 21, 2000, we further enhanced this product category through our acquisition of the Relaxor(R) business and certain inventory, including personal massagers, aromatherapy products, indoor calming pools, magnetic therapy products and other personal care items, from JB Research, Inc.

         We also have a "gifts" program designed for department stores. Under this program, we provide department stores with practical, special occasion and small gift products. Our gifts programs include the mini tool, calcutape, travel smoke alarm, emergency auto flasher, deluxe art and the 7-piece gardening kits.

NEW PRODUCT DEVELOPMENT

         We believe that the enhancement and extension of our existing products and the development of new products are necessary for our continued success and growth. We design the style, features and functionality of our products to meet customer requirements for quality, performance, product mix and pricing. We work closely with both retailers and suppliers to identify consumer needs and preferences and to generate new product ideas. We evaluate new ideas and seek to develop and acquire new products and improve existing products to satisfy industry requirements and changing consumer preferences.

         During fiscal 2000, we introduced approximately 305 new SKUs in the small appliances product category, 1,253 new SKUs in the Salton At Home products category and 49 new SKUs in the personal care and wellness products category.

MARKETING AND DISTRIBUTION

         We currently market and sell our products primarily in North America through an internal sales force and a network of independent commissioned sales representatives. We predominantly sell our products to mass merchandisers, department stores, specialty stores and mail order catalogs. Our customers include many premier domestic retailers, including Wal-Mart, Kmart, Target Corporation, Sears, Federated Department Stores, May Company Department Stores, QVC, J.C. Penney Company, Bed Bath & Beyond, Kohl's Department Stores, Saks Inc. and Linens `n Things.

         In addition to directing our marketing efforts toward retailers, we sell certain of our products, primarily George Foreman(TM) Grills, Juiceman(R) and Juicelady(R) fresh juice machines and the Rejuvenique(R) facial toning system, directly to consumers through infomercials and our Internet website. We provide promotional support for our products with the aid of national television, radio and print advertising, cooperative advertising with retailers, and in-store displays and product demonstrations. We believe that these promotional activities are important to strengthening our brand name recognition.

         We rely on our management's ability to determine the existence and extent of available markets for our products. Our management has an extensive marketing and sales background and devotes a significant portion of its time to marketing-related activities. We market our products primarily through our own sales force and independent sales representatives. Our representatives are located throughout the

United States and Canada and are paid a commission based upon sales in their respective territories. Our sales representative agreements are generally terminable by either party upon 30 days' notice.

         We direct our marketing efforts toward retailers and believe that obtaining favorable product placement at the retail level is an important factor in our business, especially when introducing new products. In an effort to provide our retail customers with the highest level of customer service, we have an advanced electronic data interchange system to receive customer orders and transmit shipping and invoice information electronically. Our management also uses this system to monitor point-of-sale information at certain accounts. We also maintain an Internet site which enables our retail customers to access on-line shipment information.

         We emphasize the design and packaging of our products to increase their appeal to consumers and to stand out among other brands on retailers' shelves. We believe that distinctive packaging, designed to answer consumers' questions concerning our products, has resulted in increased shelf space and greater sales. We also have a consumer relations department with over 50 persons to answer consumer questions about our products.

         Our net sales to our five largest customers were approximately 46% and 50% of our total net sales in fiscal 2000 and 1999, respectively. In 1997, we entered into a seven-year supply agreement with Kmart for Kmart to purchase, distribute, market and sell a broad range of small appliances under the White-Westinghouse(R) brand name. Kmart is the exclusive United States mass merchant to market these White-Westinghouse(R) products. The supply agreement provides Kmart sole distribution rights to the White-Westinghouse(R) brand name for the mass merchandiser market, but allows distribution through other retail channels under certain conditions. Sales to Kmart approximated 12%, 12%, and 16% of our total net sales for the thirty-nine weeks ended March 31, 2001 and for fiscal years 2000 and 1999, respectively.

         The supply agreement with Kmart provides for minimum purchases by Kmart, which increase through the term of the supply agreement, and for the payment of penalties for shortfalls. If the aggregate United States retail sales in the consumer electronics industry for any specified category decrease by more than 10% in any year from that sold in the prior year, Kmart has the right to reduce the minimum purchase requirements for that category to an amount not less than 80% of the minimum for that period. We have paid Applica, Inc. (formerly known as Windmere-Durable Holdings, Inc.) a fee based upon our net sales less specified costs and expenses relating to the Kmart supply agreement in consideration of Applica's guarantee of our obligations under the supply agreement. See "--Legal Proceedings".

         In 1999, we entered into a five-year supply agreement with Zellers, the leading national chain of discount department stores in Canada, to supply a broad range of small appliances under the White-Westinghouse(R) brand name. We also have expanded our distribution of private-label products with certain major retailers under brand names such as Kenmore(R) (Sears), Cook's Essentials(R)
(QVC) and Magic Chef(R) (Wal-Mart).

SOURCES OF SUPPLY

         Most of our products are manufactured to our specifications by over 45 unaffiliated manufacturers located primarily in Far East locations, such as Hong Kong, the People's Republic of China and Taiwan, and in Europe. Many of these suppliers are ISO 9000 certified. We believe that we maintain good business relationships with our overseas manufacturers.

         We do not maintain long-term purchase contracts with manufacturers and operate principally on a purchase order basis. We believe that we are not currently dependent on any single manufacturer for any of our products. However, one supplier located in China, which acts as our purchasing agent from several other suppliers, accounted for approximately 38.0% and 57.3% of our product purchases during fiscal

2000 and 1999, respectively. We believe that the loss of any one manufacturer would not have a long term material adverse effect on our business because other manufacturers with which we do business would be able to increase production to fulfill our requirements. However, the loss of a supplier could, in the short term, adversely effect our business until alternative supply arrangements are secured.

         Our purchase orders are generally made in United States dollars in order to maintain continuity in our pricing structure and to limit exposure to currency fluctuations. Our policy is to maintain an inventory base to service the seasonal demands of our customers. In certain instances, we place firm commitments for products from six to twelve months in advance of receipt of firm orders from customers.

         Quality assurance is particularly important to us and our product shipments are required to satisfy quality control tests established by our internal product design and engineering department. We employ both internal and independent agents to perform quality control inspections at the manufacturers' factories during the manufacturing process and prior to acceptance of goods.

         Salton Hong Kong, Ltd., our wholly-owned subsidiary, has been granted status in Hong Kong and the People's Republic of China as a manufacturing company. Salton Hong Kong has developed a key relationship with one of its suppliers whereby the supplier produces certain products for us using materials purchased by Salton Hong Kong and certain assets provided by Salton Hong Kong. The purpose of this relationship is to secure for us a long term supply relationship at favorable pricing.

COMPETITION

         Our industry is mature and highly fragmented. Competition is based upon price, access to retail shelf space, product features and enhancements, brand names, new product introductions and marketing support and distribution approaches.

         In the sale of small appliances, we compete with, among others, Applica, Inc., Braun, Hamilton Beach, Holmes/Rival, Krups, National Presto, Rowenta and Sunbeam. In the sale of Salton At Home products, we compete with, among others, Baccarat Crystal, Lenox, Mikasa, Miller Rogaska, Villeroy Boch, Waterford Crystal and Wedgewood. In the sale of personal care and wellness products, we compete with, among others, Andis, Applica, Clairol, Inc. (a wholly-owned subsidiary of Bristol-Myers Squibb Company), Conair Corporation, Helen of Troy and Sunbeam. We believe that our success is dependent on our ability to offer a broad range of existing products and to continually introduce new products and enhancements of existing products which have substantial consumer appeal based upon price, design, performance and features. We also believe that our brand names are important to our ability to compete effectively and give us the capability to provide consumers with appealing, well priced products to meet competition.

EMPLOYEES

         As of April 30, 2001, we employed approximately 895 persons, of whom approximately 80 persons, who work at our Kenilworth, New Jersey facility, were covered by a collective bargaining agreement, which expires on February 28, 2002. We generally consider our relationship with our employees to be satisfactory and have never experienced a work stoppage.

REGULATION

         We are subject to federal, state and local regulations concerning consumer products safety. Foreign jurisdictions also have regulatory authorities overseeing the safety of consumer products. In general, we have not experienced difficulty complying with such regulations and compliance has not had an adverse effect on our business. Most of our products are listed by Underwriters Laboratory, Inc.

         In July 2000, we received a letter from the Food and Drug Administration warning that our marketing and sale of the Rejuvenique(R) facial mask violates certain FDA rules and regulations. We believe that we are in compliance with such rules and regulations and we have exchanged correspondence with the FDA with respect to this matter. A determination by the FDA that we violated its rules could result in, among other things, a seizing of the Rejuvenique(R) inventory, a court injunction against further marketing of the product and/or civil money penalties. Many of our retail customers have decided to stop selling the Rejuvenique(R) facial mask pending the resolution of this matter.

BACKLOG

         Our backlog consists of commitments to order and orders for our products, which are typically subject to change and cancellation until shipment. Customer order patterns vary from year to year, largely because of annual differences in consumer acceptance of product lines, product availability, marketing strategies, inventory levels of retailers and differences in overall economic conditions. As a result, comparisons of backlog as of any date in a given year with backlog at the same date in a prior year are not necessarily indicative of sales for that entire given year. As of July 1, 2000, we had a backlog of approximately $426.4 million compared to approximately $303.6 million as of June 26, 1999. We do not believe that backlog is necessarily indicative of our future results of operations or prospects.

TRADEMARKS, PATENTS AND LICENSING ARRANGEMENTS

         We hold numerous patents and trademarks registered in the United States and foreign countries for various products and processes. We have registered certain of our trademarks with the United States Patent and Trademark Office. We consider these trademarks to be of considerable value and of material importance to our business.

         During 1996, we entered into license agreements with White Consolidated Industries, Inc. for use of the White-Westinghouse(R) trademark for small kitchen appliances, personal care products, fans, heaters, air cleaners and humidifiers. The license agreements grant us the exclusive right and license to use the White-Westinghouse(R) trademark in the United States and Canada in exchange for certain license fees and royalties. The license agreements also contain minimum sales requirements which, if not satisfied, may result in the termination of the agreements. Each of these license agreements is also terminable on or after the fifth anniversary of the agreement upon one-year's notice or upon a breach by us.

         In the second quarter of fiscal 1997, we obtained the exclusive, worldwide right to distribute Farberware(R) small electric appliances. Farberware(R) is a time-honored trade name in the cookware and small electric appliance industry.

         We entered into a license agreement with Aesthetics, Inc. in the third quarter of fiscal 1999. The license covers the manufacturing, marketing and distributing of the Rejuvenique(R) facial product lines.

         In the fourth quarter of fiscal 1999, we obtained the exclusive right to manufacture, market and distribute throughout the United States small electrical coffee preparation products, including drip coffee makers, percolators, espresso machines, coffee grinders, and coffee mills, under the Melitta(R) brand name.

         On November 9, 1999, we entered into an exclusive worldwide licensing agreement with UltraVection International to market ovens using
UltraVection(TM)'s patented technology.

         On December 9, 1999, we acquired from George Foreman and his partners the right to use in perpetuity and worldwide the name George Foreman, including pictures and the likeness of George Foreman, in connection with the marketing and sale of food preparation and non-alcoholic drink preparation and serving appliances. This transaction terminated as of July 1, 1999 our obligation to pay royalties based on the sale of George Foreman products. The aggregate purchase price was $113.75 million in cash, payable in five annual installments of $22.75 million commencing on the closing date, and 779,191 shares of our common stock.

         On September 7, 2000, we entered into agreements with George Foreman and his partners pursuant to which we satisfied $22.75 million of payment obligations we incurred in connection with our acquisition of the "George Foreman" name by issuing 621,161 shares of our common stock to George Foreman and his partners. Under the terms of the transaction: (1) we agreed that if the aggregate net proceeds (the transaction price less reasonable and customary brokerage commissions) of shares sold by George Foreman or any of his partners during a one year period and the aggregate market value (based on the average closing price of our common stock over a specified period of time) of shares retained at the end of the one year period is less than $36.625 multiplied by the number of shares issued to such person, we will pay to such person an amount of cash and/or additional shares (at our option) of our common stock equal to the difference between (a) the product of (x) the number of shares sold during such period multiplied by (y) $36.625 and (b) the aggregate net proceeds from the sale of such shares; and (2) each of George Foreman and his partners agreed that if the aggregate net proceeds of shares he sells during such period and the aggregate market value (based on the average closing price of our common stock over a specified period of time) of any shares which he continues to hold at the end of such period exceed the product of (x) $36.625 multiplied by (y) the number of shares which we issued to such person, he will pay us in cash 50% of such excess. We intend to pay George Foreman and his partners in cash for any amounts owing under the stock price guarantee relating to the 621,161 shares. We have registered for resale the shares of common stock issued in connection with the transaction.

         In the fourth quarter of fiscal 2000, we entered into an exclusive licensing agreement for the manufacture and distribution of tabletop and giftware items under the Calvin Klein(R) Tabletop label.

         On July 20, 2000, we entered into a joint marketing alliance with Kellogg USA. We have both agreed as part of this alliance to launch print and broadcast advertising, joint trade and on-line consumer promotions and couponing and to collaborate with Kellogg on creating Pop-Tarts(R) and Eggo(R) branded toasters.

         On September 8, 2000, we entered into a worldwide exclusive licensing agreement to market and distribute the "spin fryer" home appliance.

         On January 12, 2001, Appliance Co. of America LLC appointed us as its exclusive distributor in North America of Welbilt(R) small kitchen electric appliances. In connection with the distribution agreement, we agreed to offer China Resources Electrical Appliance (Zuhai Co.) Ltd., one of our suppliers located in the Far East and the parent company of Appliance Co. of America LLC, orders to manufacture an aggregate of at least $200 million of small kitchen electric appliances by the end of 2006 (with minimum offered orders of $25 million per year). If we offer China Resources an order but fail to reach an agreement on delivery, payment and other terms, our offered order counts against the minimum offered orders requirement if we place the order with a third party on terms which are more favorable to us, in our sole discretion, than those offered by China Resources to us.

         We have other licensing arrangements with various other companies to market products bearing the trademark or likeness of the subject matter of the license. These licenses include the right to market various products under Sasaki(R), Timex(R), Indiglo(R), Hershey Kiss(R), LooneyTunes(R), Andy Warhol(R), Marilyn Monroe(R), James Dean(R) and Campbell Soup(R). We believe that these other license arrangements help to demonstrate our creativity and versatility in product design and the enhancement of existing products.

         In general, our joint venture and licensing arrangements place marketing obligations on us and require us to pay fees and royalties based upon net sales or profits. Typically, each of these agreements may be terminated within 30 to 180 days if we do not satisfy minimum sales obligations or breach the agreement.

WARRANTIES

         Our products are generally sold with a limited one-to-three year warranty from the date of purchase. A limited number of products are sold with a lifetime warranty. In the case of defects in material or workmanship, we agree to replace or repair the defective product without charge.

PROPERTIES

         A summary of our leased properties is as follows:

LOCATION                                    DESCRIPTION                       AREA (SQ. FT.)       LEASE EXPIRATION
--------                                    -----------                       --------------       ----------------
Rancho Dominguez, CA......   Warehouse and distribution facility
                             and retail outlet                                       340,672       October 31, 2002

Mira Loma, CA.............   Warehouse and distribution facility                     216,300       October 31, 2007

Elizabeth, NJ ............   Manufacturing, warehouse and
                             distribution facility                                   188,000       October 31, 2004

Harrison, NJ .............   Warehouse and distribution facility
                             and retail outlet                                       146,555       May 31, 2002

Lake Forest, IL ..........   New corporate offices and showrooms
                             (under construction)                                     58,680       September 30, 2011

McColl, SC ...............   Warehouse                                                52,628       September 15, 2001

Mt. Prospect, IL .........   Executive office, warehouse and
                             repair facility                                          34,600       June 30, 2001 (month
                                                                                                   to month thereafter)

Boonville, MO ............   Warehouse                                                34,596       Month to month

Laurinburg, NC ...........   Warehouse                                                18,000       Month to month

Kenilworth, NJ ...........   Marketing and sales office                               12,309       September 30, 2007

Macon, MO ................   Warehouse                                                 7,500       Month to month

New York, NY .............   Sales office                                              6,959       August 31, 2004

New York, NY .............   Sales office                                              6,802       December 31, 2001

Gurnee, IL ...............   Retail outlet                                             6,141       January 31, 2003

Westend, NJ ..............   Retail outlet                                             2,400       May 31, 2004

Milwaukee, WI ............   Design office                                             2,380       Month to month

Troy, MI .................   Sales office                                              1,435       May 31, 2004

Eden Prairie, MN .........   Sales office                                              1,262       April 30, 2005

Chicago, IL ..............   Retail store                                                560       October 31, 2007

         We own all of the facilities listed below, which we acquired in connection with the acquisition of Toastmaster in January 1999. These facilities have been pledged as collateral to secure payment of our senior debt obligations. The following table sets forth the location and approximate square footage of each of our significant owned facilities.

LOCATION                                               DESCRIPTION                             AREA (SQ. FT.)
--------                                               -----------                             --------------
Laurinburg, NC.....................    Sales and warehouse facility                                223,000
Macon, MO..........................    Warehouse and service center                                171,000
Boonville, MO......................    Warehouse and service center                                169,000
Moberly, MO........................    Warehouse                                                   134,000
Kirksville, MO.....................    Warehouse                                                   114,000
Columbia, MO.......................    Warehouse                                                   107,000
Columbia, MO.......................    Warehouse                                                    65,000
Columbia, MO.......................    Administrative offices                                       62,000
Boonville, MO......................    Warehouse                                                    58,000

         We believe that our facilities generally are suitable and adequate for our current level of operations and provide sufficient capacity for our foreseeable needs without the need for material capital expenditures.

LEGAL PROCEEDINGS

GENERAL

         On January 23, 2001, we filed a lawsuit against Applica, Inc. (formerly known as Windmere-Durable Holdings, Inc.) and its affiliate in the United States District Court for the Northern District of Illinois. The lawsuit alleges that Applica intentionally, willfully and maliciously breached its noncompetition agreement with us, attempted to conceal the breach, tortiously interfered with our business and contractual relationships and breached its duty of good faith and fair dealing. The lawsuit seeks compensatory damages, punitive damages and attorneys' fees and costs. As a result of Applica's actions, we have terminated an agreement which requires us to pay Applica a fee based upon our net sales less specified costs and expenses relating to our supply agreement with Kmart. The terms of the agreement between us and Applica expressly provide for termination upon a violation by Applica of its noncompetition provisions. In March 2001, Applica filed an answer with the court.

         In September 1999, Linda Evans Fitness Centers, Inc. (the "Fitness Centers"), Mark Golub and Thomas Gergley filed suit against us and our principal executive officers in the Superior Court of Contra Costa County, California alleging that we tortiously interfered with a contract between the Fitness Centers and Ms. Evans by hiring Ms. Evans to act as a spokesperson for the Rejuvenique(R) facial toning system. Before Ms. Evans was hired by us, Ms. Evans had brought suit against the Fitness Centers seeking a determination that her contract with the Fitness Centers had been terminated on the basis of fraud and the failure of the Fitness Centers to make certain payments. We believe that we have valid defenses against the claims made against us by the Fitness Centers.

         We are a party to various other actions and proceedings incident to our normal business operations. We believe that the outcome of any litigation will not have a material adverse effect on our business, financial condition or results of operations. We also have product liability and general liability insurance policies in amounts we believe to be reasonable given our current level of business. Although historically we have not had to pay any material product liability claims, it is conceivable that we could incur claims for which we are not insured.

ENVIRONMENTAL

         We are participating in environmental remediation activities at four sites which we own or operate. As of March 31, 2001, we have accrued approximately $150,000 for the anticipated costs of investigation, remediation and/or operation and maintenance costs at these sites. Although the costs could exceed that amount, we believe that any excess will not have a material adverse effect on our financial condition or results of operations.

REGULATORY

         In July 2000, we received a letter from the Food and Drug Administration warning that our marketing and sale of the Rejuvenique(R) facial mask violates certain FDA rules and regulations. We believe that we are in compliance with such rules and regulations and we have exchanged correspondence with the FDA with respect this matter. A determination by the FDA that we violated its rules could result in, among other things, a seizing of the Rejuvenique(R) inventory, a court injunction against further marketing of the product and/or civil money penalties. Many of our retail customers have decided to stop selling the Rejuvenique(R) facial mask pending the resolution of this matter.

             DESCRIPTION OF PREFERRED STOCK AND CERTAIN INDEBTEDNESS

CONVERTIBLE PREFERRED STOCK

         Our Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") provides that we may issue 2,000,000 shares of preferred stock, $.01 par value per share, of which 40,000 shares are outstanding and have been designated as the Convertible Preferred Stock. The Convertible Preferred Stock is generally non-dividend bearing; however, if we breach in any material respect any of our material obligations in the preferred stock agreement which provided for our issuance of the Convertible Preferred Stock or the Certificate of Incorporation relating to the Convertible Preferred Stock, the holders of Convertible Preferred Stock are entitled to receive quarterly cash dividends on each share of Convertible Preferred Stock from the date of breach until it is cured at a rate per annum equal to 12.5% of the Liquidation Preference (as defined below). The payment of dividends is limited by the indentures governing our 10 3/4% senior subordinated notes and the notes and our amended and restated credit agreement.

         Each holder of the Convertible Preferred Stock is generally entitled to one vote for each share of our common stock which such holder could receive upon the conversion of the Convertible Preferred Stock. Each share of Convertible Preferred Stock is convertible at any time into that number of shares of our common stock obtained by dividing $1,000 by the Conversion Price in effect at the time of conversion. The "Conversion Price" is equal to $11.33, subject to certain anti-dilution adjustments.

         In the event of a Change of Control (as defined in the Certificate of Incorporation), each holder of shares of Convertible Preferred Stock has the right to require us to redeem such shares at a redemption price equal to the Liquidation Preference plus an amount equivalent to interest accrued thereon at a rate of 7% per annum compounded annually on each anniversary date of July 28, 1998 for the period from July 28, 1998 through the earlier of the date of redemption or July 28, 2003.

         In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, holders of the Convertible Preferred Stock are entitled to be paid out of our assets available for distribution to our stockholders an amount in cash equal to $1,000 per share, plus the amount of any accrued and unpaid dividends thereon (the "Liquidation Preference"), before any distribution is made to the holders of our common stock or any other of our capital stock ranking junior as to liquidation rights to the Convertible Preferred Stock.

         We may optionally redeem, in whole or in part, the Convertible Preferred Stock at any time on or after July 15, 2003 at a cash price per share of 100% of the then effective Liquidation Preference per share, if the daily closing price per share of our common stock for a specified 20 consecutive trading day period is greater than or equal to 200% of the then current Conversion Price. On September 15, 2008, we will be required to redeem all outstanding shares of Convertible Preferred Stock at a price equal to the Liquidation Preference per share, payable at our option in cash or shares of our common stock.

AMENDED AND RESTATED CREDIT AGREEMENT

         This description is a summary of those provisions of the amended and restated credit agreement that we consider to be material, but does not describe all of the terms. You should refer to the amended and restated credit agreement, a copy of which has been filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2000. See "Where You Can Find More Information."

         The amended and restated credit agreement provides for $235.0 million in senior credit facilities, consisting of a $75.0 million term loan, balance as of March 31, 2001 of $70.3 million, and a $160.0 million revolving credit facility.

         The revolving credit facility includes a $25.0 million sublimit for the issuance of letters of credit. All amounts outstanding under the revolving credit facility are payable on January 7, 2004. The term loan is payable in 16 consecutive quarterly installments of $4,687,500 each, commencing on March 31, 2001.

         Interest accrues on loans made under the senior credit facilities at our option at either (1) Eurodollar base rate plus an applicable margin ranging from 2.75% to 1.75% based upon our consolidated leverage or (2) the base rate, which is the highest of (x) Deutsche Bank AG New York Branch's prime rate, (y) a rate based on the secondary market rate for three-month certificates of deposit plus 1.00% and (z) the federal funds rate plus 0.50%, plus an applicable margin ranging from 1.75% to 1.00% based upon our consolidated leverage. The post-default rate on outstanding loans is 2.00% above the otherwise applicable rate of interest.

         The aggregate amount outstanding under the senior credit facilities will be prepaid by amounts equal to (1) 100% of the net proceeds from the incurrence of certain indebtedness, (2) a specified portion of our asset sales and (3) 50% of cash flow in excess of certain expenditures, costs and payments. We may at our option reduce the amounts available under the senior credit facilities to the extent the amounts are unused or prepaid in certain minimum amounts.

         We pay certain administrative fees to Lehman Commercial Paper Inc. for its own account as well as a commitment fee and certain fees relating to letters of credit to Lehman Commercial Paper Inc. for its own account and the account of the other lenders under the senior credit facilities.

         The senior credit facilities are secured by a security interest in substantially all of our and our domestic subsidiaries' real and personal property, tangible and intangible, as well as a pledge of all of the stock of our domestic subsidiaries. The senior credit facilities are also guaranteed by all of our domestic subsidiaries.

         The senior credit facilities contain a number of significant covenants that, among other things, restrict our ability to dispose of assets, incur additional indebtedness, prepay other indebtedness, pay dividends, repurchase or redeem capital stock, enter into certain investments, enter into sale and lease-back transactions, make certain acquisitions, engage in mergers or consolidations, create liens, or engage in certain transactions with affiliates, and that otherwise restrict corporate and business activities. In addition, under the senior credit facilities, we are required to comply with specified financial ratios and tests, including a minimum fixed charge coverage ratio, a minimum interest coverage ratio and a maximum leverage ratio.

10 3/4 % SENIOR SUBORDINATED NOTES

         On December 16, 1998, we privately placed $125.0 million in aggregate principal amount of our 10 3/4% senior subordinated notes. This description is a summary of those provisions of the indenture governing the 10 3/4% senior subordinated notes that we consider to be material, but does not describe all of the terms. You should refer to the indenture governing the 10 3/4% senior subordinated notes, a copy of which has been filed as an exhibit to our Registration Statement on Form S-4 filed with the Commission on January 6, 1999, as amended. See "Where You Can Find More Information."

         The 10 3/4% senior subordinated notes are general unsecured obligations and are subordinated to all our current and future senior debt, including all borrowings under our amended and restated credit agreement. The 10 3/4% senior subordinated notes rank equally with all our other existing and future senior subordinated indebtedness, including the notes. Interest is payable on the 10 3/4% senior subordinated notes on December 15 and June 15 of each year. The 10 3/4% senior subordinated notes mature on December 15, 2005.

         Our current and future domestic restricted subsidiaries jointly and severally guarantee our payment obligations under the 10 3/4% senior subordinated notes on a senior subordinated basis. The guarantees rank junior to all senior debt of the guarantors (including guarantees under our amended and restated credit agreement) and equally with all other senior subordinated indebtedness of the guarantors (including guarantees with respect to the notes).

         On or after December 15, 2002, we may redeem the 10 3/4% senior subordinated notes, in whole or in part, at a premium which is a fixed percentage that declines to par on or after December 15, 2004, in each case together with accrued and unpaid interest, if any, to the date of redemption. In addition, at any time before December 15, 2001, we may redeem on any one or more occasions up to 35% of the aggregate principal amount of the 10 3/4% senior subordinated notes at a redemption price of 110.75% of the principal amount thereof, plus accrued interest, with the net cash proceeds of one or more public equity offerings if at least 65% of the aggregate principal amount of such notes originally issued remain outstanding after each such redemption.

         Upon certain change of control events, each holder of the 10 3/4% senior subordinated notes may require us to repurchase all or any part of such holder's notes at a price in cash equal to 101% of the aggregate principal amount thereof, plus accrued interest.

         The indenture governing the 10 3/4% senior subordinated notes contains certain covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

         -  incur additional indebtedness and issue preferred stock,

         -  pay dividends or make certain other restricted payments,

         -  create certain liens,

         - permit restrictions on the ability of any restricted subsidiary to pay dividends or make distributions,

         -  enter into certain transactions with affiliates,

         -  enter into sale and lease-back transactions,

         -  sell assets or

         -  enter into certain mergers and consolidations.

         In addition, under certain circumstances, we are required to offer to purchase the notes with the net cash proceeds of certain sales and other dispositions of assets at a price equal to 100% of the principal amount of the 10 3/4% senior subordinated notes, plus accrued interest.

4% JUNIOR SUBORDINATED NOTE

         In connection with our July 1998 purchase of all of the shares of our common stock owned by Applica Inc. (formerly Windmere-Durable), we issued a junior subordinated note to Applica in an aggregate principal amount of $15.0 million. The junior subordinated note matures on January 31, 2005 and bears interest at 4.0% per annum payable annually. The note is subject to offsets of principal and interest equal to 5.0% of the total purchase price paid by us for product purchases from Applica and its affiliates during the term of the note. The principal amount of the junior subordinated note is also subject to reduction in the event our supply agreement with Kmart is terminated for any reason.

GEORGE FOREMAN SUBORDINATED NOTE

         In connection with our acquisition effective as of July 1, 1999 of the "George Foreman" name for use in the marketing and sale of food preparation appliances, we issued to George Foreman a $91.0 million non-interest bearing subordinated note, payable in four annual installments of $22.75 million commencing on July 1, 2000. The note is recorded at its present value of $42.4 million as of March 31, 2001 with payments of $22.75 million due on each of July 1, 2002 and July 1, 2003.

         We have granted to George Foreman, a security interest in all of our existing and future trademarks which include the name "George Foreman" and related intellectual property as security for obligations under the George Foreman subordinated note.

                               THE EXCHANGE OFFER

         You can find the definitions of capitalized terms used in this section under the heading "Description of the Notes - Certain Definitions."

TERMS OF THE EXCHANGE OFFER; PERIOD FOR TENDERING OLD NOTES

         The Old Notes were sold by us on April 23, 2001 to Lehman Brothers Inc. and First Union Securities, Inc. (the "Initial Purchasers") pursuant to a Purchase Agreement dated April 18, 2001 between us and the Initial Purchasers. As set forth in this prospectus and in the accompanying letter of transmittal, we will accept for exchange any and all Old Notes that are properly tendered on or prior to the expiration date and not withdrawn as permitted as described below. The term "expiration date" means 5:00 p.m., New York City time on _______________, 2001; provided however, that if we extend the period of time for which the Exchange Offer is open, the term "expiration date" means the latest time and date to which the Exchange Offer is extended.

         As of the date of this prospectus, $150.0 million aggregate principal amount of the Old Notes are outstanding. This prospectus, together with the letter of transmittal, is first being sent on or about the date set forth on the cover page to all holders of Old Notes at the addresses set forth in the security register maintained by the trustee or other registrar. Our obligation to accept Old Notes for exchange is subject to conditions as set forth under "-- Conditions to the Exchange Offer" below.

         We expressly reserve the right, at any time or from time to time, to extend the period of time during which the Exchange Offer is open, and thereby delay acceptance for exchange of any Old Notes, by public announcement of an extension to the holders of Old Notes as described below. During any extension, all Old Notes previously tendered will remain subject to the Exchange Offer and may be accepted for exchange by us. Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of the Exchange Offer.

         Old Notes tendered in the Exchange Offer must be $1,000 in principal amount or any integral multiple of $1,000.

         If we make a material change in the terms of the Exchange Offer or the information concerning the Exchange Offer or waive a material condition to the Exchange Offer, we will disseminate additional Exchange Offer materials and extend the Exchange Offer to the extent required by law. In addition, we may, if we deem appropriate, extend the Exchange Offer for any other reason. If the principal amount of Old Notes subject to the Exchange Offer is decreased, the Exchange Offer will remain open at least ten business days from the date we first give notice to you, by public announcement or otherwise, of that decrease. In the case of an extension of the Exchange Offer, the announcement will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration of the Exchange Offer. Without limiting the manner in which any public announcement may be made, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a release to the Dow Jones News Service.

REGISTRATION COVENANT; EXCHANGE OFFER

         Under our registration rights agreement dated April 23, 2001 with the Initial Purchasers, we have agreed to file with the Commission the Exchange Offer Registration Statement on the appropriate form under the Securities Act with respect to the New Notes. Upon the effectiveness of this Exchange Offer Registration Statement, we will offer to the holders of the Old Notes who are able to make required representations the opportunity to exchange their Old Notes for New Notes. Alternatively, we will file with the Commission a Shelf Registration Statement to cover resales of Transfer Restricted Securities (as defined below) by the holders of Old Notes who satisfy specific conditions relating to the provision of information in connection with the Shelf Registration Statement if:

         - we are not permitted to consummate the Exchange Offer because it is not permitted by applicable law or Commission policy; or

         - any holder of Old Notes that is a "qualified institutional buyer" (as defined in Rule 144A under the Securities Act) or an institutional "accredited investor" (as defined in Rule 501(A)(1), (2), (3) or (7) under the Securities Act) notifies us prior to the 20th day following consummation of the Exchange Offer that:

         - it is prohibited by law or Commission policy from participating in the Exchange Offer;

         - it may not resell the New Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales; or

         - it is a broker-dealer and holds Old Notes acquired directly from us or one of our affiliates;

         We will use our best efforts to cause the applicable Registration Statement to be declared effective as promptly as possible by the Commission.

         "Transfer Restricted Securities" means each Old Note until the earliest of:

         - the date on which the Old Note has been exchanged by a person other than a broker-dealer for a New Note in the Exchange Offer;

         - following the exchange by a broker-dealer in the Exchange Offer of an Old Note for a New Note, the date on which the New Note is sold to a purchaser who received from the broker-dealer, on or prior to the date of the sale, a copy of the prospectus contained in the Exchange Offer Registration Statement;

         - the date on which the Old Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement; or

         - the date on which the Old Note is distributed to the public pursuant to Rule 144 under the Securities Act.

         The registration rights agreement provides that:

         - we will file an Exchange Offer Registration Statement with the Commission on or prior to 75 days after April 23, 2001, which is the closing date of the original issuance of the Old Notes;

         - we will use our best efforts to have the Exchange Offer Registration Statement declared effective within 120 days after April 23, 2001;

         - unless the Exchange Offer would not be permitted by applicable law or Commission policy, we will commence the Exchange Offer and use our best efforts to issue on or prior to 30 business days after the Exchange Offer Registration Statement has become effective, the New Notes in exchange for all Old Notes tendered prior thereto in the Exchange Offer; and

         - if obligated to file the Shelf Registration Statement, we will use our best efforts to file the Shelf Registration Statement with the Commission on or prior to 75 days after the filing obligations arises, and to cause the Shelf Registration Statement to be declared effective by the Commission on or prior to 120 days after this obligation arises.

         If a registration default (as defined below) occurs, then additional cash interest ("Liquidated Damages") shall accrue to each holder of Transfer Restricted Securities, commencing upon the occurrence of such registration default in an amount equal to $.05 per week per $1,000 of the principal amount of notes held by such holder of Transfer Restricted Securities for the first 90 day period immediately following the first registration default. The amount of liquidated damages will increase by an additional $.05 per week per $1,000 of the principal amount of notes with respect to each subsequent 90 day period (or portion thereof) until all registration defaults have been cured, up to a maximum rate of liquidated damages of $.50 per week per $1,000 of the principal amount of the Old Notes. All accrued liquidated damages shall be paid to the holders of the Old Notes in the same manner as interest is paid under the notes. Immediately upon the cure of all registration defaults, accrual of liquidated damages will cease.

         A "registration default" means the occurrence of one of the following events:

         - we fail to file any of the registration statements required by the registration rights agreement on or before the date specified for that filing;

         - any of those registration statements are not declared effective by the Commission on or prior to the date specified for its effectiveness in the circumstances required by the registration rights agreement;

         - we fail to complete the Exchange Offer within 30 business days after the effectiveness target date specified in the registration rights agreement; or

         - any registration statement required by the registration rights agreement is filed and declared effective but thereafter ceases to be effective or usable for its intended purpose without being succeeded within two business days by a post-effective amendment to such registration statement that cures such failure and that is itself immediately declared effective.

         This summary of the provisions of the registration rights agreement is not complete and is subject to, and is qualified by reference to, all provisions of the registration rights agreement which is incorporated by reference.

INTEREST ON EXCHANGE NOTES

         Each New Note will bear interest from the most recent date to which interest has been paid or duly provided for on the Old Note surrendered in exchange for a New Note, or, if no interest has been paid or duly provided for on the Old Note, from April 23, 2001, the date of issuance of the Old Note. Holders of the Old Notes whose Old Notes are accepted for exchange will not receive accrued interest on the Old Notes for any period from and after the last interest payment date to which interest has been paid or duly provided for on the Old Notes prior to the original issue date of the New Notes, or, if no interest has been paid or duly provided for, will not receive any accrued interest on the Old Notes. These holders will be deemed to have waived the right to receive any interest on the Old Notes accrued from and after that interest payment date, or, if no interest has been paid or fully provided for, from and after April 23, 2001. Interest on the notes is payable semi-annually in arrears on each April 15 and October 15, commencing on October 15, 2001.

PROCEDURES FOR TENDERING OLD NOTES

         To tender in the Exchange Offer, a holder must complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, have the signatures guaranteed if required by the letter of transmittal, and mail or otherwise deliver the letter of transmittal or a facsimile, together with the Old Notes and any other required documents, to the exchange agent. The exchange agent must receive these documents at the address set forth below prior to 5:00 p.m., New York City time on the expiration date. Delivery of the Old Notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of book-entry transfers must be received by the exchange agent prior to the expiration date.

         By executing a letter of transmittal, each holder will make the representations set forth below under the heading "-- Resale of New Notes."

         The tender by a holder and the acceptance by us will constitute an agreement between the holder and us in accordance with the terms subject to the conditions set forth in this prospectus and in the letter of transmittal.

         The method of delivery of Old Notes and the letter of transmittal and all other required documents to the exchange agent is at the election and risk of the holder. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. No letter of transmittal or notes should be sent to us. Holders may request their brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for them.

         Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner's behalf.

         Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an eligible institution (as defined below) unless the Old Notes tendered:

         - are signed by the registered holder, unless the holder has completed the box entitled "special exchange instructions" or "special delivery instructions" on the letter of transmittal; or

         -  are tendered for the account of an eligible institution.

         In the event that signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "eligible institution").

         If a letter of transmittal is signed by a person other than the registered holder of any Old Notes listed on the letter of transmittal, the Old Notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as the registered holder's name appears on the Old Notes, with the signature guaranteed by an eligible institution.

         If a letter of transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or other acting in a fiduciary or representative capacity, the persons should so indicate when signing. Unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

         All questions as to the validity, form, eligibility, including time or receipt, acceptance of tendered Old Notes and withdrawal of tendered Old Notes will be determined by us in our reasonable discretion. This determination will be final and binding. We reserve the absolute right to reject any and all Old Notes that are not properly tendered or any Old Notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular Old Notes. Our interpretation of the terms and conditions of the Exchange Offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within the time period we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of Old Notes, none of Salton, the exchange agent or any other person will incur any liability for failure to give this notification. Tenders of Old Notes will not be deemed to have been made until defects or irregularities have been cured or waived. Any Old Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in letter of transmittal, as soon as practicable following the expiration date.

BOOK-ENTRY DELIVERY PROCEDURES

         Promptly after the date of this prospectus, the exchange agent for the Old Notes will establish accounts with respect to the Old Notes at the Depository Trust Company, (the "book-entry transfer facility") for purposes of the Exchange Offer. Any financial institution that is a participant in the book-entry transfer facility's systems may make book-entry delivery of the Old Notes by causing the book-entry transfer facility to transfer Old Notes into the exchange agent's account at the book-entry transfer facility in accordance with the book-entry transfer facility's procedures for transfers. Timely book-entry delivery of Old Notes pursuant to the Exchange Offer, however, requires receipt of a book-entry confirmation prior to the expiration date. In addition, to receive New Notes for tendered Old Notes, the letter of transmittal, or a mutually signed facsimile, together with any required signature guarantees and any other required documents, or an agent's message in connection with a book-entry transfer, must, in any case, be delivered or transmitted to and received by the exchange agent at its address set forth under "-- Exchange Agent" below prior to the expiration date. Alternatively, you must comply with the guaranteed delivery procedures described below. Tender will not be considered made until the documents are received by the exchange agent. Delivery of documents to the book-entry transfer facility does not constitute delivery to the exchange agent.

TENDER OF EXISTING NOTES HELD THROUGH BOOK-ENTRY TRANSFER FACILITY

         The exchange agent and the book-entry transfer facility have confirmed that the Exchange Offer is eligible for the book-entry transfer facility's Automated Tender Offer Program, or ATOP. Accordingly, participants in the book-entry transfer facility's ATOP may, in lieu of physically completing and signing the letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance of the Exchange Offer by causing the book-entry transfer facility to transfer Old Notes to the exchange agent in accordance with the book-entry transfer facility's ATOP procedures for transfer. The book-entry transfer facility will then send an agent's message to the exchange agent.

         The term "agent's message" means a message transmitted by a book-entry transfer facility, received by the exchange agent and forming part of the book-entry confirmation, which states that:

         - the book-entry transfer facility has received an expressed acknowledgment from a participant in its ATOP that is tendering Old Notes which are the subject of the book-entry confirmation;

         - the participant has received and agrees to be bound by the terms of the letter of transmittal or, in the case of an agent's message relating to guaranteed delivery, the participant has received and agrees to be bound by the notice of guaranteed delivery; and

         -  we may enforce the agreement against the participant.

GUARANTEED DELIVERY PROCEDURE

         Holders who wish to tender their Old Notes and (1) whose Old Notes are not immediately available, (2) who cannot deliver their Old Notes, the letter of transmittal or any other required documents to the exchange agent or (3) who cannot complete the procedures for book-entry transfer, prior to the expiration date, may effect a tender if:

         -  the tender is made through an eligible institution;

         - prior to the expiration date, the agent receives from the eligible institution a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail or hand delivery, setting forth the name and address of the holder, the certificate number(s) of the Old Notes and the principal amount of Old Notes tendered and guaranteeing that, within three New York Stock Exchange trading days after the date of execution, the letter of transmittal or facsimile together with the certificate(s) representing the Old Notes or a book-entry confirmation of the Old Notes into the exchange agent's account at the book-entry transfer facility and any other documents required by the letter of transmittal, will be deposited by the eligible institution with the exchange agent; and

         - a properly completed and executed letter of transmittal for facsimile, as well as the certificate(s) representing all tendered Old Notes in proper form for transfer or a book-entry confirmation transfer of the Old Notes into the exchange agent's account at the book-entry transfer facility and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the date of execution.

         Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their Old Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWALS OF TENDERS

         Except as otherwise provided in this prospectus, tenders of Old Notes may be withdrawn at any time prior to the earlier of 5:00 p.m., New York City time on the earlier of expiration date or the date when all Old Notes have been tendered.

         To withdraw a tender of Old Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at the address set forth below prior to 5:00 p.m., New York City time, on the expiration date. Any notice of withdrawal must:

         - specify the name of the person having deposited the Old Notes to be withdrawn (the "depositor");

         - identify the Old Notes to be withdrawn, including the certificates number(s) and principal amount of the Old Notes, or, in the case of Old Notes transferred by book-entry transfer, the name and number of the account at the book-entry transfer facility to be credited;

         - be signed by the holder in the same manner as the original signature on the letter of transmittal by which the Old Notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee or other registrar register transfer of the Old Notes into the name of the person withdrawing the tender; and

         - specify the name in which any of the Old Notes are to be registered, if different from that of the depositor.

         All questions as to the validity, form and eligibility, including time or receipt, of the notices will be determined by us. Our determination will be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no New Notes will be issued in exchange unless the Old Notes so withdrawn are validly retendered. Any Old Notes which have been tendered but which are not accepted for exchange will be returned to their holder without cost to the holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering Old Notes" at any time prior to the expiration date.

CONDITIONS TO THE EXCHANGE OFFER

         Notwithstanding any other terms of the Exchange Offer, we will not be required to accept for exchange, or exchange New Notes for, any Old Notes, and may terminate the Exchange Offer before the acceptance of the Old Notes if, in our reasonable judgment, the Exchange Offer would violate any law, statute, rule or regulation or an interpretation thereof of the Staff of the Commission. If we determine in our reasonable discretion that this condition is not satisfied, we may:

         - refuse to accept any Old Notes and return all tendered Old Notes to the tendering holders;

         - extend the Exchange Offer and retain all Old Notes tendered prior to the expiration date, subject, however, to the rights of holders to withdraw the Old Notes (see "-- Withdrawals of Tenders"); or

         - waive the unsatisfied condition with respect to the Exchange Offer and accept all validly tendered Old Notes which have not been withdrawn. If the waiver constitutes a material change to the Exchange Offer, we will promptly disclose the waiver by means of a prospectus supplement that will be distributed to the registered holders, and we will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during that five to ten business-day period.

EXCHANGE AGENT

         Wells Fargo Bank Minnesota, N.A. has been appointed as the exchange agent for the Exchange Offer of the Old Notes. The executed letter of transmittal should be directed to the exchange agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent, addressed as follows:


         By regular mail or
         overnight courier:                 Wells Fargo Bank Minnesota, N.A.
                                            Corporate Trust Operations
                                            MAC N9303-121
                                            Sixth and Marquette Avenue
                                            Minneapolis, Minnesota  55479-0113

By Facsimile:                               (612) 667-4927
Confirm Facsimile by Telephone:             (800) 344-5128

         Delivery of a letter of transmittal to an address other than that for the exchange agent as set forth above or transmission of instructions via facsimile other than as set forth above does not constitute a valid delivery of a letter of transmittal.

FEES AND EXPENSES

         We will not make any payment to brokers, dealers or others for soliciting acceptances of the Exchange Offer.

TRANSFER TAXES

         Holders who tender their Old Notes for exchange generally will not be obligated to pay any transfer tax in connection with the exchange. However, holders who instruct us to register New Notes in the name of a person other than the registered tendering holders, or request that Old Notes not properly tendered, withdrawn or not accepted in the Exchange Offer be returned to a person other than the registered tendering holder, will be responsible for the payment of any applicable transfer tax.

ACCOUNTING TREATMENT

         The New Notes will be recorded at the same carrying value as the Old Notes. This is the aggregate principal amount of the Old Notes, as reflected in our accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by us in connection with the Exchange Offer. The expenses of the Exchange Offer will be amortized over the term of the notes.

APPRAISAL RIGHTS

         Holders of Old Notes will not have dissenters' rights or appraisal rights in connection with the Exchange Offer.

RESALE OF NEW NOTES

         The New Notes are being offered to satisfy our obligations contained in the registration rights agreement. We are making the Exchange Offer in reliance on the position of the Staff of the Commission as set forth in the Exxon Capital No-Action Letter, the Morgan Stanley No-Action Letter, the Shearman & Sterling No-Action Letter, and other relevant interpretive letters addressed to third parties in other transactions. However, we have not sought our own interpretive letter addressing these matters and there can be no assurance that the Staff would make a similar determination with respect to the Exchange Offer as it has in those interpretive letters to third parties. Based on these interpretations by the Staff, and subject to the two immediately following sentences, we believe that New Notes issued pursuant to this Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by holders, other than a holder who is a broker-dealer, without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that:

         - the New Notes are acquired in the ordinary course of the holder's business; and

         - the holder is not participating, and has no arrangement or understanding with any person to participate, in a distribution (within the meaning of the Securities Act) of the New Notes.

         However, any holder who:

         - is an "affiliate" of us, within the meaning of Rule 405 under the Securities Act;

         -  does not acquire New Notes in the ordinary course of its business;

         - intends to participate in the Exchange Offer for the purpose of distributing New Notes; or

         -  is a broker-dealer who purchased Old Notes directly from us,

will not be able to rely on the interpretations of the Staff set forth in the above-mentioned interpretive letters; will not be permitted or entitled to tender Old Notes in the Exchange Offer; and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of Old Notes unless the sale is made pursuant to an exemption from those requirements.

         In addition, as described below, if any broker-dealer holds Old Notes acquired for its own account as a result of market-making or other trading activities and exchanges the Old Notes for New Notes (a "participating broker-dealer"), the participating broker-dealer may be deemed to be a statutory "underwriter" within the meaning of the Securities Act and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of New Notes. See "Plan of Distribution."

         Each holder who wishes to exchange Old Notes for New Notes in the Exchange Offer will be required to represent that:

         -  it is not an affiliate of us;

         - any New Notes to be received by it are being acquired in the ordinary course of its business; and

         - it has no arrangement or understanding with any person to participate in a distribution, within the meaning of the Securities Act, of New Notes.

         Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must:

         - acknowledge that it acquired the Old Notes for its own account as a result of market-making activities or other trading activities, and not directly from us; and

         - must agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of New Notes.

         The letter of transmittal states that by so acknowledging and by delivering a prospectus, a participating broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Based on the position taken by the Staff in the interpretive letters referred to above, we believe that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the New Notes received upon exchange of Old Notes with a prospectus meeting the requirements of the Securities Act, which may be the prospectus prepared for an Exchange Offer so long as it contains a description of the plan of distribution with respect to the resale of New Notes. Accordingly, this prospectus, as it may be amended or supplemented from time to time, may be used by a participating broker-dealer during the period referred to below in connection with the resales of New Notes received in exchange for Old Notes where the Old Notes were acquired by the participating broker-dealer for its own account as a result of market-making or other trading activities.

         Subject to provisions set forth in the registration rights agreement, we shall use our best efforts to:

         - keep the Exchange Offer Registration Statement continuously effective, supplemented and amended to the extent necessary to ensure that it is available for resales of New Notes acquired by broker-dealers for their own accounts as a result of market-making activities or other trading activities; and

         - ensure that the Exchange Offer Registration Statement conforms with the requirements of the registration rights agreement, the Securities Act and the policies, rules and regulations of the Commission as announced from time to time, for a period of 180 days from the date on which the Exchange Offer Registration Statement is declared effective.

         Any participating broker-dealer who is an affiliate of us may not rely on the interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

         Each participating broker-dealer who surrenders Old Notes pursuant to the Exchange Offer will be deemed to have agreed, by execution of a letter of transmittal, that, upon receipt of notice from us of the occurrence of any event or the discovery of any fact which makes any statement contained or incorporated by reference in this prospectus untrue in any material respect or which causes this prospectus to omit to state a material fact necessary in order to make the statements contained or incorporated by reference herein, in light of the circumstances under which they were made, not misleading or of the occurrence of other events specified in the registration rights agreement, the participating broker-dealer will suspend the sale of New Notes pursuant to this prospectus until we have amended or supplemented this prospectus to correct the misstatement or omission and have furnished copies of the amended or supplemented prospectus to the participating broker-dealer or we have given notice that the sale of the New Notes may be resumed, as the case may be.

CONSEQUENCES OF FAILURE TO EXCHANGE OLD NOTES

         Any Old Notes tendered and exchanged in the Exchange Offer will reduce the aggregate principal amount of Old Notes outstanding. Following the consummation of the Exchange Offer, holders who did not tender their Old Notes generally will not have any further registration rights under the registration rights agreement, and these Old Notes will continue to be subject to restrictions on transfer. Accordingly, the liquidity of the market for the Old Notes could be adversely affected. The Old Notes are currently eligible for sale under Rule 144A through the PORTALSM Market. Because we anticipate that most holders will elect to exchange their Old Notes for New Notes due to the absence of most restrictions on the resale of New Notes, we anticipate that the liquidity of the market for any Old Notes remaining outstanding after the Exchange Offer may be substantially limited.

         As a result of the making of the Exchange Offer, we will have fulfilled our obligations under the registration rights agreement, and holders who do not tender their Old Notes generally will not have any further registration rights or rights to receive liquidated damages specified in the registration rights agreement for our failure to register the New Notes.

         The Old Notes that are not exchanged for New Notes will remain restricted securities. Accordingly, the Old Notes may be resold only:

         -  to us

         -  to a qualified institutional buyer;

         -  to an institutional accredited investor;

         - to a party outside the United States under Regulation S under the Securities Act;

         - under an exemption from registration provided by Rule 144 under the Securities Act; or

         -  under an effective registration statement.

                            DESCRIPTION OF THE NOTES

GENERAL

         The Old Notes were and the New Notes will be issued under an indenture (the "Indenture") dated April 23, 2001 by and among us, the Guarantors and Wells Fargo Bank Minnesota, N.A., as trustee (the "Trustee"). The term "Notes" refers to Old Notes and the New Notes. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939. You should refer to the Indenture and the Trust Indenture Act for a statement of all terms governing the Notes.

         The following description is a summary of those provisions of the Indenture that we consider to be material. It does not restate the Indenture in its entirety. We urge you to read the Indenture because it, and not this description, defines your rights as Holders of the Notes. Copies of the Indenture and registration rights agreement are available as set forth below under "Where You Can Find More Information." The definitions of certain terms used in the following summary are set forth below under "-- Certain Definitions." In this description, the "issuer," the "Company," "we," "us" and "our" refer only to Salton, Inc. and not to any of its subsidiaries.

BRIEF DESCRIPTION OF THE NOTES

         The Notes will be:

         -        unsecured senior subordinated obligations of the Company;

         - subordinated in right of payment to all existing and future Senior Debt of the Company;

         - pari passu in right of payment with the 10 3/4% senior subordinated notes and all other senior subordinated Indebtedness of the Company issued in the future, if any; and

         - senior in right of payment to any future subordinated Indebtedness issued by the Company.

         As of March 31, 2001, on a pro forma basis after giving effect to the offering of the Old Notes and the application of the proceeds of the offering:

(1) the Company would have had Senior Debt of $85.3 million outstanding (exclusive of unused commitments of up to $95.0 million under the Amended and Restated Credit Agreement);

(2) the Company's Restricted Subsidiaries, would have had additional liabilities (including trade payables and capital lease obligations) aggregating $29.4 million; and

(3) the Company would have had senior subordinated Indebtedness of $273.3 million outstanding, consisting of the Notes and the 10 3/4% senior subordinated notes.

         The Indenture will permit the incurrence of additional indebtedness, including additional Senior Debt, subject to certain restrictions.

         As of the Issue Date, all of the Company's Subsidiaries will be Restricted Subsidiaries. Under certain circumstances, the Company will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Indenture.

PRINCIPAL, MATURITY AND INTEREST

         The Company will issue the Notes initially with a maximum aggregate principal amount of $150.0 million. The Notes will mature on April 15, 2008. The Company will issue the Notes in denominations of $1,000 and integral multiples of $1,000. Subject to compliance with the covenant described under the caption "-- Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," the Company is permitted to issue more Notes under the Indenture (the "Additional Notes"). The Notes and the Additional Notes, if any, will be treated as a single class for all purposes of the Indenture, including waivers, amendments, redemptions and offers to purchase.

         Interest on the Notes will accrue at the rate of 12 1/4% per annum and will be payable semi-annually in arrears on April 15 and October 15, commencing on October 15, 2001, to Holders of record on the immediately preceding April 1 and October 1, respectively.

         Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium, if any, and interest and liquidated damages, if any, on the Notes will be payable at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest and liquidated damages, if any, may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders of Notes; provided that all payments of principal, premium, interest and liquidated damages, if any, with respect to Notes the Holders of which have given wire transfer instructions to the Company will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose.

SUBORDINATION

         The payment of principal of, premium, if any, interest on the Notes, liquidated damages, if any, Change of Control Payments (as defined below) or other obligations of the Company in respect of the Notes (collectively, the "senior subordinated note Payments") will be subordinated in right of payment, as set forth in the Indenture, to the prior payment in full, in cash or Cash Equivalents, of all Senior Debt, whether outstanding on the date of the Indenture or thereafter incurred.

         Upon any distribution to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, in an assignment for the benefit of creditors or any marshaling of the Company's assets and liabilities, the holders of Senior Debt will be entitled to receive payment in full, in cash or Cash Equivalents, of all Obligations due in respect of such Senior Debt (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Debt) before the Holders of Notes will be entitled to receive any payment with respect to the Notes. Until all Obligations with respect to Senior Debt are paid in full, in cash or Cash Equivalents, any distribution to which the Holders of Notes would be entitled shall be made to the holders of Senior Debt, except that Holders of Notes may receive and retain:

                  (1)      permitted Junior Securities; and

                  (2) payments made from the trust described under "-- Legal Defeasance and Covenant Defeasance."

         If a distribution is made to Holders of the Notes that due to the subordination provisions should not have been made to them, such holders will be required to hold such distribution in trust for the holders of Senior Debt and pay it over to them as their interests may appear.

         The Company also may not make any payment upon or in respect of the Notes (except in Permitted Junior Securities or from the trust described under "-- Legal Defeasance and Covenant Defeasance") if either of the following occurs:

                  (1) a default in the payment of the principal of, premium, if any, or interest on Designated Senior Debt occurs and is continuing beyond any applicable period of grace; or

                  (2) any other default occurs and is continuing with respect to Designated Senior Debt that permits holders of the Designated Senior Debt as to which such default relates to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from the Company or the holders of any Designated Senior Debt.

         Payments on the Notes may and shall be resumed:

                  (1) in the case of a payment default, upon the date on which such default is cured or waived; and

                  (2) in the case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated.

         No new period of payment blockage may be commenced unless and until 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been waived for a period of not less than 180 consecutive days.

         The Indenture will require that the Company promptly notify holders of Senior Debt if payment of the Notes is accelerated because of an Event of Default.

         As a result of the subordination provisions described above, in the event of a liquidation or insolvency, Holders of Notes may recover less ratably than creditors of the Company who are holders of Senior Debt. On a pro forma basis, after giving effect to the offering of the Old Notes and the application of the proceeds of the offering, the Company would have had Senior Debt of $85.3 million outstanding (exclusive of unused commitments of up to $95.0 million under the Amended and Restated Credit Agreement) as of March 31, 2001.

         The Indenture will limit, subject to certain financial tests, the amount of additional Indebtedness, including Senior Debt, that the Company and its Subsidiaries can incur. See "-- Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock."

SUBSIDIARY GUARANTEES

         The Company's payment obligations under the Notes will be jointly and severally guaranteed (the "Subsidiary Guarantees") by the Guarantors. The Subsidiary Guarantees will be:

         - subordinated to the prior payment in full of all Senior Debt of the Guarantors and the amounts for which the Guarantors will be liable under the Guarantees issued from time to time with respect to Senior Debt; and

         - pari passu with all other senior subordinated Indebtedness of the Guarantors and the amounts for which the Guarantors will be liable under the Guarantees issued from time to time with respect to other senior subordinated Indebtedness, including the 10 3/4% senior subordinated notes.

         As of March 31, 2001, after giving pro forma effect to the offering of the Old Notes and the application of the proceeds of the offering, $85.3 million of Senior Debt of the Guarantors was outstanding, consisting of Guarantees with respect to the Amended and Restated Credit Agreement, and $273.3 million of senior subordinated Indebtedness of the Guarantors was outstanding, consisting of the Subsidiary Guarantees and Guarantees with respect to the 10 3/4% senior subordinated notes. The obligations of each Guarantor under its Subsidiary Guarantee will be limited so as not to constitute a fraudulent conveyance under applicable law. See, however, "Risk Factors--Risks Relating to the Notes--United States bankruptcy or fraudulent conveyance law may interfere with the payment of the notes and the subsidiary guarantees."

         The Indenture will provide that no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person whether or not affiliated with such Guarantor unless:

                  (1) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of such Guarantor under the Notes and the Indenture pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee; and

                  (2) immediately after giving effect to such transaction, no Default or Event of Default exists.

         The Indenture will provide that a Guarantor will be released and relieved of any obligations under the Subsidiary Guarantee in the event of a sale or other disposition of all the assets of such Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the capital stock of such Guarantor; provided that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture. See "-- Repurchase at the Option of Holders--Asset Sales."

OPTIONAL REDEMPTION

         Except as set forth below, the Company will not be entitled to redeem the Notes at its option prior to April 15, 2005. On and after April 15, 2005, the Company will be entitled at its option to redeem all or a portion of the Notes on one or more occasions upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and liquidated damages, if any, thereon to the applicable redemption date, if redeemed during the 12-month period beginning on April 15 of the years indicated below:


                 Year                                                                            Percentage
                 ----                                                                            ----------
                 2005.........................................................................    106.125%
                 2006.........................................................................    103.063%
                 2007 and thereafter..........................................................    100.000%

         In addition, at any time prior to April 15, 2004, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of Notes originally issued under the Indenture at a redemption price of 112.250% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, thereon to the redemption date, with the net cash proceeds of any Public Equity Offering of common stock of the Company; provided that:

                  (1) at least 65% of the aggregate principal amount of Notes originally issued on the Issue Date remain outstanding immediately after each occurrence of such redemption; and

                  (2) each such redemption shall occur within 60 days of the date of the closing of such Public Equity Offering.

SELECTION AND NOTICE

         If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or, if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that no Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. Notices of redemption may not be conditional. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

MANDATORY REDEMPTION

         Except as set forth below under "Repurchase at the Option of Holders," the Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

REPURCHASE AT THE OPTION OF HOLDERS

Change of Control

         Upon the occurrence of a Change of Control, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and liquidated damages thereon, if any, to the date of purchase (the "Change of Control Payment"). Within 10 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date specified in such notice (the "Change of Control Payment Date"), which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control.

         On the Change of Control Payment Date, the Company will, to the extent lawful:

                  (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

                  (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and

                  (3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officer's Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company.

         The Paying Agent will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. The Indenture will provide that, prior to complying with the provisions of this covenant, but in any event within 60 days following a Change of Control, the Company will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of Notes required by this covenant. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

         The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

         The Company's Amended and Restated Credit Agreement prohibits the Company from purchasing any Notes and also provides that certain change of control events with respect to the Company would constitute a default thereunder. Any future credit agreements or other agreements relating to Senior Debt to which the Company becomes a party may contain similar restrictions and provisions. If a Change of Control occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the Company's Amended and Restated Credit Agreement. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of Notes.

         The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

Asset Sales

         The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

                  (1) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of; and

                  (2) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents.

         For purposes of this provision, the following shall be deemed to be cash:

                           (A) the amount of any liabilities (as shown on the
                  Company's or such Restricted Subsidiary's most recent balance sheet) of the Company or any Restricted Subsidiary of the Company (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability; and

                           (B) the amount of any securities, notes or other
                  obligations received by the Company or any such Restricted Subsidiary from such transferee that are immediately converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received).

         Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company may, at its option, apply such Net Proceeds to:

                  (a) repay Senior Debt under any Credit Facility (and to correspondingly permanently reduce the commitments with respect thereto in the case of revolving borrowings); or

                  (b) the acquisition of a controlling interest in another business, the making of a capital expenditure or the acquisition of other long-term assets, in each case, in Permitted Businesses.

         Pending the final application of any such Net Proceeds, the Company may temporarily reduce Senior Debt under any Credit Facility or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture.

         Any Net Proceeds from Asset Sales that are not applied or invested as provided in clauses (a) or (b) immediately above will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $5.0 million, the Company will be required to make an offer (an "Asset Sale Offer") to all Holders of Notes and to the extent required by the terms of other senior subordinated Indebtedness (including the 10 3/4% senior subordinated notes), to all holders of other senior subordinated Indebtedness outstanding, to purchase the maximum principal amount of Notes and such other senior subordinated Indebtedness of the Company that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest and liquidated damages thereon, if any, to the date of purchase, in accordance with the procedures set forth in the Indenture and the agreements governing such other senior subordinated Indebtedness, as applicable.

         To the extent that the aggregate amount of Notes and such other senior subordinated Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Notes and such other senior subordinated Indebtedness surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and such other senior subordinated Indebtedness to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds will be reset at zero.

CERTAIN COVENANTS

Restricted Payments

         The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

                  (1) declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any dividend, distribution or payment on account of such Equity Interests in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company);

                  (2) purchase, redeem or otherwise acquire or retire for value (including without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company or other Affiliate of the Company;

                  (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes, except a payment of interest or principal at Stated Maturity; or

                  (4) make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

                           (a) no Default or Event of Default shall have
                  occurred and be continuing or would occur as a consequence thereof; and

                           (b) the Company would, at the time of such Restricted
                  Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock;" and

                           (c) such Restricted Payment, together with the
                  aggregate amount of all other Restricted Payments made by the Company or any of its Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses (2),
                  (3) or (4) of the next succeeding paragraph), is less than the sum of:

                           (1) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the Company's fiscal third quarter of fiscal 1999 to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

                           (2) 100% of the aggregate Net Cash Proceeds received by the Company as a contribution to its common equity capital or from the issue or sale since December 16, 1998 of Equity Interests of the Company (other than Disqualified Stock), or of Disqualified Stock or debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Restricted Subsidiary of the Company and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock); plus

                           (3) to the extent not already included in Consolidated Net Income of the Company for such period without duplication, any Restricted Investment that was made by the Company or any of its Restricted Subsidiaries after December 16, 1998 is sold for cash or otherwise liquidated or repaid for cash, or any Unrestricted Subsidiary which is designated as an Unrestricted Subsidiary subsequent to December 16, 1998 is sold for cash or otherwise liquidated or repaid for cash, the lesser of:

                                    (A) the cash return of capital with respect to such Restricted Investment or Unrestricted Subsidiary (less the cost of disposition, if any); and

                                    (B) the initial amount of such Restricted
                                    Investment or designated amount of such
                                    Unrestricted Subsidiary.

         The foregoing provisions will not prohibit:

                  (1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture;

                  (2) the redemption, repurchase, retirement, defeasance or other acquisition of any Indebtedness which is subordinated to the Notes or Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, other Equity Interests of the Company (other than any Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (c)(2) of the preceding paragraph;

                  (3) the defeasance, redemption, repurchase or other acquisition of Indebtedness which is subordinated to the Notes with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

                  (4) the payment of any dividend or distribution by a Restricted Subsidiary of the Company to the holders of its common Equity Interests so long as the Company or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests;

                  (5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company that are held by any member of the Company's (or any of its Restricted Subsidiaries') management pursuant to any management equity subscription agreement or stock option agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $500,000 in any 12-month period;

                  (6) repurchases of Capital Stock deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price thereof; or

                  (7)(a) the payment to Applica in an amount not to exceed $15.0 million at the Stated Maturity of the Applica Note and (b) redemptions of the Applica Note which are deemed to occur as a result of purchases of inventory from Applica in the ordinary course of business;

provided that, with respect to clauses (2), (3), (5) and (7)(a) above, no Default or Event of Default shall have occurred and be continuing immediately after such transaction.

         The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary of the Company, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment shall be determined by the Board of Directors of the Company whose resolution with respect thereto shall be delivered to the Trustee, such determination to be based upon an opinion or appraisal issued by an investment banking firm (or, if an investment banking firm is generally not qualified to give such an opinion or appraisal, by an appraisal firm) of national standing if such fair market value exceeds $5.0 million. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "--Restricted Payments" were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

         The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the fair market value of such Investments at the time of such designation. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

         Any designation of an Unrestricted Subsidiary by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers' Certificate certifying that such designation complied with the terms of the Indenture governing the designation of Unrestricted Subsidiaries and was permitted by the covenant described above under the caption "--Certain Covenants--Restricted Payments." If, at any time, any Unrestricted Subsidiary fails to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," the Company shall be in default of such covenant). The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if:

                  (1) such Indebtedness is permitted under the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and

                  (2) no Default or Event of Default would be in existence immediately following such designation.

Incurrence of Indebtedness and Issuance of Preferred Stock

         The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and the

Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock if the Company's Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

         The provisions of the first paragraph of this covenant will not apply to the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt") so long as no Default has occurred and is continuing or would be caused thereby:

                  (1) the incurrence by the Company of: (A) revolving credit Indebtedness under any Credit Facility, letters of credit (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) and related Guarantees under any Credit Facility; provided that the aggregate principal amount of all revolving Indebtedness and letters of credit of the Company and its Restricted Subsidiaries (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) outstanding at any one time under all such Credit Facilities after giving effect to such incurrence, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause (1), does not exceed $160.0 million less the aggregate amount of Asset Sale proceeds applied by the Company and its Restricted Subsidiaries to permanently reduce the availability or revolving credit Indebtedness under the Credit Facility pursuant to the provisions described under the caption "--Repurchase at the Option of Holders--Asset Sales;" and
         (B) up to $70.3 million of the Term Loan or a similar facility not to exceed $70.3 million (less the aggregate amount of all repayments (optional or mandatory) of the principal of any term loan pursuant to this clause (1) that has been made by the Company since the Issue
         Date);

                  (2) the incurrence by the Company and its Restricted Subsidiaries of Existing Indebtedness;

                  (3) the incurrence by the Company of Indebtedness represented by the Notes in an aggregate principal amount of up to $150.0 million and the incurrence by the Guarantors of Indebtedness represented by the Subsidiary Guarantees;

                  (4) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace Indebtedness incurred pursuant to this clause (4), not to exceed $15.0 million at any time outstanding;

                  (5) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in respect of Indebtedness that was permitted by the Indenture to be incurred by such entity other than pursuant to clause (1), (6) and (7) of this paragraph;

                  (6) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries;

         provided, however, that (1) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes and the Indenture and (2)(A) any subsequent event or issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company and (B) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary of the Company shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

                  (7) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations that are incurred in the normal course of business and consistent with past business practices for the purpose of fixing or hedging currency, commodity or interest rate risk (including with respect to any floating rate Indebtedness that is permitted by the terms of the Indenture to be outstanding in connection with the conduct of their respective businesses and not for speculative purposes);

                  (8) the guarantee by the Company of Indebtedness of any of the Guarantors or the Guarantee by any of the Guarantors of Indebtedness of the Company, in each case that was permitted to be incurred by another provision of this covenant "--Incurrence of Indebtedness and Issuance of Preferred Stock;"

                  (9) the incurrence by a Restricted Subsidiary that is a Foreign Subsidiary of Non-Recourse Debt in an amount not to exceed the sum of:

                           (a) 75% of the net book value of the non-Affiliate
                  accounts receivable of such Restricted Subsidiary determined in accordance with GAAP; plus

                           (b) 50% of the total Eligible Inventory of such
                  Restricted Subsidiary;

                  (10) the incurrence by the Company's Unrestricted Subsidiaries of Non-Recourse Debt, provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company that was not permitted by this clause (10);

                  (11) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from agreements of the Company or a Restricted Subsidiary of the Company providing for indemnification, adjustment of purchase price or other similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Restricted Subsidiary of the Company, other than the guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Restricted Subsidiary for the purpose of financing such acquisition; provided that (A) such Indebtedness is not reflected on the balance sheet of the Company or any Subsidiary of the Company (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (A)) and (B) the maximum assumable liability in respect of all such Indebtedness with respect to such disposition shall at no time exceed the gross proceeds including noncash proceeds (the fair market value of such noncash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Company and its Restricted Subsidiaries in connection with such disposition; and

                  (12) the incurrence by the Company or any of its Restricted Subsidiaries that are Guarantors of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause (12), not to exceed $25.0 million, provided that up to $10.0 million of such $25.0 million may be incurred by any of the Company's Foreign Restricted Subsidiaries that are not Guarantors.

         For purposes of determining compliance with this covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (12) above as of the date of incurrence thereof or is entitled to be incurred pursuant to the first paragraph of this covenant as of the date of incurrence thereof, the Company shall, in its sole discretion, classify such item of Indebtedness as of the date of incurrence thereof in any manner that complies with this covenant and such item of Indebtedness shall be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

Liens

         The Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind securing Indebtedness, Attributable Debt, or trade payables (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the Indenture and the Notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien; provided that in any case involving a Lien securing indebtedness subordinated to the Notes, such Lien is subordinated to the Lien securing the Notes to the same extent that such subordinated indebtedness is subordinated to the Notes.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

         The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to:

                  (1) (a) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (x) on its Capital Stock or (y) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

                  (2) make loans or advances to the Company or any of its Restricted Subsidiaries; or

                  (3) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

         However, the foregoing restrictions will not apply to encumbrances or restrictions existing under or by reason of:

                  (a) Existing Indebtedness as in effect on the Issue Date;

                  (b) the Amended and Restated Credit Agreement as in effect as of the Issue Date, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive with respect to such dividend and other payment restrictions than those contained in the Amended and Restated Credit Agreement as in effect on the Issue Date;

                  (c) the Indenture and the Notes;

                  (d) applicable law;

                  (e) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

                  (f) by reason of customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

                  (g) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (3) above on the property so acquired; or

                  (h) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced.

Guarantees by Restricted Subsidiaries

         The Indenture will provide that the Company will not permit any of its Restricted Subsidiaries, directly or indirectly, to Guarantee, assume or in any other manner become liable for the payment of any Indebtedness of the Company unless:

                  (1) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture providing for a Guarantee of payment of the Notes by such Restricted Subsidiary, which Guarantee shall be
         (a) in the case of Indebtedness that is subordinated to the Notes, senior to such Restricted Subsidiary's Guarantee of or pledge to secure such other Indebtedness, (b) in the case of Indebtedness that is pari passu with the Notes, pari passu with such Restricted Subsidiary's Guarantee of or pledge to secure such other Indebtedness, and (c) in the case of Indebtedness that is Senior Debt, subordinated to the Guarantee of such Senior Debt to the same extent as the Notes are subordinated to such other Senior Debt; and

                  (2) such Restricted Subsidiary waives, and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee until the Notes have been paid in full.

Merger, Consolidation, or Sale of Assets

         The Company will not, directly or indirectly, consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless:

                  (1) the Company is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

                  (2) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Notes, the Registration Rights Agreement and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee;

                  (3) immediately before and after such transaction no Default or Event of Default shall have occurred; and

                  (4) except in the case of a merger of the Company with or into a wholly owned Restricted Subsidiary of the Company, the Company or Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition shall have been made will, immediately after such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock."

         The Indenture will also provide that the Company may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person.

Transactions with Affiliates

         The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate of any such Person (each of the foregoing, an "Affiliate Transaction"), unless:

                  (1) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

                  (2) the Company delivers to the Trustee:

                           (a) with respect to any Affiliate Transaction or
                  series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of its Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (1) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of its Board of Directors; and

                           (b) with respect to any Affiliate Transaction or
                  series of related Affiliate Transactions involving aggregate consideration in excess of $3.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an investment banking firm (or, if an investment banking firm is generally not qualified to give such an opinion, by an appraisal firm) of national standing.

         Notwithstanding the foregoing, none of the following shall be deemed to be Affiliate Transactions:

                  (1) any employment agreement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of the Company or such Restricted Subsidiary, as the case may be;

                  (2) transactions between or among the Company and/or its Restricted Subsidiaries on terms that are no less favorable to the Company and/or such Subsidiary than those that would have been obtained in a comparable transaction by the Company and/or such Subsidiary with an unrelated Person;

                  (3) any sale or other issuance of Equity Interests (other than Disqualified Stock) of the Company;

                  (4) Restricted Payments that are permitted by the covenant described above under the caption "-- Restricted Payments;"

                  (5) fees and compensation paid to members of the Board of Directors of the Company and of its Restricted Subsidiaries in their capacity as such, to the extent such fees and compensation are reasonable, customary and consistent with past practices;

                  (6) advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business and consistent with past practices;

                  (7) fees payable to Markpeak Ltd. in the ordinary course of business and consistent with past practices; and

                  (8) fees and compensation paid to, and indemnity provided on behalf of, officers, directors or employees of the Company or any of its Restricted Subsidiaries, as determined by the Board of Directors of the Company or of any such Restricted Subsidiary, to the extent such fees and compensation are reasonable, customary and consistent with past practices.

Sale and Leaseback Transactions

         The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that the Company may enter into a sale and leaseback transaction if:

                  (1) the Company could have incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock;"

                  (2) the gross cash proceeds of such sale and leaseback transaction are at least equal to the fair market value (as determined in good faith by the Board of Directors and set forth in an Officer's Certificate delivered to the Trustee) of the property that is the subject of such sale and leaseback transaction; and

                  (3) the transfer of assets in such sale and leaseback transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, the covenant described above under the caption "Repurchase at the Option of Holders -- Asset Sales."

No Senior Subordinated Debt

         The Indenture will provide that, notwithstanding any other provision thereof, the Company will not incur, create, issue, assume, guarantee or otherwise become liable, directly or indirectly, for any Indebtedness (including Acquired Debt) that is subordinate or junior in right of payment to any Senior Debt and senior in any respect in right of payment to the Notes.

Business Activities

         The Company will not, and the Company will not permit any of its Restricted Subsidiaries to, directly or indirectly, engage in any line of business other than a Permitted Business, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

Payments for Consent

         The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

         The Indenture will provide that whether or not the Company is required by the rules and regulations of the Commission, so long as any Notes are outstanding and irrespective of whether the Exchange Offer Registration Statement or the Shelf Registration Statement has been declared effective by the Commission, the Company will furnish to each of the Holders of Notes:

                  (1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such financial information, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Company and any consolidated Restricted Subsidiaries and, with respect to the annual information only, reports thereon by the Company's independent public accountants (which shall be firm(s) of established national reputation); and

                  (2) all information that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports.

         All such information and reports shall be filed with the Commission on or prior to the dates on which such filings would have been required to be made had the Company been subject to the rules and regulations of the Commission. In addition, whether or not required by the rules and regulations of the Commission, the Company shall file a copy of all such information and reports with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. For so long as any Notes remain outstanding, the Company and the


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

Guarantors shall furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

EVENTS OF DEFAULT AND REMEDIES

         The Indenture will provide that each of the following constitutes an Event of Default:

                  (1) default for 30 days in the payment when due of interest on, or liquidated damages, if any, with respect to, the Notes (whether or not prohibited by the subordination provisions of the Indenture);

                  (2) default in payment when due of the principal of or premium, if any, on the Notes (whether or not prohibited by the subordination provisions of the Indenture);

                  (3) failure by the Company or any of its Restricted Subsidiaries to comply with the provisions described under the caption "--Certain Covenants--Merger, Consolidation, or Sale of Assets";

                  (4) failure by the Company or any of its Restricted Subsidiaries for 30 days after notice from the Trustee or Holders of 25% in aggregate principal amount of the Notes then outstanding to comply with the provisions described under the captions "Repurchase at the Option of Holders--Asset Sales," "--Certain Covenants--Restricted Payments," "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock" or "Repurchase at the Option of Holders--Change of Control";

                  (5) failure by the Company or any of its Restricted Subsidiaries for 60 days after notice from the Trustee or Holders of 25% in aggregate principal amount of the Notes then outstanding to comply with any of its other agreements in the Indenture or the Notes;

                  (6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the Issue Date, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates without duplication $2.5 million or more;

                  (7) failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $2.5 million (excluding amounts covered by insurance), which judgments are not paid, discharged or stayed for a period of 60 days; and

                  (8) certain events of bankruptcy or insolvency with respect to the Company or any of its Restricted Subsidiaries.

         If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company or any Restricted Subsidiary, all outstanding

Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

         In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs prior to April 15, 2005 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Notes prior to April 15, 2005, then the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

         The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes.

         The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

         No director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

         The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes ("Legal Defeasance") except for:

                  (1) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest and liquidated damages, if any, on such Notes when such payments are due from the trust referred to below,

                  (2) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust,

                  (3) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith and

                  (4) the Legal Defeasance provisions of the Indenture.

         In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default and Remedies" will no longer constitute an Event of Default with respect to the Notes.

         In order to exercise either Legal Defeasance or Covenant Defeasance:

                  (1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest and liquidated damages, if any, on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

                  (2) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

                  (3) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

                  (4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

                  (5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound;

                  (6) the Company must have delivered to the Trustee an opinion of counsel to the effect that, subject to customary assumptions and exclusions, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

                  (7) the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

                  (8) the Company must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that, subject to customary assumptions and exclusions, all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

TRANSFER AND EXCHANGE

         A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

         The Registered Holder of a Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

         Except as provided in the next two succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes).

         Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder):

                  (1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

                  (2) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption "--Repurchase at the Option of Holders");

                  (3) reduce the rate of or change the time for payment of interest on any Note;

                  (4) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

                  (5) make any Note payable in money other than that stated in the Notes;

                  (6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of or premium, if any, or interest on the Notes;

                  (7) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption "--Repurchase at the Option of Holders"); or

                  (8) make any change in the foregoing amendment and waiver provisions.

In addition, any amendment to the provisions of Article 10 of the Indenture (which relate to subordination) will require the consent of the Holders of at least 75% in aggregate principal amount of the Notes then outstanding if such amendment would adversely affect the rights of Holders of Notes. Without the consent of at least 75% in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the Notes), no waiver or amendment to the Indenture may make any change in the provisions described above under the captions "--Repurchase at the Option of Holders--Change of Control," and "--Repurchase at the Option of Holders--Asset Sales" that adversely affect the rights of any Holder of Notes.

         Notwithstanding the foregoing, without the consent of any Holder of Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's obligations to Holders of Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

CONCERNING THE TRUSTEE

         The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

         The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

         Anyone who receives this Offering Memorandum may obtain a copy of the Indenture and Registration Rights Agreement without charge by writing to Salton, Inc., 550 Business Center Drive, Mt. Prospect, Illinois 60056, Attention: Chief Financial Officer.

CERTAIN DEFINITIONS

         Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.


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

         "10 3/4% senior subordinated notes" means the senior subordinated notes due 2005 issued by the Company in the aggregate amount of $125.0 million.

         "Acquired Debt" means, with respect to any specified Person, (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

         "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

         "Amended and Restated Credit Agreement" means that certain Third Amended and Restated Credit Agreement, dated as of September 26, 2000, by and among the Company, the several Lenders from time to time parties thereto, Lehman Brothers Inc., as Arranger, Firstar Bank, N.A., as Syndication Agent, Lehman Commercial Paper Inc., as Administrative Agent, and Fleet National Bank, as Documentation Agent, providing for up to $235.0 million of borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, in each case as amended, restated, modified, renewed, refunded, replaced or refinanced from time to time (whether with the original agents and lenders or other agents and lenders).

         "Applica" means Applica, Inc. (formerly known as Windmere-Durable Holdings, Inc.), a Florida corporation.

         "Applica Note" means that certain subordinated promissory note in the amount of $15.0 million payable by the Company to Applica.

         "Asset Sale" means:

                  (1) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback) other than in the ordinary course of business consistent with past practices (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the covenants described above under the captions "--Repurchase at the Option of Holders--Change of Control" and "--Certain Covenants--Merger, Consolidation, or Sale of Assets" and not by the provisions of the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales"), and

                  (2) the issue or sale by the Company or any of its Restricted Subsidiaries of Equity Interests of any of the Company's Restricted Subsidiaries, in the case of either clause (1) or (2), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $1.0 million or (b) for Net Proceeds in excess of $1.0 million.

         Notwithstanding the foregoing, the following items will not be deemed to be Asset Sales:

                  (1) a transfer of assets by the Company to a Restricted Subsidiary of the Company or by a Restricted Subsidiary of the Company to the Company or to another Restricted Subsidiary of the Company,

                  (2) an issuance or sale of Equity Interests by a Restricted Subsidiary of the Company to the Company or to another Restricted Subsidiary of the Company that is a Guarantor,

                  (3) a Restricted Payment that is permitted by the covenant described above under the caption "--Certain Covenants--Restricted Payments;"

                  (4) a disposition of inventory in the ordinary course of business; and

                  (5) an Asset Swap.

         "Asset Swap" means the concurrent purchase and sale or exchange of Permitted Business Assets between the Company or any of its Restricted Subsidiaries and another Person; provided that any cash received must be applied in accordance with the requirements set forth under the caption "Repurchase at the Option of Holders--Asset Sales."

         "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

         "Board of Directors" means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board of Directors.

         "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

         "Capital Stock" means:

                  (1) in the case of a corporation, corporate stock,

                  (2) in the case of an association or business entity, any and all shares, interests, participation, rights or other equivalents (however designated) of corporate stock,

                  (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and

                  (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

         "Cash Equivalents" means:

                  (1) United States dollars,

                  (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition,

                  (3) certificates of deposit and eurodollar time deposits with maturities of not more than one year from the date of acquisition, bankers' acceptances with maturities of not more than one year from the date of acquisition and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500 million and a Thompson Bank Watch Rating of "B" or better,

                  (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above,

                  (5) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or one of the two highest ratings from Standard & Poor's with maturities of not more than six months from the date of acquisition and

                  (6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1)-(5) of this definition.

         "Change of Control" means the occurrence of any of the following:

                  (1) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries, taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act) (other than persons who are, or groups of persons who are, made up entirely of Principals or their Related Parties);

                  (2) the adoption of a plan relating to the liquidation or dissolution of the Company;

                  (3) the consummation of any transaction or series of related transactions (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than the Principals and their Related Parties, becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly, of more than 30% of the total Voting Stock of the Company (measured by voting power rather than number of shares); provided that the Principals and their Related Parties beneficially own (as defined in this clause (3)) directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Company than such other person and do not have the right or ability by voting power, contract or otherwise, to elect or designate for election a majority of the Board of Directors of the Company;

                  (4) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors; or

                  (5) the Company consolidates with, or merges with or into, any Person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance).

         "Commission" means the Securities and Exchange Commission.

         "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

                  (1) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale (to the extent such losses were deducted in computing such Consolidated Net Income), plus

                  (2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income, plus

                  (3) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income, plus

                  (4) depreciation and amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation and amortization were deducted in computing such Consolidated Net Income, minus

                  (5) non-cash items increasing such Consolidated Net Income for such period, in each case, on a consolidated basis and determined in accordance with GAAP.

         "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries (for such period, on a consolidated basis, determined in accordance with GAAP); provided that:

                  (1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Restricted Subsidiary,

                  (2) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders,

                  (3) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded,

                  (4) the cumulative effect of a change in accounting principles shall be excluded and

                  (5) the Net Income (but not loss) of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the Company or one of its Subsidiaries.

         "Credit Facilities" means, with respect to the Company, one or more debt facilities (including, without limitation, the Amended and Restated Credit Agreement) or commercial paper facility with banks or other institutional lenders providing for revolving credit loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

         "Default" means any event that is or with the passage of time or the giving of notice (or both) would be an Event of Default.

         "Designated Senior Debt" means (i) any Indebtedness outstanding under the Amended and Restated Credit Agreement and (ii) any other Senior Debt permitted hereunder the principal amount of which is $25.0 million or more and that has been designated by the Company as "Designated Senior Debt."

         "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature, except to the extent that such Capital Stock is solely redeemable with, or solely exchangeable for, any Capital Stock of such Person that is not Disqualified Stock.

         "Domestic Subsidiary" means a Subsidiary that is:

                  (1) formed under the laws of the United States of America or a state or territory thereof or

                  (2) as of the date of determination, treated as a domestic entity or a partnership or a division of a domestic entity for United States federal income tax purposes.

         "Eligible Inventory" means, with respect to any Person, Inventory (net of reserves for slow moving inventory) consisting of finished goods held for sale in the ordinary course of such Person's business, that are located at such Person's premises and replacement parts and accessories inventory located at such Person's premises. Eligible Inventory shall not include obsolete items, restrictive or custom items, work-in-process, components that are not part of finished goods, spare parts, packaging and shipping materials, supplies used or consumed in such Person's business, Inventory subject to a security interest or lien in favor of any non-Affiliate other than the administrative agent under the Amended and Restated Credit Agreement, bill and hold goods, Inventory that is not subject to the perfected security interests of the administrative agent under the Amended and Restated Credit Agreement, defective goods, "seconds," and Inventory acquired on consignment.

         "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

         "Existing Indebtedness" means Indebtedness with respect to the 10 3/4% senior subordinated notes, Indebtedness with respect to the Foreman Note and up to $15.0 million in aggregate principal amount of Indebtedness of the Company and its Restricted Subsidiaries (other than Indebtedness under the Amended and Restated Credit Agreement and the Notes) in existence on the Issue Date, until such amounts are repaid.

         "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of:

                  (1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations),

                   (2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period,

                  (3) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon) and

                  (4) the product of

                           (a) all dividend payments, whether or not in cash, on
                  any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividend payments on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock), times

                           (b) a fraction, the numerator of which is one and the
                  denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

         "Fixed Charge Coverage Ratio" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any of its Restricted Subsidiaries incurs, assumes, Guarantees or redeems any Indebtedness (other than working capital borrowings represented by revolving credit Indebtedness under any Credit Facility) or issues preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period.

         For purposes of making the computation referred to above:

                  (1) acquisitions that have been made by the Company or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and pro forma Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income,

                  (2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, and

                  (3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date.

         "Foreign Subsidiary" means any Subsidiary of the Company that is not a Domestic Subsidiary.

         "Foreman Note" means that certain non-interest bearing subordinated promissory note in the amount of $45.5 million payable by the Company to George Foreman and other participants.

         "GAAP" means accounting principles generally accepted in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, the statements and pronouncements of the Financial Accounting Standards Board and such other statements by such other entities (including the Commission) as have been accepted by a significant segment of the accounting profession, which are applicable at the Issue Date.

         "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

         "Guarantors" means Home Creations Direct Ltd., a Delaware corporation, Toastmaster, Inc., a Missouri corporation, Sonex International Corporation, a Delaware corporation, Sasaki Products Company, a Delaware corporation, and any other Subsidiary that becomes a party to a Subsidiary Guarantee pursuant to the Indenture.

         "Hedging Obligations" means, with respect to any Person, the net payment Obligations of such Person under (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (2) other agreements or arrangements in the ordinary course of business and pursuant to past practices designed to protect such Person against fluctuations in commodity prices, interest rates or currency exchange rates.

         "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all Indebtedness of others secured by a Lien on any asset of such Person (whether or not such Indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such Person of any Indebtedness of any other Person, and any liability, whether or not contingent, whether or not it appears on the balance sheet of such Person. The amount of any Indebtedness outstanding as of any date shall be (1) the accreted value thereof, in the case of any Indebtedness that does not require current payments of interest, and (2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

         "Inventory" means, with respect to any Person, all inventory in which such Person has any interest, including goods held for sale and all of such Person's raw materials (but excluding any hazardous materials), work in process, finished goods, and packing and shipping materials, wherever located, and any documents of title representing any of the above.

         "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including Guarantees of Indebtedness or other Obligations), advances of assets or capital contributions (excluding commission, travel and entertainment, moving, and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any of its Restricted Subsidiaries sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a direct or indirect Restricted Subsidiary of the Company, the Company or such Restricted Subsidiary, as the case may be, shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the third paragraph of the covenant described above under the caption "-- Certain Covenants--Restricted Payments."

         "Issue Date" means the date on which the Notes were originally issued.

         "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in any asset and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

         "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

                  (1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with:

                           (a) any Asset Sale (including, without limitation,
                   dispositions pursuant to sale and leaseback transactions) or

                           (b) the disposition of any securities by such Person
                   or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and

                  (2) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

         "Net Proceeds" means the aggregate cash proceeds or Cash Equivalents received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of:

                  (1) all costs relating to such Asset Sale (including, without limitation, legal, accounting, investment banking and brokers fees, and sales and underwriting commissions) and any




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
         relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements),

                  (2) amounts required to be applied to repayment of Indebtedness (other than Indebtedness under any Credit Facility) secured by a Lien on the asset or assets that were the subject of such Asset Sale and

                  (3) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

         "New Notes" means the Company's 12 1/4 % senior subordinated notes due 2008 to be issued pursuant to the Indenture (1) in the Exchange Offer or (2) as contemplated by the registration rights agreement.

         "Non-Recourse Debt" means Indebtedness (1) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides any guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise) or (c) constitutes the lender;
(2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness (other than the Notes being offered hereby) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (3) as to which the lenders have been notified in writing that they will not have any recourse against any of the assets or stock of the Company or any of its Restricted Subsidiaries.

         "Obligations" means any principal, premium, if any, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or its Restricted Subsidiaries whether or not a claim for post-filing interest is allowed in such proceeding), penalties, fees, charges, expenses, indemnifications, reimbursement obligations, damages (including liquidated damages, if any), guarantees and other liabilities or amounts payable under the documentation governing any Indebtedness or in respect thereof.

         "Permitted Business" means the lines of business conducted by the Company and its Restricted Subsidiaries on the date hereof and businesses reasonably related thereto.

         "Permitted Business Assets" means assets used or useful in a Permitted Business.

         "Permitted Investments" means:

                  (a) any Investment in the Company or in a Restricted Subsidiary of the Company;

                  (b) any Investment in Cash Equivalents;

                  (c) any Investment by the Company or any Restricted Subsidiary of the Company in a Person engaged in a Permitted Business, if as a result of such Investment (1) such Person becomes a Restricted Subsidiary of the Company or (2) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

                  (d) any Restricted Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "-- Repurchase at the Option of Holders--Asset Sales";

                  (e) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

                  (f) other Investments by the Company or any of its Restricted Subsidiaries in any Person having an aggregate fair market value (measured as of the date made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (f) that are at the time outstanding, not to exceed $10.0 million;

                  (g) Investments arising in connection with Hedging Obligations that are incurred in the ordinary course of business consistent with past practices, for the purpose of fixing or hedging currency, commodity or interest rate risk (including with respect to any floating rate Indebtedness that is permitted by the terms of the Indenture to be outstanding) in connection with the conduct of the business of the Company and its Restricted Subsidiaries; and

                  (h) any Investment existing on the Issue Date and any amendment, modification, restatement, supplement, extension, renewal, refunding, replacement, refinancing, in whole or in part, thereof.

         "Permitted Junior Securities" means Equity Interests in the Company or debt securities that are subordinated to all Senior Debt (and any debt securities issued in exchange for Senior Debt) to substantially the same extent as, or to a greater extent than, the Notes are subordinated to Senior Debt pursuant to the Indenture.

         "Permitted Liens" means:

                  (1) Liens on assets of the Company or any of its Restricted Subsidiaries to secure Senior Debt permitted by the Indenture to be incurred;

                  (2) Liens on the assets of the Company or any of its Restricted Subsidiaries to secure Hedging Obligations with respect to Indebtedness under any Credit Facility permitted by the Indenture to be incurred;

                  (3) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company;

                  (4) Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition and only extend to the property so acquired;

                  (5) Liens existing on the Issue Date;

                  (6) Liens to secure any Permitted Refinancing Indebtedness incurred to refinance any Indebtedness secured by any Lien referred to in the foregoing clauses (1) through (5), as the case may be, at the time the original Lien became a Permitted Lien;

                  (7) Liens in favor of the Company or any Restricted
         Subsidiary;

                  (8) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed $10.0 million in the aggregate at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or such Restricted Subsidiary;

                  (9) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds, deposits to secure the performance of bids, trade contracts, government contracts, leases or licenses or other obligations of a like nature incurred in the ordinary course of business (including, without limitation, landlord Liens on leased properties);

                  (10) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently prosecuted, provided that any reserve or other appropriate provision as shall be required to conform with GAAP shall have been made therefor;

                  (11) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with such Indebtedness;

                  (12) carriers', warehousemen's, mechanics', landlords' materialmen's, repairmen's or other like Liens arising in the ordinary course of business in respect of obligations not overdue for a period in excess of 60 days or which are being contested in good faith by appropriate proceedings promptly instituted and diligently prosecuted; provided that any reserve or other appropriate provision as shall be required to conform with GAAP shall have been made therefor;

                  (13) easements, rights-of-way, zoning and similar restrictions and other similar encumbrances or title defects incurred, or leases or subleases granted to others, in the ordinary course of business, which do not in any case materially detract from the value of the property subject thereto or do not interfere with or adversely affect in any material respect the ordinary conduct of the business of the Company and its Restricted Subsidiaries taken as a whole;

                  (14) Liens in favor of customs and revenue authorities to secure payment of customs duties in connection with the importation of goods in the ordinary course of business and other similar Liens arising in the ordinary course of business;

                  (15) leases or subleases granted to third Persons not interfering with the ordinary course of business of the Company or any of its Restricted Subsidiaries,

                  (16) Liens (other than any Lien imposed by ERISA or any rule or regulation promulgated thereunder) incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance, and other types of social security;

                  (17) deposits, in an aggregate not to exceed $250,000, made in the ordinary course of business to secure liability to insurance carriers;

                  (18) Liens for purchase money obligations (including refinancings thereof permitted under the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock"), provided that (A) the Indebtedness secured by any such Lien is permitted under the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock" and (B) any such Lien encumbers only the asset so purchased;

                  (19) any attachment or judgment Lien not constituting an Event of Default under clause (1) of the first paragraph of the section described above under the caption "Events of Default and Remedies";

                  (20) any interest or title of a lessor or sublessor under any operating lease; and

                  (21) Liens under licensing agreements for use of Intellectual Property entered into in the ordinary course of business.

         "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

                  (1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued and unpaid interest on, any Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith);

                  (2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

                  (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is pari passu with the Notes, such Permitted Refinancing Indebtedness is pari passu with or subordinated in right of payment to the Notes or is Disqualified Stock;

                  (4) such Permitted Refinancing Indebtedness is recourse to the same extent as the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

                  (5) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

                  (6) such Indebtedness is incurred either by the Company or a Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

         "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

         "Principals" means Centre Capital Investors II, L.P., Centre Capital Tax-Exempt Investors II, L.P., Centre Capital Offshore Investors II, L.P., The State Board of Administration of Florida, Centre Parallel

Management Partners, L.P., Centre Partners Coinvestment, L.P. and David C. Sabin, Leonhard Dreimann and William B. Rue.

         "Public Equity Offering" means any underwritten primary public offering of the Common Stock or other Voting Stock of the Company pursuant to an effective registration statement (other than a registration statement on Form S-4, Form S-8, or any successor or similar form) under the Securities Act.

         "Related Party" with respect to any Principal means (1) any controlling stockholder, 50% (or more) owned Subsidiary, or spouse or immediate family member (in the case of an individual) of such Principal or (2) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding a more than 50% controlling interest of which consist of such Principal and/or such other Persons referred to in the immediately preceding clause (1).

         "Restricted Investment" means an Investment other than a Permitted Investment.

         "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary; provided that, on the Issue Date, all Subsidiaries of the Company shall be Restricted Subsidiaries of the Company.

         "Senior Debt" means:

                  (1) all Indebtedness outstanding under the Credit Facility permitted under clause (1) of the second paragraph of the covenant described above under the caption "-- Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock,"

                  (2) any other Indebtedness permitted to be incurred by the Company under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Notes and

                  (3) all Obligations with respect to the foregoing.

         Notwithstanding anything to the contrary in the foregoing, Senior Debt will not include:

                  (1) any liability for federal, state, local or other taxes owed or owing by the Company,

                  (2) any Indebtedness of the Company to any of its Subsidiaries or other Affiliates,

                  (3) any trade payables or

                  (4) any Indebtedness that is incurred in violation of the Indenture; provided that Indebtedness under the Credit Facility will not cease to be Senior Debt if borrowed (in the case of loans) or issued (in the case of letters of credit) based upon a written certification (which can be included in a borrowing request) from a purported officer of the Company to the effect that such Indebtedness was permitted by the Indenture to be incurred.

         "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the Credit Agreement or other original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

         "Subsidiary" means, with respect to any Person, (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person and (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or an entity described in clause (1) and related to such Person or (b) the only general partners of which are such Person or of one or more entities described in clause (1) and related to such Person (or any combination thereof).

         "Unrestricted Subsidiary" means any Subsidiary that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution; but only to the extent that such Subsidiary:

                  (a) has no Indebtedness other than Non-Recourse Debt;

                  (b) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

                  (c) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and

                  (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

         "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

         "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (2) the then outstanding principal amount of such Indebtedness.

         "Wholly Owned Subsidiary" means a Restricted Subsidiary, 100% of the outstanding Capital Stock and other Equity Interests of which is directly or indirectly owned by the Company.

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

         The following description is a summary of those provisions of the registration rights agreement that we consider to be material. It does not restate the registration rights agreement in its entirety. We urge you to read the proposed form of registration rights agreement in its entirety because it, and not this description, will define your registration rights as holders of the notes. See the section entitled "Where You Can Find More Information."

         We and the Initial Purchasers have entered into the registration rights agreement. Pursuant to the registration rights agreement, we will agree to file with the Securities and Exchange Commission a registration statement (the "Exchange Offer

Registration Statement") on the appropriate form under the Securities Act with respect to the exchange notes. Upon the effectiveness of the Exchange Offer Registration Statement, we will offer to the Holders of Transfer Restricted Securities (as defined below) who are able to make certain representations the opportunity to exchange their Transfer Restricted Securities for exchange notes.

         If:

                  (1) we are not required to file the Exchange Offer Registration Statement or permitted to consummate the exchange offer because the Exchange Offer is not permitted by applicable law or Securities and Exchange Commission policy or

                  (2) any Holder of Transfer Restricted Securities notifies us prior to the 20th day following consummation of the exchange offer that

                           (a) it is prohibited by law or Securities and
                  Exchange Commission policy from participating in the exchange offer or

                           (b) that it may not resell the exchange notes
                  acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales or

                           (c) it is a broker-dealer and owns notes acquired
                  directly from us or one of our affiliates,

then we will file with the Securities and Exchange Commission a shelf registration statement (the "Shelf Registration Statement") to cover resales of the notes by the holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement.

         We will use our best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Securities and Exchange Commission.

         For purposes of the foregoing, "Transfer Restricted Securities" means each note until:

                  (1) the date on which such note has been exchanged by a person other than a broker-dealer for an exchange note in the exchange offer,

                  (2) following the exchange by a broker-dealer in the exchange offer of a note for an exchange note, the date on which such exchange note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement,

                  (3) the date on which such note has been effectively registered under the Securities Act of 1933 and disposed of in accordance with the Shelf Registration Statement or

                  (4) the date on which such note is distributed to the public pursuant to Rule 144 under the Securities Act of 1933.

         The Registration Rights Agreement will provide that:

                  (1) we will file an Exchange Offer Registration Statement with the Securities and Exchange Commission on or prior to 75 days after the closing of this offering;

                  (2) we will use our best efforts to have the Exchange Offer Registration Statement declared effective by the Securities and Exchange Commission on or prior to 120 days after the closing of this offering;

                  (3) unless the exchange offer would not be permitted by applicable law or Securities and Exchange Commission policy, we will commence the exchange offer and use our best efforts to issue on or prior to 30 business days after the date on which the Exchange Offer Registration Statement was declared effective by the Securities and Exchange Commission, exchange notes in exchange for all notes tendered prior thereto in the exchange offer; and

                  (4) if obligated to file the Shelf Registration Statement, we will use our best efforts to file the Shelf Registration Statement with the Securities and Exchange Commission on or prior to 75 days after such filing obligation arises and to cause the Shelf Registration to be declared effective by the Securities and Exchange Commission on or prior to 120 days after such obligation arises.

         If:

                  (1) we fail to file any of the registration statements required by the registration rights agreement on or before the date specified for such filing;

                  (2) any of such registration statements is not declared effective by the Securities and Exchange Commission on or prior to the date specified for such effectiveness;

                  (3) we fail to consummate the exchange offer within 30 business days of the date specified for effectiveness with respect to the Exchange Offer Registration Statement; or

                  (4) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the registration rights agreement (each such event referred to in clauses (1) through (4) of this paragraph, a "Registration Default"), then we will pay liquidated damages to each holder of notes, with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to $.05 per week per $1,000 principal amount of notes held by such holder. The amount of the liquidated damages will increase by an additional $.05 per week per $1,000 principal amount of notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of liquidated damages of $.50 per week per $1,000 principal amount of notes.

         We will pay all accrued liquidated damages on each damages payment date to the Global Note Holder by wire transfer of immediately available funds or by federal funds check and to holders of certificated securities by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified. The accrual of liquidated damages will cease on the date all Registration Defaults are cured.

         Holders of notes will be required to make certain representations to us (as described in the registration rights agreement) in order to participate in the exchange offer and will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the registration rights agreement in order to have their notes included in the Shelf Registration Statement and benefit from the provisions regarding liquidated damages set forth above. Holders of notes will also be required to suspend their use of the prospectus included in the Shelf Registration Statement under certain circumstances upon receipt of written notice to that effect from us.

BOOK-ENTRY, DELIVERY AND FORM

         The Old Notes were offered and sold to qualified institutional buyers ("Qualified Institutional Buyers") will be represented by one or more global notes in registered, global form without interest coupons (collectively, the "Rule 144A Global Note"). The Rule 144A Global Note was initially deposited upon issuance with the trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant as described below.

         The Notes sold in offshore transactions in reliance on Regulation S under the Securities Act initially will be represented by one or more temporary global notes in registered, global form without interest coupons (collectively, the "Regulation S Temporary Global Note"). The Regulation S Temporary Global Note will be registered in the name of a nominee of DTC for credit to the subscribers' respective accounts at the Euroclear System ("Euroclear") and Clearstream Banking S. A. ("Clearstream").

         Within a reasonable time period after the expiration of the period of 40 days commencing on the latest of the commencement of the offering and the original Issue Date of the notes (such period through and including such 40th day, the "Restricted Period"), the Regulation S Temporary Global Note will be exchanged for one or more permanent global notes (collectively, the "Regulation S Permanent Global Note" and, together with the Regulation S Temporary Global Note, the "Regulation S Global Note" (the Regulation S Global Note and the Rule 144A Global Note, collectively being the "Global Notes")) upon delivery to DTC of certification of compliance with the transfer restrictions applicable to the Notes pursuant to Regulation S and certification of non-U.S. beneficial ownership in compliance with Treasury Regulation ss.1.163-5(c)(2)(i)(D)(3) as provided in the indenture. During the Restricted Period, beneficial interests in the Regulation S Temporary Global Note may be held only through Euroclear or Clearstream (as indirect participants in DTC). See "--Exchanges between Regulation S Notes and the Rule 144A Global Note." Beneficial interests in the Rule 144A Global Note may not be exchanged for beneficial interests in the Regulation S Global Note at any time except in the limited circumstances described below. See "--Exchanges between Regulation S Notes and the Rule 144A Global Note."

         Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form except in the limited circumstances described below. See "--Exchange of Book-Entry Notes for Certificated Notes." Except in the limited circumstances described below, owners of beneficial interests in the Rule 144A Global Notes will not be entitled to receive physical delivery of Certificated Notes (as defined below).

         The Rule 144A Global Note (including beneficial interests in the Rule 144A Global Note) will be subject to certain restrictions on transfer and will bear a restrictive legend as described under "Notice to Investors." In addition, transfer of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

         Initially, the trustee will act as paying agent and registrar. The notes may be presented for registration of transfer and exchange at the offices of the registrar.

Depositary Procedures

         The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them from time to time. We take no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

         DTC has advised us that it is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or Indirect Participants. The ownership interests in, and transfer of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

         DTC has also advised us that pursuant to procedures established by it:

                  (1) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the initial purchasers with portions of the principal amount of Global Notes; and

                  (2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to Participants) or by Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

         Investors in the Rule 144A Global Note may hold their interests therein directly through DTC, if they are Participants in DTC's system. Investors in the Rule 144A Global Note who are not Participants in DTC's system may hold their interests in the Rule 144A Global Note indirectly through organizations (including Euroclear and Clearstream) that are Participants in DTC's system. Investors in the Regulation S Global Note must initially hold their interests through Euroclear or Clearstream, if they are participants in those systems, or indirectly through organizations that are participants in those systems. After the expiration of the Restricted Period (but not earlier), investors may also hold interests in the Regulation S Global Note through organizations other than Euroclear and Clearstream that are Participants in DTC system. Euroclear and Clearstream will hold interests in the Regulation S Global Note on behalf of their participants through customers' securities accounts in their respective names on the books of their respective depositories, which are Morgan Guaranty Trust Company of New York, Brussels office, as operator of Euroclear, and Citibank, N.A. as operator of Clearstream. The depositories, in turn, will hold such interests in the Regulation S Global Note in customers' securities accounts in the depositories' names on the books of DTC. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held by Euroclear or Clearstream may be also be subject to the procedures and requirements of those systems.

         The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interest in a Global Note to those persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants and certain banks, the ability of a person having a beneficial interest in a Global Note to pledge such interest to persons or entities that do not participate in DTC's system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests. For certain other restrictions on the transferability of the notes see, "--Exchange of Book-Entry Notes for Certificated Notes" and "--Exchanges between Regulation S Notes and the Rule 144A Global Note."

         Except as described below under the caption "--Exchange of Book-Entry Notes for Certificated Notes," owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or "holders" thereof under the Indenture for any purpose.

         Payments in respect of the principal of, and premium, if any, and liquidated damages, if any, and interest on a Global Note registered in the name of DTC or its nominee will be payable by the Trustee to DTC or its nominee in its capacity as the registered holder under the indenture. Under the terms of the indenture, we and the trustee will treat the persons in whose names the notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, neither we, the trustee nor any agent of us or the trustee has or will have any responsibility or liability for:

                  (1) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Notes, or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

                  (2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

         DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest) is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security as shown on DTC's records unless DTC has reason to believe it will not receive payment on such payment date. Payments by Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or us. Neither we nor the trustee will be liable for any delay by DTC or its Participants in identifying the beneficial owners of the notes, and we and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

         Except for trades involving any Euroclear and Clearstream participants, interests in the Global Notes are expected to be eligible to trade in DTC's Same-Day Funds Settlement System and secondary market trading activity in such interests will, therefore, settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its Participants. See "--Same Day Settlement and Payment."

         Subject to the transfer restrictions set forth under "Notice to Investors," transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

         Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between Participants in DTC, on the one hand, and Euroclear or Clearstream participants on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary. These cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in that system in accordance with the rules and procedures and within the established deadlines (Brussels time) of that system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

         DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of the portion of the aggregate principal amount of the notes as to which the Participant or Participants has or have given direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

         The information in this section concerning DTC, Euroclear and Clearstream and their book entry systems has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

         Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Regulation S Global Note and in the Rule 144A Global Note among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue these procedures at any time. Neither we nor the initial purchasers, the trustee nor any of our or their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Book-Entry Notes for Certificated Notes

         A Global Note is exchangeable for definitive senior subordinated notes in registered certificated form ("Certificated Notes") if:

                  (1) DTC (a) notifies us that it is unwilling or unable to continue as depositary for the Global Note and we thereupon fail to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act;

                  (2) we, at our option, notify the trustee in writing that we elect to cause issuance of the Certificated Notes; or

                  (3) there shall have occurred and be continuing a Default or Event of Default with respect to the notes.

         In addition, after expiration of the Restricted Period, beneficial interests in a Global Note may be exchanged in whole but not in part for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in a Global Note will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in "Notice to Investors," unless we determine otherwise in compliance with applicable law.

         Neither we nor the trustee will be liable for any delay by the Global Note Holder or DTC in identifying the beneficial owners of notes and we and the trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or DTC for all purposes.

Exchange of Certificated Notes for Book-Entry Notes

         Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to those notes. See "Notice to Investors."

Exchanges Between Regulation S Notes and the Rule 144A Global Note

         Prior to the expiration of the Restricted Period, beneficial interests in the Regulation S Global Note may be exchanged for beneficial interests in the Rule 144A Global Note only if:

                  (1) the exchange occurs in connection with a transfer of the notes pursuant to Rule 144A; and

                  (2) the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that the notes are being transferred to a person:

                           (a) who the transferor reasonably believes to be a
                  qualified institutional buyer within the meaning of Rule 144A;

                           (b) purchasing for its own account or the account of
                  a qualified institutional buyer in a transaction meeting the requirements of Rule 144A; and

                           (c) in accordance with all applicable securities laws
                  of the states of the United States and other jurisdictions.

         Beneficial interests in the Rule 144A Global Note may be transferred to a person who takes delivery in the form of an interest in the Regulation S Global Note, whether before or after the expiration of the Restricted Period, only if the transferor first delivers to the Trustee a written certificate (in the form provided in the indenture) to the effect that the transfer is being made in accordance with Rule 903 or 904 of Regulation S or Rule 144 (if available) and that, if the transfer occurs prior to the expiration of the Restricted Period, the interest transferred will be held immediately thereafter through Euroclear or Clearstream.

         Transfers involving an exchange of beneficial interests between the Regulation S Global Note and the Rule 144A Global Note will be effected by DTC by means of an instruction originated by the trustee through DTC's Deposit/Withdraw at Custodian system. Accordingly, in connection with any such transfer, appropriate adjustments will be made to reflect a decrease in the principal amount of the Regulation S Global Note and a corresponding increase in the principal amount of the Rule 144A Global Note or vice versa, as applicable. Any beneficial interest in one of the Global Notes that is transferred to a person who takes delivery in the form of an interest in another Global Note will, upon transfer, cease to be an interest in the first Global Note and will become an interest in the other Global Note. Accordingly, the transferred interest will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interests in the other Global Note for as long as it remains an interest in the other Global Note. The policies and practices of DTC may prohibit transfers of beneficial interests in the Regulation S Global Note prior to the expiration of the Restricted Period.

Same Day Settlement and Payment

         The indenture requires us to make payments in respect of the notes represented by the Global Note (including principal, premium, if any, interest and liquidated damages, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note holder. With respect to Certificated Notes, we will make all payments of principal, premium, if any, interest and liquidated damages, if any, by wire transfer of immediately available funds to the accounts specified by the holders of those notes. If no account is specified by a holder, we will mail a check to that holder's registered address. The notes represented by the Global Note are expected to be eligible to trade in the PORTALSM market and to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in the notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in the Certificated Notes will also be settled in immediately available funds.

         Due to time zone differences, the securities accounts of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear or Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

              CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS FOR
                            NON-UNITED STATES HOLDERS

         The following is a general discussion of certain United States federal income and estate tax consequences of the acquisition, ownership and disposition of notes by an initial beneficial owner of notes that, for United States federal income tax purposes, is not a "United States person" (a "Non-United States Holder"). This discussion is based upon the United States federal tax law now in effect, which is subject to change, possibly retroactively. For purposes of this discussion, a "United States person" means:

         - a citizen or resident of the United States;

         - a corporation, partnership or other entity created or organized in the United States or under the laws of the United States or of any political subdivision thereof;

         - an estate whose income is includable in gross income for United States federal income tax purposes regardless of its source; or

         - a trust (1) that is subject to the supervision of a United States court and the control of one or more United States persons; or (2) that has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

         The tax treatment of the holders of the notes may vary depending upon their particular situations. United States persons acquiring the notes are subject to different rules than those discussed below. In addition, certain other holders (including controlled foreign corporations, passive foreign investment companies, foreign personal holding companies, insurance companies, tax exempt organizations, financial institutions and broker-dealers) may be subject to special rules not discussed below. Prospective investors are urged to consult their tax advisors regarding the United States federal tax consequences of acquiring, holding and disposing of notes, as well as any tax consequences that may arise under the laws of any foreign, state, local or other taxing jurisdictions.

INTEREST

         Interest paid by us to a Non-United States Holder will not be subject to United States federal income or withholding tax if such interest is not effectively connected with the conduct of a trade or business within the United States by such Non-United States Holder and such Non-United States Holder:

                  (1) does not actually or constructively own 10% or more of the total combined voting power of all of our classes of stock;

                  (2) is not a controlled foreign corporation with respect to which we are a "related person" within the meaning of the United States Internal Revenue Code of 1986, as amended (the "Code");

                  (3) is not a bank whose receipt of interest on a note is described in section 881(c)(3)(A) of the Code; and

                  (4) either (a) you provide your name and address on an IRS Form W-8BEN (or other applicable form), and certify, under penalties of perjury, that you are not a United States person or (b) you hold your notes through certain foreign intermediaries or certain foreign partnerships, and satisfy the certification requirements of applicable United States Treasury regulations.

         If you cannot satisfy the requirements described above, payments of interest made to you will be subject to the 30% United States federal withholding tax, unless you provide us with a properly executed IRS Form W-8BEN (or other applicable form) claiming an exemption from, or reduction in, withholding under the benefit of a tax treaty, or IRS Form W-8ECI stating that interest paid on the debt securities is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States. Special certification rules apply to certain non-United States Holders that are entities rather than individuals.

         If a Non-United States Holder is engaged in a trade or business in the United States and interest on the note is effectively connected with the conduct of such trade or business, the Non-United States Holder, although exempt from the withholding tax discussed above, will be subject to United States federal income tax on such interest on a net income basis in the same manner as if it were a United States person. In addition, if such holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to adjustments. For this purpose, interest on a note will be included in such foreign corporation's earnings and profits.

GAIN ON DISPOSITION

         A Non-United States Holder will generally not be subject to United States federal income or withholding tax if such interest is not effectively connected with the conduct of a trade or business within the United States by such Non-United States Holder and such Non-United States Holder:

                  (1) does not actually or constructively own 10% or more of the total combined voting power of all of our classes of stock;

                  (2) is not a controlled foreign corporation with respect to which the company is a "related person" within the meaning of the Code;

                  (3) is not a bank whose receipt of interest on a note is described in section 881(c)(3)(A) of the Code; and

                  (4) either (a) you provide your name and address on an IRS Form W-8BEN (or other applicable form), and certify, under penalties of perjury, that you are not a United States person or (b) you hold your notes through certain foreign intermediaries or certain foreign partnerships, and you satisfy the certification requirements of applicable United States Treasury regulations.

         A Non-United States Holder will generally not be subject to United States federal income tax on gain recognized on a sale, redemption or other disposition of a note unless:

                  (1) the gain is effectively connected with the conduct of a trade or business within the United States by the Non-United States Holder; or

                  (2) in the case of a Non-United States Holder who is a nonresident alien individual and holds the notes as a capital asset, such holder is present in the United States for 183 or more days in the taxable year and certain other requirements are met.

         Special rules may apply to some Non-United States Holders, such as "controlled foreign corporations," "passive foreign investment companies," "foreign personal holding companies" and corporations that accumulate earnings to avoid United States federal income tax, that are subject to special treatment under the Code. These entities should consult their own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them.

FEDERAL ESTATES TAXES

         If interest on the notes is exempt from withholding of United States federal income tax under the rules described above, the notes will not be included in the estate of a deceased Non-United States Holder for United States federal estate tax purposes.

INFORMATION REPORTING AND BACKUP WITHHOLDING

         We will, where required, report to the holders of notes and the Internal Revenue Service the amount of any interest paid on the notes in each calendar year and the amounts of tax withheld, if any, with respect to such payments.

         In the case of payment of interest to Non-United States Holders, the 31% backup withholding tax and certain information reporting will not apply to such payments with respect to which either the requisite certification, as described above, has been received or an exemption has otherwise been established, provided that neither we nor our payment agent has actual knowledge that the holder is a United States person or that the conditions of any other exemption are not in fact satisfied. These information reporting and backup withholding requirements will apply, however, to the gross proceeds paid to a Non-United States Holder on the disposition of the notes by or through a United States office of a United States or foreign broker, unless the holder certifies to the broker under penalties of perjury as to its status as a foreign person or the holder otherwise establishes an exemption. Information reporting requirements, but not backup withholding, will also apply to a payment of the proceeds of a disposition of the notes by or through a foreign office of a United States broker or foreign brokers with certain types of relationships to the United States unless such broker has documentary evidence in its file that the holder of the notes is not a United States person, and such broker has no knowledge to the contrary, or the holder otherwise establishes an exception. Neither information reporting nor backup withholding generally will apply to a payment of the proceeds of a disposition of the notes by or through a foreign office of a foreign broker not subject to the preceding sentence.

                  Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the Non-United States Holder's United States federal income tax liability, provided that the required information is furnished to the Internal Revenue Service.

                              PLAN OF DISTRIBUTION

         We will receive no proceeds in connection with the exchange offer.

         Each broker-dealer that receives new notes for its own account in connection with the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where the old notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period ending upon the earlier of
(1) 180 days after the exchange offer has been completed or (2) the date on which broker-dealers no longer own any old notes, we will make available and provide promptly upon reasonable request this prospectus as amended or supplemented, in a form meeting the requirements of the Securities Act to any broker-dealer for use in connection with any resale.

         New notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer and/or the purchasers of any new notes.

                                  LEGAL MATTERS

         Certain legal matters relating to the issuance of the new notes will be passed upon for us by Sonnenschein Nath & Rosenthal, Chicago, Illinois.

                                    EXPERTS

         The financial statements included in this prospectus and the related financial statement schedule incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended July 1, 2000, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is included herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         We are subject to the information requirements of the Exchange Act, and in accordance therewith file reports and other information with the Commission. Such reports and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, DC 20549, and at the Commission's following Regional Offices: Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661; and Seven World Trade Center, Suite 1300, New York, New York 10048. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission. The Commission maintains a World Wide Web site that contains reports and other information regarding registrants that file electronically with the Commission. The address of the site is http://www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS

                                                                        PAGE
                                                                        ----
SALTON
YEARS ENDED JULY 1, 2000, JUNE 26, 1999 AND JUNE 27, 1998
Independent Auditors' Report........................................... F-2
Consolidated Balance Sheets as of July 1, 2000 and June 26, 1999....... F-3
Consolidated Statements of Earnings for the Years ended July 1,
 2000, June 26, 1999, and June 27, 1998................................ F-4
Consolidated Statements of Stockholders' Equity for the
 Years ended July 1, 2000, June 26, 1999, and June 27, 1998............ F-5
Consolidated Statements of Cash Flows for the Years ended
 July 1, 2000, June 26, 1999, and June 27, 1998........................ F-6
Notes to Consolidated Financial Statements............................. F-8
THIRTY-NINE WEEKS ENDED MARCH 31, 2001 AND MARCH 25, 2000
Consolidated Balance Sheets at March 31, 2001 (Unaudited)
 and July 1, 2000...................................................... F-31
Consolidated Statements of Earnings for the Thirty-Nine Weeks
 ended March 31, 2001 and March 25, 2000 (Unaudited)................... F-32
Consolidated Statements of Cash Flows for the Thirty-Nine Weeks
 ended March 31, 2001 and March 25, 2000 (Unaudited)................... F-33
Notes to Consolidated Financial Statements (Unaudited)................. F-34

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Salton, Inc.
Mount Prospect, Illinois

     We have audited the accompanying consolidated balance sheets of Salton, Inc. (the "Company") as of July 1, 2000 and June 26, 1999 and the related consolidated statements of earnings, of stockholders' equity and of cash flows for each of the three years in the period ended July 1, 2000. Our audits also included the financial statement schedule listed in the Index at Item 14 of the Annual Report on Form 10-K for the year ended July 1, 2000. These financial statements and the financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Salton, Inc. as of July 1, 2000 and June 26, 1999 and the results of its operations and its cash flows for each of the three years in the period ended July 1, 2000 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                                          /s/ DELOITTE & TOUCHE LLP
Chicago, Illinois
September 7, 2000,
(April 23, 2001 as to Note 16
and the last paragraph of Note 17)

                                  SALTON, INC.
                          CONSOLIDATED BALANCE SHEETS
                         JULY 1, 2000 AND JUNE 26, 1999
                        (IN THOUSANDS EXCEPT SHARE DATA)

                                                                  2000        1999
                                                                --------    --------
                           ASSETS
Current Assets:
  Cash......................................................    $  7,606    $ 11,240
  Accounts receivable, less allowance:
     2000 -- $7,111; 1999 -- $6,102.........................     129,850      96,179
  Inventories...............................................     219,230     144,124
  Prepaid expenses and other current assets.................      10,146       6,350
  Deferred income taxes.....................................       3,713       3,134
                                                                --------    --------
       Total current assets.................................     370,545     261,027
Property, Plant and Equipment:
  Land......................................................       1,625         928
  Buildings.................................................       8,079       4,696
  Molds and tooling.........................................      35,749      26,364
  Warehouse equipment.......................................       7,061       6,142
  Office furniture and equipment............................       9,373       6,097
                                                                --------    --------
                                                                  61,887      44,227
  Less accumulated depreciation.............................     (27,244)    (19,576)
                                                                --------    --------
                                                                  34,643      24,651
Patents and Trademarks, Net of Accumulated Amortization.....     127,074       2,711
Other Intangibles, Net of Accumulated Amortization, and
  Other Non-current Assets..................................      32,014      39,927
                                                                --------    --------
Total Assets................................................    $564,276    $328,316
                                                                ========    ========
            LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Revolving line of credit and other current debt...........    $112,155    $ 32,229
  Accounts payable..........................................      35,113      40,997
  Accrued expenses..........................................      21,028      21,865
  Income taxes payable......................................       4,578
                                                                --------    --------
       Total current liabilities............................     172,874      95,091
Non-current Deferred Income Taxes...........................       2,529         157
Long-term Debt..............................................     215,065     182,329
                                                                --------    --------
       Total liabilities....................................     390,468     277,577
Stockholders' Equity:
  Preferred stock, $.01 par value; authorized, 2,000,000
     shares, 40,000 shares issued
  Common stock, $.01 par value; authorized, 40,000,000
     shares; shares issued and
     outstanding: 2000 -- 11,351,927; 1999 -- 6,834,572.....         135         133
  Treasury stock -- at cost.................................     (30,211)    (90,804)
  Additional paid-in capital................................      62,572      91,968
  Accumulated other comprehensive income (loss).............           6         (48)
  Retained earnings.........................................     141,306      49,490
                                                                --------    --------
       Total stockholders' equity...........................     173,808      50,739
                                                                --------    --------
Total Liabilities and Stockholders' Equity..................    $564,276    $328,316
                                                                ========    ========

                See notes to consolidated financial statements.

                                  SALTON, INC.

                      CONSOLIDATED STATEMENTS OF EARNINGS
           YEARS ENDED JULY 1, 2000, JUNE 26, 1999, AND JUNE 27, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                  2000        1999        1998
                                                                --------    --------    --------
Net Sales...................................................    $837,302    $506,116    $305,599
Cost of Goods Sold..........................................     467,250     285,526     179,376
Distribution Expenses.......................................      37,639      21,621      12,327
                                                                --------    --------    --------
  Gross Profit..............................................     332,413     198,969     113,896
Selling, General and Administrative Expenses................     156,749     129,588      84,216
                                                                --------    --------    --------
  Operating Income..........................................     175,664      69,381      29,680
Interest Expense, Net.......................................     (28,761)    (15,518)     (5,333)
Costs Associated With Refinancing...........................                              (1,133)
Realized Gain on Marketable Securities......................                               8,972
                                                                --------    --------    --------
  Income Before Income Taxes................................     146,903      53,863      32,186
Income Tax Expense..........................................      55,087      19,320      12,205
                                                                --------    --------    --------
  Net Income................................................    $ 91,816    $ 34,543    $ 19,981
                                                                ========    ========    ========
Weighted Average Common Shares Outstanding..................      11,221      10,760      19,594
Weighted Average Common and Common Equivalent Shares
  Outstanding...............................................      15,526      14,562      20,259
Net Income Per Common Share: Basic..........................    $   8.18    $   3.21    $   1.02
                                                                ========    ========    ========
Net Income Per Common Share: Diluted........................    $   5.91    $   2.37    $   0.99
                                                                ========    ========    ========

                See notes to consolidated financial statements.

                                  SALTON, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                 YEARS ENDED JUNE 27, 1998 THROUGH JULY 1, 2000
                                 (IN THOUSANDS)

                                                COMMON       PREFERRED                         ADDITIONAL   RETAINED
                                                SHARES        SHARES      COMMON   PREFERRED    PAID IN     EARNINGS    TREASURY
                                              OUTSTANDING   OUTSTANDING   STOCK      STOCK      CAPITAL     (DEFICIT)    STOCK
                                              -----------   -----------   ------   ---------   ----------   ---------   --------
BALANCE, JUNE 28, 1997......................    13,029                     $130                 $ 53,036    $ (5,034)
  Net income................................                                                                  19,981
  Other comprehensive income:
    Unrealized gains
      reclassification adjustment
      net of tax of $720....................
      Total comprehensive
         income.............................
  Issuance of common stock..................        25                                               300
  Stock options exercised...................        46                                               145
                                                ------                     ----                 --------    --------
BALANCE, JUNE 27, 1998......................    13,100                      130                   53,481      14,947
  Net income................................                                                                  34,543
  Other comprehensive income:
    Minimum pension liability net
      of tax of $28.........................
    Foreign currency
      translation...........................
      Total comprehensive
         income.............................
  Issuance of preferred stock...............                    40                                37,000
  Purchase of treasury stock................    (6,535)                                                                 $(90,804)
  Stock options exercised...................       270                        3                    1,487
                                                ------          --         ----                 --------    --------    --------
BALANCE, JUNE 26, 1999......................     6,835          40          133                   91,968      49,490     (90,804)
  Net income................................                                                                  91,816
  3 for 2 stock split effective
    7/28/99.................................     3,417                                           (47,496)                 47,497
  Other comprehensive income:
    Minimum pension liability net
      of tax of $28.........................
    Foreign currency
      translation...........................
      Total comprehensive
         income.............................
  Issuance of common stock..................       942                                            16,625                  13,097
  Stock options exercised...................       158                        2                    1,475
                                                ------          --         ----                 --------    --------    --------
BALANCE, JULY 1, 2000.......................    11,352          40         $135                 $ 62,572    $141,306    $(30,211)
                                                ======          ==         ====     ======      ========    ========    ========

                                               ACCUMULATED
                                                  OTHER          LESS          TOTAL           TOTAL
                                              COMPREHENSIVE      NOTE      STOCKHOLDERS'   COMPREHENSIVE
                                                 INCOME       RECEIVABLE      EQUITY          INCOME
                                              -------------   ----------   -------------   -------------
BALANCE, JUNE 28, 1997......................     $ 1,337       $(10,848)     $ 38,622
  Net income................................                                   19,981         $19,981
  Other comprehensive income:
    Unrealized gains
      reclassification adjustment
      net of tax of $720....................      (1,337)                      (1,337)         (1,337)
                                                                                              -------
      Total comprehensive
         income.............................                                                  $18,644
                                                                                              =======
  Issuance of common stock..................                                      300
  Stock options exercised...................                                      145
                                                 -------       --------      --------
BALANCE, JUNE 27, 1998......................                    (10,848)       57,711
  Net income................................                                   34,543         $34,543
  Other comprehensive income:
    Minimum pension liability net
      of tax of $28.........................         (50)                         (50)            (50)
    Foreign currency
      translation...........................           2                            2               2
                                                                                              -------
      Total comprehensive
         income.............................                                                  $34,495
                                                                                              =======
  Issuance of preferred stock...............                                   37,000
  Purchase of treasury stock................                     10,848       (79,956)
  Stock options exercised...................                                    1,489
                                                 -------       --------      --------
BALANCE, JUNE 26, 1999......................         (48)                      50,739
  Net income................................                                   91,816         $91,816
  3 for 2 stock split effective
    7/28/99.................................
  Other comprehensive income:
    Minimum pension liability net
      of tax of $28.........................          50                           50              50
    Foreign currency
      translation...........................           4                            4               4
                                                                                              -------
      Total comprehensive
         income.............................                                                  $91,870
                                                                                              =======
  Issuance of common stock..................                                   29,722
  Stock options exercised...................                                    1,477
                                                 -------       --------      --------
BALANCE, JULY 1, 2000.......................     $     6       $             $173,808
                                                 =======       ========      ========

                See notes to consolidated financial statements.

                                  SALTON, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
           YEARS ENDED JULY 1, 2000, JUNE 26, 1999, AND JUNE 27, 1998
                                 (IN THOUSANDS)

                                                                          2000        1999         1998
                                                                        --------    ---------    --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income........................................................    $ 91,816    $  34,543    $ 19,981
  Adjustments to reconcile net income to net cash from
     operating activities:
     Imputed interest on note payable...............................       6,336
     Gain on sale of marketable securities..........................                               (8,972)
     Deferred income taxes..........................................       1,793        4,109      (1,428)
     Depreciation and amortization..................................      19,075        7,301       4,301
     Equity in net income of investees..............................        (321)
     Purchase reduction of note payable and other noncash
       items........................................................       1,662         (208)
  Changes in assets and liabilities, net of acquisition:
     Accounts receivable............................................     (33,671)     (12,176)    (17,578)
     Inventories....................................................     (75,106)     (26,406)    (34,537)
     Prepaid expenses and other current assets......................      (3,796)      (1,365)      1,881
     Accounts payable...............................................      (5,884)      14,716       1,599
     Taxes payable..................................................       4,578       (4,290)      6,406
     Accrued expenses...............................................        (837)      (1,032)      3,245
                                                                        --------    ---------    --------
          Net cash from operating activities........................       5,645       15,192     (25,102)
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures..............................................     (13,976)      (5,390)     (4,565)
  Proceeds from the sale of marketable securities...................                               19,072
  Acquisition of George Foreman Trademark...........................     (22,750)
  Additions to intangibles for patents/trademarks...................        (737)
  Equity investment.................................................      (9,615)
  Acquisition of businesses.........................................                 (108,126)
                                                                        --------    ---------    --------
          Net cash from investing activities........................     (47,078)    (113,516)     14,507
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net (repayment) proceeds from revolving line of credit and
     other debt.....................................................      36,367      (20,475)     12,498
  Repayment of long-term debt.......................................        (625)     (90,125)
  Proceeds from long-term debt......................................                  260,000
  Repayment of subordinated and other debt..........................                     (125)     (5,433)
  Costs associated with refinancing.................................        (616)      (8,065)      1,133
  Common stock issued...............................................       2,669        1,489         445
  Preferred stock issued............................................                   40,000
  Purchase of treasury stock........................................                  (70,799)
  Costs associated with preferred stock issuance....................                   (2,999)
                                                                        --------    ---------    --------
          Net cash from financing activities........................      37,795      108,901       8,643
                                                                        --------    ---------    --------
  The effect of exchange rate changes on cash.......................           4            2
                                                                        --------    ---------    --------
NET (DECREASE) INCREASE IN CASH.....................................      (3,634)      10,579      (1,952)
CASH, BEGINNING OF YEAR.............................................      11,240          661       2,613
                                                                        --------    ---------    --------
CASH, END OF YEAR...................................................    $  7,606    $  11,240    $    661
                                                                        ========    =========    ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the year for:
     Interest.......................................................    $ 22,257    $  14,046    $  5,893
     Income taxes...................................................      50,509       25,022       5,799

                                  SALTON, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
           YEARS ENDED JULY 1, 2000, JUNE 26, 1999, AND JUNE 27, 1998
                       (IN THOUSANDS, EXCEPT SHARE DATA)

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES:

     In the quarter ended March 25, 2000, the Company authorized the issuance of 53,977 shares of common stock out of treasury for payment of executive bonuses.

     In the quarter ended December 25, 1999, the Company acquired, effective July 1, 1999, the right to use in perpetuity and worldwide the name George Foreman in connection with the marketing and sale of food preparation and non-alcoholic drink preparation and serving appliances. The aggregate purchase price payable to George Foreman and other participants was $137,500, of which $113,750 is payable in five annual cash installments, and the remaining $23,750 was paid through the issuance of 779,191 shares of Salton, Inc. common stock issued out of treasury. The first cash installment of $22,750 was paid during the first half of fiscal 2000. In connection with the transaction the Company issued a five-year $91,000 non-interest bearing subordinated promissory note which is recorded at its present value of $80,854 as of July 1, 2000.

     In the quarter ended December 25, 1999, the Company retired a $4.0 million note payable associated with the acquisition of Toastmaster Inc. by issuing 109,090 shares of common stock out of treasury. The Company received $1.2 million in cash related to the subsequent sale of this stock by the holder, per terms of the note payable retirement.

     In the quarter ended September 26, 1998, the Company repurchased 6,535 shares of the Company's common stock from Applica, Inc. (formerly known as Windmere-Durable Holdings Inc.) ("Applica") for a total purchase price of $90,804. The purchase price included the issuance of a six and one-half year $15,000 subordinated promissory note which bears interest at 4% per annum which is recorded at its fair value of $9,015 as of July 1, 2000 and the effective repayment of Applica's promissory note to the Company for the principal amount of $10,544.
See notes to consolidated financial statements.                      (Concluded)

                                  SALTON, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           YEARS ENDED JULY 1, 2000, JUNE 26, 1999, AND JUNE 27, 1998

1. SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

     Salton, Inc. ("Salton" or the "Company") is a domestic designer, marketer, manufacturer and distributor of a broad range of branded, high quality small appliances, tabletop products and personal care/time products.

     The Company's portfolio of well-recognized owned and licensed brand names includes Salton(R), Toastmaster(R), Maxim(R), Breadman(R), Juiceman(R), Juicelady(R), Calvin Klein(R), George Foreman(TM) Grills, White-Westinghouse(R), Farberware(R), Melitta(R), Block China(R), Atlantis(R) Crystal, Sasaki(R), Rejuvenique(R), Salton(R) Creations, Marilyn Monroe(R), Taco Bell(R), LooneyTunes(R), Ingraham(R), Timex(R), and Indiglo(R).

     Principles of Consolidation -- The consolidated financial statements include the accounts of all majority-owned subsidiaries. Investments in affiliates, in which the company has the ability to exercise significant influence, but not control, are accounted for by the equity method. All other investments in affiliates are carried at cost. Intercompany balances and transactions are eliminated in consolidation.

     Use of Estimates -- In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include the allowance for doubtful accounts, reserve for returns and allowances, and depreciation and amortization, among others.

     Accounting Period -- The Company's fiscal year ends on the Saturday closest to June 30. The fiscal year ended July 1, 2000 consisted of 53 weeks and is referred to as "fiscal 2000." The fiscal years ended June 26, 1999, and June 27, 1998 each consisted of 52 weeks and are referred to as "fiscal 1999", and "fiscal 1998", respectively.

     Inventories -- Inventories are stated at the lower of cost or market. Cost is determined by the last-in, first-out (LIFO) method, for approximately 29% and 32% of the Company's inventories as of July 1, 2000 and June 26, 1999. All remaining inventory cost is determined on the first-in, first-out basis. See
Note 3 "Inventories."

     Property, Plant and Equipment -- Property, plant and equipment are stated at cost. Expenditures for maintenance costs and repairs are charged against income. Depreciation is provided on the straight-line basis over the estimated useful lives of the assets, which range from three to forty years. For tax purposes, assets are depreciated using accelerated methods.

     Intangibles and Non-Current Assets -- Intangible assets, which are amortized over their estimated useful lives, and other non-current assets consist of:

                                                           USEFUL LIFE    JULY 1,     JUNE 26,
                                                           (IN YEARS)       2000        1999
                    (IN THOUSANDS)                         -----------    --------    --------
Patents and trademarks, net............................      5-20         $127,074    $ 2,711
Goodwill...............................................     10-40           12,807     32,768
Financing and organization costs.......................      2-7             9,152      7,051
Other non-current assets...............................                     10,055        108
                                                                          --------    -------
Other intangibles, net, and other noncurrent assets....                     32,014     39,927
                                                                          --------    -------
Intangible assets, net, and other non-current assets...                   $159,088    $42,638
                                                                          ========    =======

     Accumulated amortization of intangible assets was $18.1 million and $6.7 million at July 1, 2000 and June 26, 1999, respectively.

                                  SALTON, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Long-lived Assets -- Long-lived assets are reviewed for possible impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. If such review indicates that the carrying amount of long-lived assets is not recoverable, the carrying amount of such assets is reduced to the estimated recoverable value.

     Revenue Recognition -- The Company recognizes revenues when goods are shipped to its customers. Provision is made for estimated cost of returns, warranties, and product liability claims.

     Distribution Expenses -- Distribution expenses consist primarily of freight, warehousing, and handling costs of products sold.

     Advertising -- The Company sponsors various programs under which it participates in the cost of advertising and other promotional efforts for Company products undertaken by its retail customers. Advertising and promotion costs associated with these programs are expensed in the period in which the advertising or other promotion by the retailer occurs.

     The Company's tradenames and, in some instances, specific products, also are promoted from time to time through direct marketing channels, primarily television. Advertising and promotion costs are expensed in the period in which the advertising and promotion occurs.

     Self-Insurance -- The Company maintains a self-insurance program for health claims and workers' compensation claims for certain covered employees. The Company accrues estimated future costs that will be incurred for existing employee claims. The Company does not provide any post-retirement health care benefits.

     Income Taxes -- The Company accounts for income taxes using the asset and liability approach. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, management does not expect to be realized.

     Net Income Per Common and Common Equivalent Share -- On June 28, 1999, the Company's Board of Directors authorized a 3-for-2 split of its common stock effective July 28, 1999, for stockholders of record at the close of business on July 14, 1999. All earnings per-share data in the accompanying consolidated financial statements have been restated to give effect to the split.

     The Company adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share" (SFAS 128) in fiscal 1998. Basic net income per common share is computed based upon the weighted average number of common shares outstanding. Diluted net income per common share is computed based upon the weighted average number of common shares outstanding, adjusted for dilutive common stock equivalents applying the treasury stock method for options and warrants and the if-converted method for convertible securities. All earnings per share data presented in these financial statements conform with SFAS 128.

     Fair Value of Financial Instruments -- The carrying values of financial instruments included in current assets and liabilities approximate fair values due to the short-term maturities of these instruments. The fair value of the Company's long-term, fixed rate debt was estimated based on dealer quotes and approximates the carrying value recorded. The carrying amount of short-term debt and long-term variable-rate debt approximates fair value. During fiscal 1997, the investment in Applica common stock was accounted for as "available for sale" and was carried at fair value. The stock was sold during fiscal 1998. See Note 4 "Applica Transaction."

     Accounting Pronouncements -- During the first quarter of fiscal 1999, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income." This statement requires that the Company report the change in its net assets during the period from non-owner

                                  SALTON, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

sources. Components of other comprehensive income (loss) include foreign currency translation gains and minimum pension liability, net of tax, respectively.

     During the fourth quarter of fiscal 1999, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." This statement requires public business enterprises to report certain information about operating segments, their products and services, the geographic areas in which they operate, and their major customers. The effect of this statement is disclosed in Note 13 "Operating Segments".

     During the fourth quarter of fiscal 1999, the Company adopted SFAS No. 132, "Employer's Disclosures about Pensions and other Post-Retirement Benefits." The effect of this statement is disclosed in Note 8 "Employee Benefit Plans".

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", which was amended in June 1999 with the issuance of SFAS No. 137. SFAS No. 137 delayed the effective date of SFAS No. 133 to fiscal years beginning after June 15, 2000. SFAS No. 133 requires that all derivative financial instruments be recognized in the financial statements and measured at fair value regardless of the purpose or intent for holding them. Changes in the fair value of derivative financial statements are either recognized periodically in income or shareholders' equity, depending on whether the derivative is being used to hedge changes in fair value or cash flows. The adoption of SFAS 133 will not have a material effect on the Company's consolidated financial statements.

     Reclassifications -- Certain reclassifications have been made in the 1999 and 1998 financial statements to conform with current year presentation.

2. ACQUISITIONS AND ALLIANCES

     On January 7, 1999, the Company acquired the stock of Toastmaster Inc. ("Toastmaster"), a Columbia, Missouri based manufacturer and marketer of kitchen and small household electrical appliances and time products (the "Toastmaster Acquisition"). The Company paid Toastmaster shareholders $7.00 per share in cash, for a total purchase price of approximately $53.2 million. In addition, Toastmaster's outstanding debt of $57.8 million was paid by the Company in connection with the acquisition. The acquisition was accounted for as a purchase. The purchase price has been allocated based upon estimated fair market values at the date of acquisition. The excess of the purchase price over the fair values of the net assets acquired has been recorded as goodwill and is being amortized on a straight-line basis over forty years.

     The operating results of Toastmaster have been included in the consolidated statements of earnings from the date of acquisition. The following unaudited pro forma results of operations assume the transaction occurred at the beginning of the periods presented:

                                                                JUNE 26, 1999    JUNE 27, 1998
                       (IN THOUSANDS)                           -------------    -------------
Net sales...................................................      $597,140         $465,201
Operating income............................................        67,350           38,327
Net income..................................................        27,052           14,317
Net income per share:
  Basic.....................................................          2.51             0.73
  Diluted...................................................          1.86             0.71

     The pro forma results are for informational purposes only and do not purport to represent what the Company's results of operations would have actually been had the transaction been consummated for the periods indicated.

                                       F-10
 .

                                  SALTON, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     On March 31, 1999, the Company bought certain assets of Sasaki, Inc., a well-known designer and manufacturer of high-quality tabletop products and accessories for the home, from Sasaki Glass Company Ltd. Under the terms of the transaction, Salton purchased Sasaki's inventory, except for the Christian Dior tabletop product line, in addition to licensing the Sasaki(R) brand name for a period of twenty years, with an option to renew on mutually agreed upon terms. As part of the transaction, Salton agreed to assume certain minor liabilities.

     On October 6, 1999, Salton purchased approximately 21% of the outstanding shares of Amalgamated Appliance Holdings Limited ("Amalgamated"), a leading manufacturer and distributor of a wide range of branded consumer electronics and appliances in South Africa, for approximately $6 million. The investment is being accounted for under the equity method of accounting, and is included in the consolidated financial statements in other assets. Based in South Africa, Amalgamated is a publicly held company, listed on the Johannesburg Stock Exchange, which owns the rights to the Salton brand name in South Africa. In conjunction with this transaction, the Chief Executive Officer of Salton, Inc., was added to Amalgamated's Board of Directors.

     In the quarter ended December 25, 1999, Salton acquired, effective July 1, 1999, the right to use in perpetuity and worldwide the name George Foreman in connection with the marketing and sale of food preparation and non-alcoholic drink preparation and serving appliances. The aggregate purchase price payable to George Foreman and other participants was $137.5 million, of which $113.75 million is payable in five annual cash installments, and the remaining $23.75 million was paid through the issuance of 779,191 shares of Salton, Inc. common stock issued out of treasury. The first cash installment of $22.75 million was paid during the first half of fiscal 2000. In connection with the transaction Salton issued a five-year $91.0 million non-interest bearing subordinated promissory note recorded at its present value of $80.8 million as of July 1, 2000. In the quarter ended December 25, 1999, the effect of the George Foreman transaction was an elimination of $16.6 million in royalty expense, partially offset by the recording of amortization of $4.0 million and imputed interest of $3.2 million. The following pro forma results of operations assumed the transaction occurred at the beginning of the periods presented:

                                                         JUNE 26, 1999    JUNE 27, 1998
                   (IN THOUSANDS)                        -------------    -------------
Net Sales............................................      $506,116         $305,599
Operating Income.....................................        99,409           37,597
Net Income...........................................        47,310           20,350
Net income per share:
  Basic..............................................          4.40             1.04
  Diluted............................................          3.25             1.00

     The proforma results are for informational purposes only and do not purport to represent what the Company's results of operations would have actually been had the transaction been consummated for the periods indicated.

     On January 14, 2000, Salton entered into a strategic alliance with ePods, Inc., an Internet company, which offers consumers an easy, simple to use, all-in-one solution to accessing the Internet. Salton will become the exclusive distributor of ePods products in the U.S., Canada and Mexico. As part of this alliance, Salton has invested approximately $2 million in convertible preferred stock of ePods, recorded at its historical cost, and has a note receivable from ePods, Inc. of approximately $1.6 million, both of which are included in the consolidated financial statements in other assets.

                                  SALTON, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

3. INVENTORIES

     A summary of inventories is as follows:

                                                           JULY 1, 2000    JUNE 26, 1999
                    (IN THOUSANDS)                         ------------    -------------
Raw materials..........................................      $  6,392        $  5,359
Work-in-process........................................           447           1,238
Finished goods.........................................       212,391         137,527
                                                             --------        --------
Total..................................................      $219,230        $144,124
                                                             ========        ========

     If the first-in, first-out (FIFO) method of inventory valuation had been used to determine cost for 100% of the Company's inventories at July 1, 2000 and June 26, 1999, they would have been approximately $2.9 million and $1.7 million lower than reported.

4. APPLICA TRANSACTION

     On July 11, 1996, the Company consummated a transaction with Applica, Inc. ("Applica"), formerly known as Windmere -- Durable Holdings, Inc. (the "Applica Transaction"), pursuant to a Stock Purchase Agreement dated February 27, 1996, as amended (the "Stock Purchase Agreement"). Applica is a corporation engaged principally in manufacturing and distributing a wide variety of personal care products and household appliances. Pursuant to the Stock Purchase Agreement, Applica purchased from the Company 6,508,572 newly issued shares of Common Stock (the "Purchase"), which represented 50% of the outstanding shares of Common Stock of the Company on February 27, 1996 after giving effect to the Purchase. As consideration for the purchase, Applica paid the Company: (i) $3.2 million in cancellation of a loan, as described below; (ii) a subordinated promissory note in the aggregate principal amount of $10.8 million (the "Note"), which Note was payable July 11, 2001, bore interest at 8%, payable quarterly, and was secured by certain assets of Applica and its domestic subsidiaries and guaranteed by such domestic subsidiaries; and (iii) 748,112 shares of Applica's common stock. Applica's common stock is traded on the New York Stock Exchange. A portion of the consideration for the Purchase was paid by the cancellation of the Company's obligation to repay a loan in the principal amount of $3.2 million which Applica had made to the Company in April 1996. Applica was also granted an option (the "Option") to purchase up to 485,000 shares of Common Stock at $4.83 per share, which option was exercisable only if and to the extent that options to purchase shares of Common Stock which were outstanding on February 27, 1996 were exercised. Accordingly, Applica exercised options to purchase 26,500 shares of Common Stock during 1998.

     During fiscal 1998, the Company sold 748,112 shares of Applica's common stock, realizing a pre-tax gain of approximately $8.9 million.

     On July 28, 1998, Salton repurchased (the "Stock Repurchase") 6,535,072 shares of Salton common stock owned by Applica pursuant to a Stock Agreement dated as of May 6, 1998 (the "Applica Stock Agreement") by and among Salton, Applica and the executive officers of Salton. Prior to the Stock Repurchase, Applica owned approximately 50% of Salton's outstanding common stock. The price for the Stock Repurchase was $12 per share in cash plus a $15.0 million subordinated promissory note (the "Junior Subordinated Note"). The Junior Subordinated Note, which has a term of six and one-half years and bears interest at 4.0% per annum payable annually, is subject to offsets of 5% of the total purchase price paid by Salton for product purchases from Applica and its affiliates during the term of the note. During fiscal 2000 and fiscal 1999, the Company reduced this debt and interest by approximately $1.3 and $1.5 million, respectively, for related purchases of products from Applica. The principal amount of the Junior Subordinated Note is also subject to cancellation in the event Salton's supply agreement with Kmart is terminated for any reason.

                                  SALTON, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     In connection with the Stock Repurchase: (i) Applica effectively repaid (the "Note Repayment") the Note; (ii) Salton repurchased for approximately $3.3 million Applica's Option (the "Option Repurchase"); and (iii) Applica and Salton agreed to continue various commercial and other arrangements, including a fee agreement relating to Salton's supply agreement with Kmart, subject to certain modifications. The Stock Repurchase, the Option Repurchase and the Note Repayment are collectively referred to herein as the "Repurchase."

     Effective upon the closing of the Repurchase, each of the persons who had been designated by Applica to serve on Salton's Board of Directors resigned from Salton's Board of Directors.

5. REVOLVING LINE OF CREDIT, LETTERS OF CREDIT AND LONG-TERM DEBT

     Salton entered into a credit agreement dated as of July 27, 1998 (the "New Credit Agreement") among Salton, Lehman Brothers Inc., as arranger, and Lehman Commercial Paper Inc., as syndication agent. The New Credit Agreement provided for $215.0 million in senior secured credit facilities consisting of a $90.0 million Tranche A Term Loan, a $75.0 million Delayed Draw Term Loan and a $50.0 million revolving credit facility. As further explained below, the New Credit Agreement was amended and restated on January 7, 1999 and again on December 10, 1999.

     On December 16, 1998, the Company issued $125.0 million of 10 3/4% Senior Subordinated Notes (the "Subordinated Notes") due 2005. Proceeds of the Subordinated Notes were used to repay outstanding indebtedness and for working capital and general corporate purposes. The Subordinated Notes contain a number of significant covenants that, among other things, restrict the ability of the Company to dispose of assets, incur additional indebtedness, prepay other indebtedness, pay dividends, repurchase or redeem capital stock, enter into certain investments, enter into sale and lease-back transactions, engage in mergers and consolidations, create liens, or engage in certain transactions with affiliates, and will otherwise restrict corporate and business activities. At June 26, 1999, the Company was in compliance with all the covenants described above.

     Salton amended and restated the New Credit Agreement on January 7, 1999 (the "Amended Credit Agreement"). The Amended Credit Agreement, among Salton, Lehman Brothers Inc., as arranger, Lehman Commercial Paper Inc., as administrative agent, and a syndicate of banks, provides for $125.0 million in a senior secured credit facility consisting of a $45.0 million Term Loan at an established base rate (equivalent to the prime rate of interest) plus an applicable margin of 225 basis points or, at the Company's election, a eurodollar rate (equivalent to the LIBOR rate) plus an applicable margin of 325 basis points amortizing over in twenty-four consecutive quarterly installments commencing on March 26, 1999; and a $80.0 million revolving credit facility at an established base rate (equivalent to the prime rate of interest) plus an applicable margin of 200 basis points or, at the Company's election, a eurodollar rate (equivalent to the LIBOR rate plus an applicable margin) based on total debt to earnings before interest, taxes, depreciation and amortization maturing on January 7, 2004. The Amended Credit Facility is secured by a first lien on substantially all the Company's assets. Credit availability is based on a formula related to trade accounts receivable, inventories and outstanding letters of credit.

     On October 29, 1999, Salton retired the $4.0 million note payable associated with the acquisition of Toastmaster Inc. by issuing 109,090 shares of common stock out of treasury.

     Salton amended and restated the New Credit Agreement again (the "Amended Credit Agreement") during the quarter ended December 25, 1999. Salton increased its existing revolving credit facility from $80.0 million to $115.0 million. The Amended Credit Agreement, among Salton, Lehman Brothers Inc., as arranger, Lehman Commercial Paper Inc., as administrative agent, and a syndicate of banks, provides for $160.0 million in a senior secured credit facility consisting of a $45.0 million Term Loan at an established base rate (equivalent to the prime rate of interest) plus an applicable margin of 225 basis points or, at the

                                  SALTON, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Company's election, a eurodollar rate (equivalent to the LIBOR rate) plus an applicable margin of 325 basis points maturing in twenty-four consecutive quarterly installments commencing on March 26, 1999; and a $115.0 million revolving credit facility at an established base rate (equivalent to the prime rate of interest) plus an applicable margin or, at the Company's election, a eurodollar rate (equivalent to the LIBOR rate plus an applicable margin) based on a range of ratios of total debt to earnings before interest, taxes, depreciation and amortization maturing on January 7, 2004.

     The Amended Credit Facility is secured by a first lien on substantially all the Company's assets. Credit availability is based on a formula related to trade accounts receivable, inventories and outstanding letters of credit. The Amended Credit Agreement contains a number of significant covenants that, among other things, restrict the ability of the Company to dispose of assets, incur additional indebtedness, prepay other indebtedness, pay dividends, repurchase or redeem capital stock, enter into certain investments, enter into sale and lease-back transactions, make certain acquisitions, engage in mergers and consolidations, create liens, or engage in certain transactions with affiliates, and will otherwise restrict corporate and business activities. In addition, under the Amended Credit Agreement, the Company is required to comply with specified financial ratios and tests, including a net average debt ratio, a net average senior debt ratio, a consolidated fixed charge coverage ratio, and a consolidated interest coverage ratio. At July 1, 2000, the Company was in compliance with all of the covenants described above. At July 1, 2000, the base rate plus applicable margin on the Term Loan was 9.77% and the base rate plus applicable margin on the Revolving Credit Facility was 8.96%.

     Information regarding short-term borrowings under the Revolving Credit Facility is:

                                                                JULY 1, 2000    JUNE 26, 1999
                       (IN THOUSANDS)                           ------------    -------------
Balance at end of fiscal period.............................      $68,000          $30,000
Interest rate at end of fiscal period.......................         8.96%            8.29%
Maximum amount outstanding at any month-end.................       93,000           50,000
Average amount outstanding..................................       52,974           25,655
Weighted average interest rate during fiscal period.........         8.73%            7.98%
Outstanding letters of credit at end of fiscal period.......       17,863            9,414
Unused letters of credit at end of the fiscal period........        7,137              586

     Notes payable consist of the Junior Subordinated Note to Applica, Inc. (see
Note 4) and the note payable associated with the acquisition of the George Foreman trademarks (see Note 2).

                                  SALTON, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Long-term debt matures as follows:

                                                                      JUNIOR        OTHER     FOREMAN
                                        SUBORDINATED     TERM      SUBORDINATED     NOTES      NOTE
    FISCAL YEAR ENDED                      NOTES         LOAN          NOTE        PAYABLE    PAYABLE     TOTAL
-------------------------               ------------    -------    ------------    -------    -------    --------
2001..................................                  $   375                     $ 62      $43,718    $ 44,155
2002..................................                      500                       35       19,325      19,860
2003..................................                      500                        4       17,811      18,315
2004..................................                   11,000       $9,015                               20,015
2005..................................    $125,000       31,875                                           156,875
Thereafter............................
                                          --------      -------       ------        ----      -------    --------
                                          $125,000      $44,250       $9,015        $101      $80,854     259,220
                                          ========      =======       ======        ====      =======
Less current maturities.............                                                                      (44,155)
                                                                                                         --------
                                                                                                         $215,065
                                                                                                         ========

     In addition to the preceding maturity schedules, the Company is required to make additional mandatory payments of 75% of the defined annual excess cash flow of the Company, 100% of the net proceeds of any sale or disposition of certain assets, and 100% of the net proceeds of the incurrence of certain indebtedness. All such amounts are first applied to the prepayment of outstanding term loans and secondly to the reduction of the Revolving Credit Facility.

6. CAPITAL STOCK

     On June 28, 1999, the Company's Board of Directors authorized a 3-for-2 split of its common stock effective July 28, 1999, for stockholders of record at the close of business on July 14, 1999. All earnings per-share data in the accompanying financial statements and notes thereto have been restated to give effect to the split.

     On July 28, 1998, the Company issued $40 million of convertible preferred stock in connection with a Stock Purchase Agreement dated July 15, 1998. The convertible preferred stock is non-dividend bearing and is convertible into 3,529,411 shares of Salton common stock (reflecting a $11.33 per share conversion price). The holders of the convertible preferred stock are entitled to one vote for each share of Salton common stock that the holder would receive upon conversion of the convertible preferred stock. In connection with the convertible preferred stock issuance, two individuals representing the purchasers of the preferred stock were appointed to serve on the Company's Board of Directors.

     On December 6, 1999, the Company's Board of Directors approved the amendment to the Company's Restated Certificate of Incorporation to increase the number of authorized shares of $.01 par value common stock from 20,000,000 to 40,000,000.

                                  SALTON, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

7. EARNINGS PER SHARE

                                                      YEAR ENDED      YEAR ENDED       YEAR ENDED
                                                     JULY 1, 2000    JUNE 26, 1999    JUNE 27, 1998
    (IN THOUSANDS, EXCEPT EARNINGS PER SHARE)        ------------    -------------    -------------
Net Income*......................................      $91,816          $34,543          $19,981
Average common shares outstanding................       11,221           10,760           19,594
Earnings per share-basic.........................      $  8.18          $  3.21          $  1.02
Dilutive stock equivalents.......................        4,305            3,802              665
Average common and common equivalent shares
  outstanding....................................       15,526           14,562           20,259
Earnings per share-diluted.......................      $  5.91          $  2.37          $  0.99

     * Net income is the same for purposes of calculating basic and diluted EPS

     Options to purchase 270,000 shares at a price of $29.25 per share were outstanding at July 1, 2000, but were not included in the computation of diluted EPS because the options are contingent upon certain external factors. Options to purchase 212,160 shares of common stock at a price of $8.17 per share were outstanding at June 27, 1998, but were not included in the computation of diluted EPS because the exercise prices were greater than the average market price of the common shares.

8. EMPLOYEE BENEFIT PLANS

     The Company has two 401(k) defined contribution plans that cover eligible employees. The employees are eligible for benefits upon completion of a specified number of years of service. Under the terms of the plans the Company may elect to match a portion of the employee contributions. The Company's discretionary matching contribution is based on a portion of participants' eligible wages, as defined, up to a maximum amount ranging typically from two percent to six percent. A higher matching percentage was approved in fiscal 2000 for Toastmaster employees affected by the freeze of the Toastmaster defined pension plans. The Company's total matching contributions were approximately $307,000, $95,000, and $97,000, in fiscal 2000, 1999, and 1998, respectively. In fiscal 2000, the Company amended the Toastmaster 401(k) plan to allow for discretionary employer contributions to all employees, whether or not the employees contribute individually to the plan, in connection with the freeze of the Toastmaster defined pension plans. A discretionary employer contribution of approximately $287,000 was made in fiscal 2000.

     The Company has two defined benefit plans that were assumed in the 1999 acquisition of Toastmaster and cover substantially all of the employees of Toastmaster. The plans' assets consist of a balanced portfolio of investments in money market, common stock, bond and real estate funds. The Company uses March 31 as the measurement date for determining pension plan assets and obligations. Effective October 30, 1999, the Company's Board of Directors approved the freezing of benefits under the Company's two defined benefit plans. Beginning October 31, 1999, no further benefits were accrued under the plans. Effective June 26, 1999, the Company adopted SFAS No. 132, "Employers' Disclosures about

                                  SALTON, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Pension and Other Postretirement Benefits" SFAS No. 132 requires the disclosure of the information presented below:

                                                                JULY 1, 2000    JUNE 26, 1999
                       (IN THOUSANDS)                           ------------    -------------
Change in benefit obligation:
     Benefit obligation at beginning of year................      $11,748          $11,589
     Service cost...........................................          323              315
     Interest cost..........................................          788              408
     Actuarial (gain)/loss..................................       (1,217)            (401)
     Curtailment gain.......................................       (1,009)
     Benefits paid and expenses.............................         (826)            (163)
                                                                  -------          -------
     Benefit obligation at end of year......................      $ 9,807          $11,748
                                                                  =======          =======
Change in plan assets:
     Fair value of plan assets at beginning of year.........      $11,050          $10,808
     Actual return on plan assets...........................        1,793               47
     Employer contribution..................................          678              358
     Benefits paid from plan assets.........................         (826)            (163)
                                                                  -------          -------
     Fair value of plan assets at end of year...............      $12,695          $11,050
                                                                  =======          =======
  Funded status.............................................      $ 2,888          $  (698)
  Unrecognized net actuarial loss...........................       (1,896)              92
  Unrecognized transitional asset...........................
  Unrecognized prior service cost...........................
  Additional pension liability in excess of unrecognized
     prior service cost.....................................                           (78)
                                                                  -------          -------
  Prepaid (accrued) pension cost recorded in prepaid
     expenses and other accrued liabilities, as applicable,
     in the accompanying consolidated balance sheet.........      $   992          $  (684)
                                                                  =======          =======
  Weighted average assumptions:
     Discount rate..........................................            8%               7%
     Rate of increase in compensation.......................            5%               5%
     Expected return on plan assets.........................            9%               9%
  Components of net periodic pension cost:
     Service cost benefits earned during the year...........      $   323          $   315
     Interest cost on projected benefit obligation..........          788              408
     Actuarial return on plan assets........................       (1,021)            (480)
     Curtailment gain.......................................       (1,009)
     Net amortization and deferral
                                                                  -------          -------
  Net pension cost (benefit)................................      $  (919)         $   243
                                                                  =======          =======

     The Company recorded a $1.0 million curtailment gain in 2000 as a result of a freeze in pension plan benefits. Under the requirements of SFAS No. 87, "Employers' Accounting for Pensions," an additional minimum pension liability for one plan, representing the excess of accumulated benefits over the plan assets and accrued pension costs, was recognized at June 26, 1999, with the balance recorded as a separate reduction of stockholders' equity, net of deferred tax effect. During fiscal 2000, minimum pension liability recorded in prior years was eliminated as a result of the curtailment of the plans.

                                  SALTON, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

9. STOCK OPTION PLANS

     In October 1995, SFAS No. 123, "Accounting For Stock-Based Compensation," was issued and is effective for financial statements for fiscal years beginning after December 15, 1995. As permitted by the statement, the Company continues to measure compensation cost for stock option plans in accordance with Accounting Principles Board Opinion No. 25, "Accounting For Stock Issued to Employees." Accordingly, no compensation cost has been recognized for the Company's fixed stock option plans. Had compensation cost for the Company's stock option plans been determined consistent with the fair value method outlined in SFAS No. 123, the impact on the Company's net income and earnings per common share would have been as follows:

                                                        2000       1999       1998
       (IN THOUSANDS, EXCEPT PER SHARE DATA)           -------    -------    -------
Net income:
  As reported......................................    $91,816    $34,543    $19,981
  Pro forma........................................     85,266     33,241     18,941
Net income per common share: Basic
  As reported......................................    $  8.18    $  3.21    $  1.02
  Pro forma........................................       7.60       3.09       0.97
Net income per common share: Diluted
  As reported......................................       5.91       2.37       0.99
  Pro forma........................................       5.49       2.28       0.93

     Options to purchase common stock of the Company have been granted to employees under the 1992, 1995, 1998, and 1999 stock option plans at prices equal to the fair market value of the stock on the dates the options were granted. Options have also been granted to non-employee directors of the Company, which are exercisable one year after the date of grant. All options granted expire 10 years from the date of grant.

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The following assumptions were used during the respective years to estimate the fair value of options granted:

                                                    2000          1999          1998
                                                 ----------    ----------    ----------
Dividend yield...............................         0.00%         0.00%         0.00%
Expected volatility..........................        61.45%        60.60%        61.74%
Risk-free interest rate......................         6.50%         6.16%         5.38%
Expected life of options.....................    7.98 years    7.81 years    7.42 years

     In addition, on July 11, 1996, Applica was granted an option to purchase up to 485,000 shares of common stock at $4.83 per share. This option was exercisable only if and to the extent that options to purchase shares of common stock which were outstanding on February 27, 1996 were exercised. During fiscal 1998, Applica exercised their option to purchase 26,500 shares of Salton common stock. The Company repurchased the remaining options held by Applica. See Note 4 "Applica Transaction." A

                                  SALTON, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

summary of the Company's fixed stock options for the fiscal years ended July 1, 2000, June 26, 1999, and June 27, 1998 is as follows:

                                                       2000                  1999                  1998
                                                ------------------    ------------------    ------------------
                                                          WEIGHTED              WEIGHTED              WEIGHTED
                                                          AVERAGE               AVERAGE               AVERAGE
                                                SHARES    EXERCISE    SHARES    EXERCISE    SHARES    EXERCISE
                                                (000)      PRICE      (000)      PRICE      (000)      PRICE
                                                ------    --------    ------    --------    ------    --------
Outstanding at beginning of year............    1,101      $ 7.83     1,126      $ 6.06       966      $ 4.90
Granted.....................................      745       30.36       337       16.74       206       10.82
Exercised...................................     (158)       6.64      (270)       5.47       (46)       3.11
Expired or Canceled.........................                           (459)
                                                -----                 -----                 -----
Outstanding at end of year..................    1,688       17.88       734       11.75     1,126        6.06
                                                =====                 =====                 =====
Options exercisable at end of year..........    1,038        9.39       461        5.99     1,118        6.05
Weighted-average fair value of options
  granted during the year...................                24.05                 12.09                  8.14

     The shares outstanding at the beginning of the year for fiscal 2000 have been restated to reflect the three-for-two stock split that was effective on July 28, 1999. The remaining activity in fiscal 2000 occurred on a post-split basis.

     The following information summarizes the stock options outstanding at July 1, 2000:

                                                    OPTIONS OUTSTANDING                   OPTIONS EXERCISABLE
                                                   ----------------------                 -------------------
                                                              WEIGHTED-
                                                               AVERAGE       WEIGHTED-              WEIGHTED-
                                                              REMAINING       AVERAGE                AVERAGE
                                                   SHARES    CONTRACTUAL     EXERCISE     SHARES    EXERCISE
           RANGE OF EXERCISE PRICES                (000)     LIFE (YEARS)      PRICE      (000)       PRICE
           ------------------------                ------    ------------    ---------    ------    ---------
$0.583 -- $1.667...............................      234         5.21           1.63        234      $ 1.63
$2.292 -- $5.833...............................       40         6.94           5.24         40        5.24
$6.333 -- $8.167...............................      392         6.61           7.68        392        7.68
$13.917 -- $15.917.............................      304         8.50          14.05        304       14.05
$27.375 -- $34.250.............................      718         9.46          31.05         68       27.38
                                                   -----                                  -----
$0.583 -- $34.250..............................    1,688          N/A            N/A      1,038        9.39
                                                   =====                                  =====

10. RELATED PARTY TRANSACTIONS

     The Company purchased inventory from Applica, Inc. of approximately $26,408,000, $32,340,000, and $27,068,000, in fiscal years ended July 1, 2000,
June 26, 1999, and June 27, 1998, respectively.

     The Company purchased inventory from Markpeak, Ltd. ("Markpeak"), a Hong Kong company, including commissions, of approximately $184,955,000, $187,925,000, and $15,971,000 in fiscal years 2000, 1999, and 1998, respectively. The Company had a receivable from Markpeak of approximately $9,881,000 and $13,685,000 at July 1, 2000 and June 26, 1999, respectively. The
Company owed Markpeak approximately $473,000 and $3,075,000 at July 1, 2000 and June 26, 1999, respectively. Markpeak acts as a buying agent on behalf of the Company with certain suppliers in the Far East.

     The Company paid Shapiro, Devine and Craparo, Inc. ("SDC"), a manufacturers representation firm, commissions of approximately $413,000, $498,000, and $290,000 in fiscal 2000, 1999, and 1998, respectively. A director of the Company was a co-founder of SDC. At July 1, 2000, the Company owed

                                  SALTON, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

approximately $90,000 and $42,000 for current commissions at July 1, 2000 and June 26, 1999, respectively.

11. COMMITMENTS AND CONTINGENCIES

     The Company leases certain facilities and equipment under long-term operating leases. Rental expense under all leases was approximately $5,769,000, $3,474,000, and $1,183,000 for the fiscal years ended July 1, 2000, June 26, 1999, and June 27, 1998, respectively.

     The future minimum rental commitments as of July 1, 2000 were as follows:

                  FISCAL YEAR ENDED
                (DOLLARS IN THOUSANDS)
                ----------------------
2001..................................................    $ 5,603
2002..................................................      6,221
2003..................................................      4,407
2004..................................................      3,607
2005..................................................      2,762
Thereafter............................................      9,075
                                                          -------
Total.................................................    $31,675
                                                          =======

     The Company has employment agreements with its four executive officers that are in effect until December 30, 2002. Such agreements provide for minimum salary levels as well as for incentive bonuses that are payable if the Company achieves specified target performance goals. The agreements also provide for lump sum severance payments upon termination of employment under certain circumstances. The Company's aggregate annual commitment for future salaries at July 1, 2000, excluding bonuses, was approximately $1,870,000.

     The Company has license agreements with White Consolidated Industries, Inc. ("White Consolidated"), which require minimum royalty payments through the year 2011. The current level of royalty payments are in excess of the minimum requirements. The Company also has various license agreements with other parties for periods usually not exceeding three years. The agreements are then typically renewable upon mutual consent. These license agreements require royalty payments based on the sales of licensed product in the period. Total royalties paid under these agreements, including the White Consolidated Industries, Inc. agreement, were $24,779,000 in fiscal 2000, $43,918,000 in fiscal 1999, and $20,266,000 in fiscal 1998. Royalties paid in fiscal 2000 decreased from the prior year due to the acquisition of the George Foreman trademarks (see Note 2).

12. LEGAL PROCEEDINGS

     Trademark Litigation -- In November 1996, White Consolidated filed suit for injunctive relief and damages against CBS in the United States District Court for the Northern District of Ohio alleging that CBS's grant of licenses to the Westinghouse(R) name for use on lighting products, fans and electrical accessories for use in the home violates White Consolidated's rights to the Westinghouse(R) name and constitutes a breach of the agreements under which CBS's predecessor sold White Consolidated its appliance business and licensed certain trademark rights in 1975. In response to that suit, CBS filed a related action in December 1996 in the United States District Court for the Western District of Pennsylvania, naming White Consolidated, Applica, Salton and certain other parties as defendants. The two actions were consolidated in the Pennsylvania court. CBS sought an injunction prohibiting Salton, Applica and White Consolidated from using the White-Westinghouse(R) name on products not specifically

                                  SALTON, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

enumerated in the sale documents between CBS's predecessor and White Consolidated, and unspecified damages and attorneys' fees.

     On June 30, 1999, CBS and White Consolidated entered into a settlement agreement relating to the ownership of the White-Westinghouse(R) name for certain consumer products. Under the settlement, the Company retained its existing rights under its license from White Consolidated for the use of the White-Westinghouse(R) name.

     In September 1999, Linda Evans Fitness Centers, Inc. (the "Fitness Centers"), Mark Golub and Thomas Gergley filed suit against the Company and its principal executive officers alleging that the Company tortuously interfered with a contract between the Fitness Centers and Ms. Evans by hiring Ms. Evans to act as a spokesperson for the Rejuvenique(R) facial toning system. Before Ms. Evans was hired by the Company, Ms. Evans had brought suit against the Fitness Centers seeking a determination that her contract with the Fitness Centers had been terminated on the basis of fraud and the failure of the Fitness Centers to make certain payments. The Company believes that it has valid defenses against the claims made against it by the Fitness Centers.

     Environmental -- Salton is participating in environmental remediation activities at four sites, which it owns or operates. As of July 1, 2000, Salton has accrued approximately $175,000 for the anticipated costs of investigation, remediation and/or operation and maintenance costs at these sites. Although such costs could exceed that amount, Salton believes that any such excess will not have a material adverse effect on the financial condition or annual results of operations of Salton.

     Arbitration -- On April 20, 1999, an individual filed a notice of arbitration asserting a breach of contract claim against Salton due to Salton's alleged failure to pay royalties, and certain other matters, to this individual for the sale of certain juice extractors and related health products.

     On August 24, 2000, the arbitrator ruled that all claims against Salton are not supported by the facts or applicable law except for Salton's obligation to pay minor royalties. The arbitrator ruled that the individual must partially reimburse Salton for reasonable attorneys' fees and costs.

     Other -- Salton is a party to various other actions and proceedings incident to its normal business operations. Salton believes that the outcome of such litigation will not have a material adverse effect on the financial condition or annual results of operations of Salton. Salton also has product liability and general liability insurance policies in amounts it believes to be reasonable given its current level of business.

13. OPERATING SEGMENTS

     The Company consists of a single operating segment that designs, markets and distributes housewares, including small appliances, tabletop products and personal care/time products. This segmentation is appropriate because the Company makes operating decisions and assesses performance based upon brand management, and such brand management encompasses a wide variety of products and types of customers. Most of the Company's products are procured through independent manufacturers, primarily in the Far East, and are distributed through similar distribution channels.

                                  SALTON, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Product Information -- Net Sales

                                                     JULY 1, 2000    JUNE 26, 1999    JUNE 27, 1998
                 (IN THOUSANDS)                      ------------    -------------    -------------
Small appliances.................................      $742,774        $459,621         $280,607
Tabletop products................................        24,109          22,875           18,597
Personal care/time products......................        70,419          23,620            6,395
                                                       --------        --------         --------
Total............................................      $837,302        $506,116         $305,599
                                                       ========        ========         ========

     Major Customers and Suppliers -- The Company entered into a major supply contract with Kmart Corporation ("Kmart") on January 31, 1997. Under the contract, the Company supplies Kmart with small kitchen appliances, personal care products, heaters, fans and electrical air cleaners and humidifiers under the White-Westinghouse(R) brand name. Sales to Kmart approximated 12%, 16%, and 19% of total net sales of the Company in fiscal 2000, 1999, and 1998, respectively.

     On March 30, 1999, Salton entered into a five-year supply agreement with Zellers, the leading national chain of discount department stores in Canada. Under the contract, the Company supplies Zellers with small kitchen appliances under the White-Westinghouse(R) brand name. The agreement has a minimum purchase requirement by Zellers of approximately $17 million, over an initial period of five years, with rights to extend the contract for additional one-year periods.

     The Company's net sales in the aggregate to its five largest customers during the fiscal years ended July 1, 2000, June 26, 1999, and June 27, 1998 were 46%, 50%, and 47% of total net sales in these periods, respectively. In addition to Kmart, one customer accounted for 7%, 10%, and 7% of total net sales during the fiscal years ended July 1, 2000, June 26, 1999, and June 27, 1998, respectively, while another customer accounted for 13%, 9%, and 6% for the same respective years.

     Although the Company has long-established relationships with many of its customers, with the exception of Kmart Corporation and Zellers, it does not have long-term contracts with any of its customers. A significant concentration of the Company's business activity is with department stores, upscale mass merchandisers, specialty stores, and warehouse clubs whose ability to meet their obligations to the Company is dependent upon prevailing economic conditions within the retail industry.

     During fiscal 2000 and 1999, one supplier located in China accounted for approximately 38.0% and 57.3% of our product purchases. During fiscal 1998, three manufacturers located in China accounted for approximately 13%, 12% and 10%, respectively, of our product purchases.

                                  SALTON, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

14. INCOME TAXES

     Federal, state and foreign taxes were approximately as follows:

                                                             FISCAL YEARS ENDED
                                               ----------------------------------------------
                                               JULY 1, 2000    JUNE 26, 1999    JUNE 27, 1998
              (IN THOUSANDS)                   ------------    -------------    -------------
Federal
  Current..................................      $44,514          $ 9,778          $10,080
  Deferred.................................        1,521            3,605           (1,134)
State
  Current..................................        7,954            2,529            2,699
  Deferred.................................          272              504             (294)
Foreign
  Current..................................          826            2,904              854
  Deferred.................................           --               --               --
                                                 -------          -------          -------
Total......................................      $55,087          $19,320          $12,205
                                                 =======          =======          =======

     Deferred taxes based upon differences between the financial statement and tax bases of assets and liabilities and available tax carryforwards consisted of:

                                                           JULY 1, 2000    JUNE 26, 1999
                    (IN THOUSANDS)                         ------------    -------------
Allowance for doubtful accounts........................      $ 1,945          $ 1,161
Depreciation and amortization..........................       (2,529)          (2,017)
Other deferred items, net..............................           53              268
Net operating loss carry-forward.......................        1,109            2,547
Accrued liabilities....................................          317            2,362
Inventory reserves and capitalization..................           64           (1,566)
AMT credit carryforward................................          225              222
                                                             -------          -------
Net deferred tax asset.................................      $ 1,184          $ 2,977
                                                             =======          =======

     The Company has net loss carry-forwards at July 1, 2000 expiring as follows:

                                                                    AMOUNT
                 YEAR CARRY-FORWARD EXPIRES                     (IN THOUSANDS)
                 --------------------------                     --------------
2018........................................................        $2,851
                                                                    ------
Total.......................................................        $2,851
                                                                    ======

     As a result of certain transactions, the Company's ability to utilize its net operating loss carryforwards to offset otherwise taxable income is limited annually under Internal Revenue Code Section 382. While the annual limitations are calculated on a separate company basis, the combined limitation for the Company is approximately $5,000,000.

                                  SALTON, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     A reconciliation of the statutory federal income tax rate to the effective rate is as follows:

                                                                           FISCAL YEARS ENDED
                                                             ----------------------------------------------
                                                             JULY 1, 2000    JUNE 26, 1999    JUNE 27, 1998
                     (IN THOUSANDS)                          ------------    -------------    -------------
Statutory federal income tax rate........................       35.0%           35.0%            35.0%
Effective state tax rate.................................         3.9             3.5              4.9
Permanent differences....................................         0.4             0.2              0.3
Effect of foreign tax rate...............................        (1.4)           (1.9)            (2.1)
Other....................................................        (0.4)           (0.9)            (0.2)
                                                                 ----            ----             ----
Effective income tax rate................................       37.5%           35.9%            37.9%
                                                                 ====            ====             ====

     U.S. income taxes were not provided on certain unremitted earnings of Salton Hong Kong, Ltd. which the Company considers to be permanent investments. The cumulative amount of U.S. income taxes which have not been provided totaled approximately $3,150,000 at July 1, 2000.

15. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

     Unaudited quarterly financial data is as follows (amounts in thousands, except per share data).

                                                         FIRST       SECOND      THIRD       FOURTH
                                                        QUARTER     QUARTER     QUARTER     QUARTER
                                                        --------    --------    --------    --------
2000
Net Sales...........................................    $196,340    $292,767    $172,100    $176,095
Gross Profit........................................      78,819     116,011      67,831      69,751
Net income..........................................      13,898      47,558      15,047      15,313
Earning per share: Basic............................        1.35        4.25        1.33        1.35
Earning per share: Diluted..........................        0.95        3.08        0.95        0.98

1999
Net Sales...........................................     104,388     142,684     124,340     134,704
Gross Profit........................................      45,775      53,390      43,352      56,452
Net income..........................................      10,819      11,682       5,154       6,888
Earning per share: Basic............................        0.82        1.19        0.52        0.68
Earning per share: Diluted..........................        0.68        0.83        0.36        0.48

16. SUPPLEMENTAL CONSOLIDATING FINANCIAL INFORMATION

     The payment obligations of the Company under the 12 1/4% senior subordinated notes (See Note 17) are guaranteed by certain of the Company's wholly-owned domestic subsidiaries (Subsidiary Guarantors). Such guarantees are full, unconditional and joint and several. Separate financial statements of the Subsidiary Guarantors are not presented because the Company's management has determined that they would not be material to investors. The following supplemental financial information sets forth, on a combined basis, balance sheets, statements of earnings and statements of cash flows for the Subsidiary Guarantors, the Company's non-guarantor subsidiaries and for Salton, Inc.

CONSOLIDATING BALANCE SHEET AS OF JULY 1, 2000

                                                  GUARANTOR          OTHER                                          CONSOLIDATED
                                                 SUBSIDIARIES     SUBSIDIARIES    SALTON, INC.     ELIMINATIONS        TOTALS
(In thousands)                                  --------------------------------------------------------------------------------
                  ASSETS
Current Assets:
  Cash                                         $      125        $     951       $   6,530                         $   7,606
  Accounts receivable                              27,038           12,224          90,588                           129,850
  Inventories                                      62,569            7,313         149,348                -          219,230
  Prepaid expenses and other current assets         3,088              262           6,796                            10,146
  Intercompany                                    (17,506)          41,023         (23,517)               -                -
  Deferred income taxes                             1,985                -           1,728                             3,713
                                                --------------------------------------------------------------------------------
     Total current assets                          77,299           61,773         231,473                -          370,545
Property, Plant and Equipment, Net of
   Accumulated Depreciation                        17,463            2,899          14,281                            34,643
Investments in Subsidiaries                          (225)               -          49,524        $ (49,299)               -
Patents and Trademarks, Net of Accumulated
   Amortization                                    12,025                -         115,049                           127,074
Other Intangibles, Net of Accumulated
   Amortization, and Other Non-current Assets      12,935            6,348          12,731                            32,014
                                                --------------------------------------------------------------------------------
Total Assets                                    $ 119,497        $  71,020       $ 423,058        $ (49,299)       $ 564,276
                                                ================================================================================

   LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Revolving line of credit and other
     current debt                               $  68,437                -       $  43,718                         $ 112,155
  Accounts payable                                  5,904        $   7,382          21,827                -           35,113
  Accrued expenses                                 10,540            1,548           8,940                            21,028
  Income taxes payable                             (5,705)           8,419           1,864                             4,578
                                                --------------------------------------------------------------------------------
     Total current liabilities                     79,176           17,349          76,349                -          172,874
Non-current Deferred Income Taxes                     779                -           1,750                             2,529
Long-term Debt                                     43,914                -         171,151                           215,065
                                                --------------------------------------------------------------------------------
     Total liabilities                            123,869           17,349         249,250                -          390,468
Stockholders' (Deficit) Equity                     (4,372)          53,671         173,808        $ (49,299)         173,808
                                                --------------------------------------------------------------------------------
Total Liabilities and Stockholders' Equity      $ 119,497        $  71,020       $ 423,058        $ (49,299)       $ 564,276
                                                ================================================================================

CONSOLIDATING BALANCE SHEET AS OF JUNE 26, 1999

                                                 GUARANTOR          OTHER                                          CONSOLIDATED
                                                SUBSIDIARIES     SUBSIDIARIES     SALTON, INC.    ELIMINATIONS        TOTALS
(In thousands)                                --------------------------------------------------------------------------------
                 ASSETS
Current Assets:
  Cash                                         $      37        $   6,750        $   4,453                            $  11,240
  Accounts receivable                             24,051           16,456           55,672                               96,179
  Inventories                                     45,821            1,421           96,882                              144,124
  Prepaid expenses and other current assets        7,733           (3,189)           1,806               -                6,350
  Intercompany                                   (29,664)           3,631           26,033                                    -
  Deferred income taxes                           (1,135)               -            4,269                                3,134
                                               --------------------------------------------------------------------------------
     Total current assets                         46,843           25,069          189,115               -              261,027
Property, Plant and Equipment, Net of
  Accumulated Depreciation                        15,461              283            8,907                               24,651
Investments in Subsidiaries                           70                -           21,244       $ (21,314)                   -
Patents and Trademarks, Net of Accumulated
  Amortization                                         -                -            2,711                                2,711
Other Intangibles, Net of Accumulated
  Amortization, and Other Non-current Assets      30,655                -            9,272                               39,927
                                               --------------------------------------------------------------------------------
Total Assets                                   $  93,029        $  25,352        $ 231,249       $ (21,314)           $ 328,316
                                               ================================================================================

   LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Revolving line of credit and other
     current debt                              $  32,229                -                -                            $  32,229
  Accounts payable                                 3,394        $     959        $  36,644               -               40,997
  Accrued expenses                                11,911            1,478            7,004                               20,393
  Income taxes payable                                 -                -            1,472                                1,472
                                               --------------------------------------------------------------------------------
     Total current liabilities                    47,534            2,437           45,120               -               95,091
Non-current Deferred Income Taxes                 (1,284)               -            1,441               -                  157
Long-term Debt                                    48,380                -          133,949               -              182,329
                                               --------------------------------------------------------------------------------
     Total liabilities                            94,630            2,437          180,510               -              277,577
Stockholders' (Deficit) Equity                    (1,601)          22,915           50,739       $ (21,314)              50,739
                                               --------------------------------------------------------------------------------
Total Liabilities and Stockholders' Equity     $  93,029        $  25,352        $ 231,249       $ (21,314)           $ 328,316
                                               ================================================================================

CONSOLIDATING STATEMENT OF EARNINGS FOR THE YEAR ENDED JULY 1, 2000

                                                 GUARANTOR          OTHER                                          CONSOLIDATED
                                                SUBSIDIARIES     SUBSIDIARIES    SALTON, INC.     ELIMINATIONS        TOTALS
(In thousands)                                 --------------------------------------------------------------------------------
Net Sales                                      $ 151,326        $ 141,117       $ 648,181        $(103,322)       $ 837,302
Cost of Goods Sold                               121,165           98,651         344,756          (97,322)         467,250
Distribution Expenses                             10,681              310          26,648                            37,639
                                               --------------------------------------------------------------------------------
    Gross Profit                                  19,480           42,156         276,777           (6,000)         332,413
Selling, General and Administrative expenses      23,085            7,377         132,287           (6,000)         156,749
                                               --------------------------------------------------------------------------------
    Operating Income (Loss)                       (3,605)          34,779         144,490                -          175,664
Interest Expense, Net                                122            1,917         (30,800)                          (28,761)
Equity in Earnings (Loss) of Subsidiaries           (298)               -          28,241          (27,943)               -
                                               --------------------------------------------------------------------------------
    Income (Loss) Before Income Taxes             (3,781)         36,696          141,931          (27,943)         146,903
Income Tax Expense (Benefit)                        (956)          5,928           50,115                            55,087
                                               --------------------------------------------------------------------------------
    Net Income (Loss)                          $  (2,825)       $  30,768       $  91,816        $ (27,943)       $  91,816
                                               ================================================================================

CONSOLIDATING STATEMENT OF EARNINGS FOR THE YEAR ENDED JUNE 26, 1999

                                                 GUARANTOR        OTHER                                        CONSOLIDATED
                                                SUBSIDIARIES   SUBSIDIARIES    SALTON, INC.     ELIMINATIONS      TOTALS
(In thousands)                                 ----------------------------------------------------------------------------
Net Sales                                      $  53,513        $  35,528       $ 433,865        $ (16,790)       $ 506,116
Cost of Goods Sold                                41,060           12,196         243,060          (10,790)         285,526
Distribution Expenses                              4,158              173          17,290                            21,621
                                               ----------------------------------------------------------------------------
    Gross Profit                                   8,295           23,159         173,515           (6,000)         198,969
Selling, General and Administrative expenses      10,493            4,483         120,612           (6,000)         129,588
                                               ----------------------------------------------------------------------------
    Operating Income (Loss)                       (2,198)          18,676          52,903                -           69,381
Interest Expense, Net                                 14              114         (15,646)               -          (15,518)
Equity in Earnings (Loss) of Subsidiaries              9                -          14,324          (14,333)               -
                                               ----------------------------------------------------------------------------
    Income (Loss) Before Income Taxes             (2,175)          18,790          51,581          (14,333)          53,863
Income Tax Expense (Benefit)                        (622)           2,904          17,038                -           19,320
                                               ----------------------------------------------------------------------------
    Net Income (Loss)                          $  (1,553)       $  15,886       $  34,543        $ (14,333)       $  34,543
                                               ============================================================================

CONSOLIDATING STATEMENT OF EARNINGS FOR THE YEAR ENDED JUNE 27, 1998

                                                 GUARANTOR       OTHER                                       CONSOLIDATED
                                                SUBSIDIARIES  SUBSIDIARIES    SALTON, INC.     ELIMINATIONS     TOTALS
(In thousands)                               ----------------------------------------------------------------------------
Net Sales                                      $           -   $  18,291       $ 304,038        $ (16,730)    $ 305,599
Cost of Goods Sold                                         -      11,270         178,836          (10,730)      179,376
Distribution Expenses                                      -           -          12,327                         12,327
                                               ------------------------------------------------------------------------
    Gross Profit                                           -       7,021         112,875           (6,000)      113,896
Selling, General and Administrative expenses               -       1,849          88,367           (6,000)       84,216
                                               ------------------------------------------------------------------------
    Operating Income                                       -       5,172          24,508                -        29,680
Interest Expense, Net                                      -           3          (5,336)                        (5,333)
Equity in Earnings of Subsidiaries                         -           -           4,321           (4,321)            -
Costs Associated with Refinancing                          -           -          (1,133)                        (1,133)
Realized Gain on Sale of Marketable Securities                         -           8,972                          8,972
                                               ------------------------------------------------------------------------
    Income Before Income Taxes                             -       5,175          31,332           (4,321)       32,186
Income Tax Expense                                         -         854          11,351                         12,205
                                               ------------------------------------------------------------------------
    Net Income                                 $           -   $   4,321       $  19,981        $  (4,321)    $  19,981
                                               ========================================================================


CONSOLIDATING STATEMENT OF CASH FLOWS FOR THE YEAR ENDED JULY 1, 2000


                                                        GUARANTOR        OTHER       SALTON, INC.    ELIMINATIONS     CONSOLIDATED
(In thousands)                                         SUBSIDIARIES   SUBSIDIARIES                                       TOTALS
                                                       ---------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net Income (Loss)                                   $  (2,825)     $  30,768      $  91,816       $(27,943,000)    $   91,816
   Adjustments to reconcile net income to net cash
   used in operating activities:
      Imputed interest on note payable                                                   6,336                             6,336
      Change in Deferred Taxes                            (1,057)                        2,850                             1,793
      Depreciation and amortization                        4,272            468         14,335                            19,075
      Equity in income of unconsolidated
        affiliate/consolidated subsidiaries                  298           (321)       (28,241)        27,943,000           (321)
      Purchase reduction of note payable                                                 1,662                             1,662
      Changes in assets and liabilities:
        Accounts receivable                               (2,987)         4,232        (34,916)                          (33,671)
        Inventories                                      (16,747)        (5,892)       (52,467)                          (75,106)
        Prepaid expenses and other current assets         (1,206)          (134)        (2,456)                           (3,796)
        Intercompany                                     (15,729)       (37,392)        53,121
        Accounts payable                                   2,510          6,423        (14,817)                           (5,884)
        Taxes payable                                        146          5,102           (670)                            4,578
        Accrued expenses                                  (1,321)            69            415                              (837)
                                                       ---------------------------------------------------------------------------
Net Cash from Operating Activities                       (34,646)         3,323         36,968                  -          5,645
                                                       ---------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Capital Expenditures                                   (1,042)        (3,099)        (9,835)                          (13,976)
   Acquisition of the George Foreman Trademark                 -              -        (22,750)                          (22,750)
   Additions to intangibles for patents/trademarks             -              -           (737)                             (737)
   Equity Investment                                           -         (6,027)        (3,588)                           (9,615)
                                                       ---------------------------------------------------------------------------
Net Cash used in Investing Activities                     (1,042)        (9,126)       (36,910)                 -        (47,078)
                                                       ---------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Net proceeds from (repayments on) revolving
     line of credit                                       36,367                                                          36,367
   Repayment of long-term debt                              (591)                          (34)                             (625)
   Costs associated with refinancing                                                      (616)                             (616)
   Common stock issuance                                                                 2,669                             2,669
                                                       ---------------------------------------------------------------------------
Net Cash from Financing Activities                        35,776              -          2,019                  -         37,795
                                                       ---------------------------------------------------------------------------
The effect of exchange rate changes on cash                                   4                                                4
Cash, beginning of the period                                 37          6,750          4,453                            11,240
Net Change in Cash                                            88         (5,799)         2,077                            (3,634)
                                                       ---------------------------------------------------------------------------
Cash, end of period                                    $     125      $     951      $   6,530       $          -     $    7,606
                                                       ===========================================================================


     CONSOLIDATING STATEMENT OF CASH FLOWS FOR THE YEAR ENDED JUNE 26, 1999



                                                                  GUARANTOR       OTHER                                 CONSOLIDATED
                                                                SUBSIDIARIES   SUBSIDIARIES  SALTON, INC.  ELIMINATIONS    TOTALS
(In thousands)                                                  --------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net Income (Loss)                                               $ (1,553)     $ 15,886     $ 34,543      $ (14,333)    $ 34,543

   Adjustments to reconcile net income to net cash
   used in operating activities:
    Deferred income taxes                                             3,209                        900                       4,109
    Depreciation and amortization                                     2,283            75        4,943                       7,301
    Equity in income of consolidated subsidiaries                        (9)                   (14,324)        14,333
    Purchase reduction of note payable and other non cash items                                   (208)                       (208)
    Changes in assets and liabilities, net of acquisition:
        Accounts receivable                                          14,605       (14,208)     (12,573)                    (12,176)
        Inventories                                                  (5,807)         (222)     (20,377)                    (26,406)
        Prepaid expenses and other current assets                       (52)          (64)      (1,249)                     (1,365)
        Intercompany                                                 13,687           586      (14,273)                          0
        Accounts payable                                             (3,928)          959       17,685                      14,716
        Taxes payable                                                (3,853)        3,317       (3,754)                     (4,290)
        Accrued expenses                                             (3,519)         (116)       2,603                      (1,032)
                                                                   --------      ------------------------------------     --------
NET CASH FROM OPERATING ACTIVITIES                                   15,063         6,213       (6,084)             -       15,192
                                                                   --------      ------------------------------------     --------

CASH FLOWS FROM INVESTING ACTIVITIES
   Capital expenditures                                                (895)          (28)      (4,467)                     (5,390)
   Acquisition of business, net of cash acquired                      6,119            65     (114,310)                   (108,126)
                                                                   --------      ------------------------------------     --------
NET CASH FROM INVESTING ACTIVITIES                                    5,224            37     (118,777)             -     (113,516)
                                                                   --------      ------------------------------------     --------

CASH FLOWS FROM FINANCING ACTIVITIES
   Net repayments on revolving line of credit and other debt        (20,000)                      (475)                    (20,475)
   Repayment of long-term debt                                         (125)                   (90,000)                    (90,125)
   Proceeds from long-term debt                                                                260,000                     260,000
   Repayment of other Debt                                             (125)                         0                        (125)
   Costs associated with refinancing                                                            (8,065)                     (8,065)
   Common stock issuance                                                                         1,489                       1,489
   Preferred stock issuance                                                                     40,000                      40,000
   Treasury Stock Purchase                                                                     (70,799)                    (70,799)
   Costs associated with preferred stock issuance                                               (2,999)                     (2,999)
                                                                   --------      ------------------------------------     --------
NET CASH FROM FINANCING ACTIVITIES                                  (20,250)            -      129,151              -      108,901
                                                                   --------      ------------------------------------     --------


The effect of exchange rate changes on cash                                             2                                        2

Cash, beginning of the period                                                         498          163                         661

Net Change in Cash                                                       37         6,252        4,290                      10,579
                                                                   --------      ------------------------------------     --------

                                                                   --------      ------------------------------------     --------
Cash, end of period                                                $     37      $  6,750     $  4,453      $       -     $ 11,240
                                                                   ========      ====================================     ========

     CONSOLIDATING STATEMENT OF CASH FLOWS FOR THE YEAR ENDED JUNE 27, 1998
                                 (IN THOUSANDS)

                                                                                                                 CONSOLIDATED
                                                            OTHER SUBSIDIARIES  SALTON, INC.     ELIMINATIONS       TOTALS
                                                            -----------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net Income                                                    $ 4,321         $ 19,981         $    (4,321)     $ 19,981

   Adjustments to reconcile net income to net cash
   used in operating activities:
      Gain on sale of marketable securities                            0           (8,972)                           (8,972)
      Deferred income taxes                                            0           (1,428)                           (1,428)
      Depreciation and amortization                                   34            4,267                             4,301
      Equity in income of consolidated subsidiary                      0           (4,321)              4,321             0
      Changes in assets and liabilities:
        Accounts receivable                                            6          (17,584)                          (17,578)
        Inventories                                                  321          (34,858)                          (34,537)
        Prepaid expenses and other current assets                     88              688                               776
        Intercompany                                              (7,355)           7,355                                 0
        Income tax refund                                              0            1,105                             1,105
        Accounts payable                                             (32)           1,631                             1,599
        Taxes payable                                                  0            6,406                             6,406
        Accrued expenses                                             849            2,396                             3,245
                                                            -------------------------------------------------      --------
NET CASH FROM OPERATING ACTIVITIES                                (1,768)         (23,334)                  -       (25,102)
                                                            -------------------------------------------------      --------

CASH FLOWS FROM INVESTING ACTIVITIES
   Capital expenditures                                             (325)          (4,240)                           (4,565)
   Proceeds from the sale of marketable securities                                 19,072                            19,072
                                                            -------------------------------------------------      --------
NET CASH FROM INVESTING ACTIVITIES                                  (325)          14,832                   -        14,507
                                                            -------------------------------------------------      --------

CASH FLOWS FROM FINANCING ACTIVITIES
   Net proceeds from revolving line of credit                                      12,498                            12,498
   Repayments of subordinated and other debt                                       (5,433)                           (5,433)
   Costs associated with refinancing                                                1,133                             1,133
   Common stock issuance                                                              445                               445
                                                            -------------------------------------------------      --------
NET CASH FROM FINANCING ACTIVITIES                                     -            8,643                   -         8,643
                                                            -------------------------------------------------      --------

Cash, beginning of year                                            2,591               22                             2,613

Net Change in Cash                                                (2,093)             141                            (1,952)
                                                            -------------------------------------------------      --------

Cash, end of year                                           $        498         $    163         $         -      $    661
                                                            =================================================      ========

17. SUBSEQUENT EVENTS

     Sonex -- On July 19, 2000 Salton acquired Sonex International Corporation, a designer and distributor of electrically operated toothbrushes which employ ultra high frequency sonic waves for cleaning, flossers and related products. Under terms of the deal, Salton acquired Sonex for approximately $2.6 million in cash, plus an additional cash performance incentive, based on future sales of Sonex(R) products.

     Stiffel -- On Aug. 14, 2000 Salton announced that it acquired the trademarks, other intellectual property assets and molds of The Stiffel Company, a designer of lamps and related products based in Chicago, and now in the process of liquidation for approximately $6.5 million in stock. Under the terms of the transaction, Salton will not assume any liabilities of The Stiffel Company.

     Relaxor -- On Aug. 18, 2000 Salton announced that it has executed a non-binding letter of intent to acquire the Relaxor(R) brand and inventory from JB Research, Inc., a California-based company.

                                  SALTON, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     JB Research distributes a full line of personal massagers, indoor calming pools and other personal care items under the Relaxor(R) name as well as several other brand names. Salton and JB Research anticipate executing a purchase contract before October 30, 2000.

     Foreman -- On September 7, 2000 Salton announced it had reached an agreement to satisfy $22,750,000 of payment obligations, which otherwise would have been due on June 30, 2001, that it incurred in connection with its acquisition of the George Foreman name by issuing 621,074 shares of its common stock to George Foreman and other venture participants. Salton has agreed under certain circumstances to pay an amount of cash and/or issue additional shares of common stock if the shares issued to George Foreman and the others are sold for less than $36.625 per share during a specified one-year period. George Foreman and the others have agreed under certain circumstances to pay Salton in cash 50% of the excess over $22,750,000 of the aggregate sales proceeds plus the market value of any shares retained at the end of such one year period.

     Lehman Commitment Letter -- On August 24, 2000, the Company signed a commitment letter with Lehman Commercial Paper Inc. and Lehman Brothers Inc. to amend and restate its existing Amended Credit Agreement, dated as of December 10, 1999, to increase by $50,000,000 the amount of the credit facilities made available thereunder and to amend certain of the terms applicable thereto.

     12 1/4% Senior Subordinated Notes -- On April 23, 2001, the Company received $148,284 in exchange for issuing $150 million principal amount of 12 1/4% Senior Subordinated Notes due April 2008. The Company also amended the Credit Agreement to: (1) permit the issuance of up to $250 million of additional subordinated debt, including the $150 million of 12 1/4% senior subordinated notes; (2) permit the potential acquisition of a European Union Company; and (3) amend certain other covenants to take into account the potential acquisition.

                                     ******

                                  SALTON, INC.
                           CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS EXCEPT SHARE DATA)

                                                               (UNAUDITED)
                                                               MAR 31, 2001    JULY 1, 2000
                                                               ------------    ------------
ASSETS
CURRENT ASSETS:
  Cash                                                         $     12,496    $      7,606
  Accounts receivable, net of allowances                            163,191         129,850
  Inventories                                                       205,256         219,230
  Prepaid expenses and other current assets                          11,761          10,146
  Prepaid income taxes                                                3,462              --
  Deferred income taxes                                               3,713           3,713
                                                               ------------    ------------
     Total current assets                                           399,879         370,545
Property Plant and Equipment:
  Land                                                                1,625           1,625
  Buildings                                                           8,079           8,079
  Molds and tooling                                                  40,795          35,749
  Warehouse equipment                                                 7,534           7,061
  Office furniture and equipment                                     12,501           9,373
                                                               ------------    ------------
                                                                     70,534          61,887
  Less accumulated depreciation                                     (36,318)        (27,244)
                                                               ------------    ------------
                                                                     34,216          34,643
Patents and Trademarks, net of accum amort                          130,375         127,074
Intangibles, net of accum amort and Other Non-current Assets         49,492          32,014
                                                               ------------    ------------
TOTAL ASSETS                                                   $    613,962    $    564,276
                                                               ============    ============

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Revolving line of credit and other current debt              $     94,483    $    112,155
  Accounts payable                                                   27,658          35,113
  Accrued expenses                                                   21,270          21,028
  Foreman guarantee                                                  10,948              --
  Income taxes payable                                                   --           4,578
                                                               ------------    ------------
     Total current liabilities                                      154,359         172,874
  Non-current Deferred Income Taxes                                     407           2,529
  Long-term Debt                                                    225,878         215,065
                                                               ------------    ------------
     Total liabilities                                              380,644         390,468
STOCKHOLDERS' EQUITY:
  Preferred stock, $.01 par value; authorized, 2,000,000
   shares; 40,000 shares issued
  Common stock, $.01 par value; authorized, 20,000,000                  144             135
   shares; issued and outstanding, 2001-11,446,275 shares,
   2000-11,351,927 shares
  Treasury stock - at cost                                          (46,495)        (30,211)
  Additional paid-in capital                                         81,248          62,572
  Accumulated other comprehensive income (loss)                        (448)              6
  Retained earnings                                                 198,869         141,306
                                                               ------------    ------------
     Total stockholders' equity                                     233,318         173,808
                                                               ------------    ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                     $    613,962    $    564,276
                                                               ============    ============

                 See Notes to Consolidated Financial Statements

                                  SALTON, INC.
                       CONSOLIDATED STATEMENTS OF EARNINGS
                                   (UNAUDITED)

(IN THOUSANDS EXCEPT PER SHARE DATA)

                                                     13 WEEKS ENDED                39 WEEKS ENDED
                                               ---------------------------   ---------------------------
                                                 3/31/01        3/25/00        3/31/01        3/25/00
                                               ------------   ------------   ------------   ------------
NET SALES                                      $    153,558   $    172,100   $    623,001   $    661,207
Cost of goods sold                                   84,478         94,970        352,362        372,215
Distribution expenses                                11,877          9,299         36,315         26,330
                                               ------------   ------------   ------------   ------------
GROSS PROFIT                                         57,203         67,831        234,324        262,662
Selling, general and administrative expenses         33,447         36,110        114,166        117,284
                                               ------------   ------------   ------------   ------------
OPERATING INCOME                                     23,756         31,721        120,158        145,378
Interest expense, net                                 8,582          7,644         28,054         22,365
                                               ------------   ------------   ------------   ------------
INCOME BEFORE INCOME TAXES                           15,174         24,077         92,104        123,013
Income tax expense                                    5,689          9,030         34,539         46,509
                                               ------------   ------------   ------------   ------------
NET INCOME                                     $      9,485   $     15,047   $     57,565   $     76,504
                                               ============   ============   ============   ============

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING       11,739,652     11,310,811     11,817,384     11,176,805

WEIGHTED AVERAGE COMMON AND COMMON
  EQUIVALENT SHARES OUTSTANDING                  15,829,642     15,783,321     16,200,873     15,524,447

Net income per common share: Basic             $       0.81   $       1.33   $       4.87   $       6.84

Net income per common share: Diluted           $       0.60   $       0.95   $       3.55   $       4.93


                 See Notes to Consolidated Financial Statements

                                  SALTON, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

(IN THOUSANDS EXCEPT SHARE DATA)

                                                                                   39 WEEKS ENDED
                                                                               ------------------------
                                                                                 MAR 31,       MAR 25,
                                                                                  2001          2000
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                                   $   57,565    $   76,504
  Adjustments to reconcile net income to net cash from operating activities:
    Imputed interest on notes payable                                               4,886         4,751
    Changes in deferred taxes                                                      (1,816)          250
    Depreciation and amortization                                                  18,906        13,660
    Loss on disposal of equipment                                                     315            --
    Equity in income of unconsolidated affiliate                                     (334)           --
    Purchase reduction of note payable and other non-cash items                        60          (343)
    Changes in assets and liabilities:
      Accounts receivable                                                         (33,508)      (27,193)
      Inventories                                                                  14,396       (26,089)
      Prepaid expenses and other current assets                                    (1,572)       (3,030)
      Accounts payable                                                             (7,613)       (7,633)
      Taxes payable                                                                (8,129)        9,592
      Accrued expenses                                                                210         3,410
                                                                               ----------    ----------
        NET CASH FROM OPERATING ACTIVITIES                                         43,366        43,879
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures                                                             (7,606)       (5,480)
  Increase in other non-current assets                                            (11,100)           --
  Acquisition of business                                                          (2,820)       (8,168)
  Additional payment for patents and trademarks                                    (2,043)           --
  Acquisitions of intangibles, patents and trademarks                              (6,904)      (23,436)
                                                                               ----------    ----------
        NET CASH USED IN INVESTING ACTIVITIES                                     (30,473)      (37,084)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds (repayment) from revolving line of credit and other debt             4,942       (16,685)
  Repayment of long-term debt                                                     (68,937)         (346)
  Proceeds from long-term debt                                                     75,000            --
  Costs associated with refinancing/increase in revolver                           (2,886)         (556)
  Common stock issued                                                                 158         1,267
  Purchase of treasury stock                                                      (16,284)           --
                                                                               ----------    ----------
        NET CASH USED IN FINANCING ACTIVITIES                                      (8,007)      (16,320)
                                                                               ----------    ----------
The effect of exchange rate changes on cash                                             4            49
                                                                               ----------    ----------
Net change in cash                                                                  4,890        (9,476)
Cash, beginning of period                                                           7,606        11,240
                                                                               ----------    ----------
Cash, end of period                                                            $   12,496    $    1,764
                                                                               ==========    ==========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for:
  Interest                                                                     $   18,940    $   13,885
  Income taxes                                                                 $   44,410    $   36,917

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
In the quarter ended September 30, 2000, Salton acquired trademarks, other intellectual property assets and molds of The Stiffel Company for $6,500. The purchase was paid by the issuance of 200,000 shares of Salton, Inc. common stock. In addition, the Company reached an agreement to satisfy $22,750 of payment obligations incurred in connection with its acquisition of the "George Foreman" name by issuing 621,161 shares of Salton, Inc. common stock. In the quarter ended December 30, 2000, the Company increased its investment in an unconsolidated affiliate approximately 10% by issuing 109,000 shares of Salton, Inc. common stock. In the quarter ended March 31, 2001, in accordance with the Stiffel purchase agreement, Salton paid $2,043 under the guarantee provision to make up for the shortfall between the $6,500 purchase price and the proceeds from the sale of the 200,000 shares. In addition, the Company determined it intends to pay George Foreman and his partners in cash for the stock price guarantee related to the 621,161 shares issued in lieu of the $22,750 payment obligation in the quarter ended September 30, 2000. As of March 31, 2001, this liability was $10,948.

                 See Notes to Consolidated Financial Statements

                                  SALTON, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

1.       CONSOLIDATED FINANCIAL STATEMENTS

         The consolidated financial statements have been prepared from Salton's records without audit and are subject to year end adjustments. The interim consolidated financial statements reflect all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of financial information. The interim consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Salton, Inc. 2000 Annual Report on Form 10-K. The results of operations for the interim periods should not be considered indicative of results to be expected for the full year.

2.       NET INCOME PER COMMON AND COMMON EQUIVALENT SHARE.

         Basic net income per common share is computed based upon the weighted average number of common shares outstanding. Diluted net income per common share is computed based upon the weighted average number of common shares outstanding, adjusted for dilutive common stock equivalents applying the treasury stock method for options and warrants and the if-converted method for convertible securities.

3.       EFFECT OF NEW ACCOUNTING STANDARDS AND STATEMENTS

         On July 2, 2000 the Company adopted Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities," and No. 138 which amends certain provisions of SFAS 133. SFAS 133, as amended by SFAS 138, did not impact the Company's consolidated results of operations, financial position or cash flows as the Company did not have any derivative instruments in place during the thirty-nine weeks ended March 31, 2001.

4.       EVENTS OF THE THIRTY-NINE WEEKS ENDED MARCH 31, 2001

         Share Repurchase Program

         In the quarter ended December 30, 2000, the Board of Directors authorized the purchase of up to $50 million of its common stock over an unspecified period of time. The amount of shares purchased will depend on various factors, including the price of the stock, market conditions and the availability of funds. Through March 31, 2001, the Company had purchased 853,500 shares of stock for $16.3 million.

         Coachmaster International Corporation

         The Company has a loan and security agreement with Coachmaster International Corporation ("CMI"), whereby the Company may lend CMI up to $15 million. CMI has granted the Company a security interest in all of CMI's assets to secure obligations owed by CMI to the Company. As of March 31, 2001, the Company has recorded a $10.4 million note receivable in other non-current assets under the agreement.

         Acquisitions

         During the thirty-nine weeks ended March 31, 2001, the Company acquired the following assets and businesses:

                  In the quarter ended December 30, 2000, the Company acquired the assets of ePods, Inc. at a public foreclosure sale and the right to use the Juiceman brand name on a royalty-free basis.

                  In the quarter ended September 30, 2000, the Company acquired Sonex International Corporation, a designer and distributor of electrically operated toothbrushes, flossers and related products; acquired the trademarks, other intellectual property, assets and molds of The Stiffel Company, a designer of lamps and related products and acquired the Relaxor brand business and inventory, including a line of personal massagers and other personal care items, from J.B. Research, Inc.

         The aggregate purchase price for the acquisitions was approximately $19.2 million cash plus the issuance of 200,000 shares of Salton common stock. The Sonex and Relaxor transactions also provide for certain payments based on the future performance of the respective businesses.

         George Foreman Trademark

         In the quarter ended September 30, 2000, the Company reached an agreement to satisfy $22.75 million of payment obligations incurred in connection with its acquisition of the "George Foreman" name by issuing 621,161 shares of Salton common stock to George Foreman and other venture participants. The Company determined, in the quarter ended March 31, 2001, that it intends to pay George Foreman and his partners in cash for the stock price guarantee related to the 621,161 shares. As of March 31, 2001, this liability was $10.9 million.

         Amended Credit Facility

         The Company amended and restated the Second Amended and Restated Credit Agreement with the Third Amended and Restated Credit Agreement ("Credit Agreement") during the quarter ended September 30, 2000. Salton increased its existing revolving credit facility from $115.0 million to $160.0 million. The Credit Agreement, among Salton, Lehman Brothers Inc., as arranger, Firstar
Bank, N.A., as syndication agent, Lehman Commercial Paper Inc., as administrative agent, Fleet National Bank, as documentation agent, and a syndicate of banks, provides for $235.0 million in a senior secured credit facility consisting of a $75.0 million Term Loan (the "Term Loan") at an established base rate (equivalent to the prime rate of interest) plus an applicable margin of 125 basis points or, at the Company's election, a eurodollar rate plus an applicable margin of 225 basis points amortizing in sixteen consecutive quarterly installments commencing on March 31, 2001; and a $160.0 million revolving credit facility (the "Revolving Credit Facility") at an established base rate (equivalent to the prime rate of interest) plus an applicable margin or, at the Company's election, a eurodollar rate plus an applicable margin based on a range of ratios of total debt to earnings before interest, taxes, depreciation and amortization, maturing on January 7, 2004. The Credit Agreement is secured by a first lien on substantially all the Company's assets. Credit availability is based on a formula related to trade accounts receivable, inventories and outstanding letters of credit.

5.       COMPREHENSIVE INCOME

         For the 13 weeks and the 39 weeks ended March 31, 2001 and March 25, 2000, components of other comprehensive income include foreign currency translation charges.

COMPREHENSIVE INCOME

                                       13 Weeks Ended           39 Weeks Ended
                                    ----------------------   ----------------------
(Dollars in Thousands)               3/31/01      3/25/00     3/31/01      3/25/00
                                    ---------    ---------   ---------    ---------
Net Income                          $   9,485    $  15,047   $  57,565    $  76,504
Other comprehensive income (loss)          (5)           1        (454)           1
                                    ---------    ---------   ---------    ---------
                                    $   9,480    $  15,048   $  57,111    $  76,505
                                    =========    =========   =========    =========

         Accumulated other comprehensive income (loss) is comprised of foreign currency translation charges of $(454) and $1 during the thirty-nine weeks ended March 31, 2001 and March 25, 2000.

6.       OPERATING SEGMENTS

         The Company consists of a single operating segment that designs, markets and distributes housewares, including small appliances, tabletop, time and lighting products ("Salton at Home") and personal care/wellness products. This segmentation is appropriate because the Company makes operating decisions and assesses performance based upon brand management, and such brand management encompasses a wide variety of products and types of customers. Most of the Company's products are procured through independent manufacturers, primarily in the Far East, and are distributed through similar distribution channels.

Product Information - Net Sales

                            13 Weeks Ended          39 Weeks Ended
                         ---------------------   ---------------------
(Dollars in Thousands)    3/31/01     3/25/00     3/31/01     3/25/00
                         ---------   ---------   ---------   ---------
Small appliances         $ 139,158   $ 156,636   $ 562,887   $ 584,626
Salton at Home              12,438      11,712      46,131      47,931
Personal care/wellness       1,962       3,752      13,983      28,650
                         ---------   ---------   ---------   ---------
Total                    $ 153,558   $ 172,100   $ 623,001   $ 661,207
                         =========   =========   =========   =========

7.       SUPPLEMENTAL CONSOLIDATED FINANCIAL INFORMATION

         The payment obligations of the company under the 12 1/4% senior subordinated notes (See Note 8) are guaranteed by certain of the Company's wholly-owned domestic subsidiaries (Subsidiary Guarantors). Such guarantees are full, unconditional and joint and several. Separate financial statements of the Subsidiary Guarantors are not presented because the Company's management has determined that they would not be material to investors. The following supplemental financial information sets forth, on a combined basis, balance sheets, statements of earnings and statements of cash flows for the Subsidiary Guarantors, the Company's non-guarantor subsidiaries and for Salton, Inc.

CONSOLIDATING BALANCE SHEET AS OF MARCH 31, 2001

                                                GUARANTOR         OTHER                                            CONSOLIDATED
                                              SUBSIDIARIES     SUBSIDIARIES     SALTON, INC.      ELIMINATIONS        TOTALS
(In thousands)                               -----------------------------------------------------------------------------------
                  ASSETS
Current Assets:
  Cash                                       $   5,311        $   5,605        $   1,580               --        $  12,496
  Accounts receivable                           31,019           23,951          108,221                           163,191
  Inventories                                   63,227            9,042          132,987               --          205,256
  Prepaid expenses and other
    current assets                               4,020            1,631            6,110                            11,761
  Intercompany                                   1,380           16,097          (17,477)              --               --
  Income tax receivable                          6,105           (2,930)             287                             3,462
  Deferred income taxes                          1,985              --             1,728                             3,713
                                             ---------------------------------------------------------------------------------
     Total current assets                      113,047           53,396          233,436               --          399,879
Property, Plant and Equipment, Net of
  Accumulated Depreciation                      15,173            3,258           15,785                            34,216
Investments in Subsidiaries                       (267)             --            47,579        $ (47,312)              --
Patents and Trademarks, Net of
  Accumulated Amortization                      11,383              --           118,992                           130,375
Other Intangibles, Net of
Accumulated Amortization, and
  Other Non-current Assets                      14,445            8,886           29,027           (2,866)          49,492
                                             ---------------------------------------------------------------------------------
Total Assets                                 $ 153,781        $  65,540        $ 444,819        $ (50,178)       $ 613,962
                                             =================================================================================

   LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Revolving line of credit and other
   current debt                              $  91,787                 --      $   2,696                         $  94,483
  Accounts payable                               3,247        $  13,198           11,213               --           27,658
  Accrued expenses                               9,895            1,836            9,539                            21,270
  Foreman guarantee                               --                   --         10,948                            10,948
                                             ---------------------------------------------------------------------------------
     Total current liabilities                 104,929           15,034           34,396               --          154,359
Non-current Deferred Income Taxes                  474                 --            (67)                              407
Long-term Debt                                  51,572                 --        174,306                           225,878
                                             ---------------------------------------------------------------------------------
     Total liabilities                         156,975           15,034          208,635               --          380,644
Stockholders' (Deficit) Equity                  (3,194)          50,506          236,184        $ (50,178)         233,318
                                             ---------------------------------------------------------------------------------
Total Liabilities and Stockholders' Equity   $ 153,781        $  65,540        $ 444,819        $ (50,178)       $ 613,962
                                             =================================================================================


CONSOLIDATING BALANCE SHEET AS OF JULY 1, 2000

                                                  GUARANTOR          OTHER                                          CONSOLIDATED
                                                 SUBSIDIARIES     SUBSIDIARIES    SALTON, INC.     ELIMINATIONS        TOTALS
(In thousands)                                  --------------------------------------------------------------------------------
                  ASSETS
Current Assets:
  Cash                                         $      125        $     951       $   6,530                         $   7,606
  Accounts receivable                              27,038           12,224          90,588                           129,850
  Inventories                                      62,569            7,313         149,348                -          219,230
  Prepaid expenses and other current assets         3,088              262           6,796                            10,146
  Intercompany                                    (17,506)          41,023         (23,517)               -                -
  Deferred income taxes                             1,985                -           1,728                             3,713
                                                --------------------------------------------------------------------------------
     Total current assets                          77,299           61,773         231,473                -          370,545
Property, Plant and Equipment, Net of
   Accumulated Depreciation                        17,463            2,899          14,281                            34,643
Investments in Subsidiaries                          (225)               -          49,524        $ (49,299)               -
Patents and Trademarks, Net of Accumulated
   Amortization                                    12,025                -         115,049                           127,074
Other Intangibles, Net of Accumulated
   Amortization, and Other Non-current Assets      12,935            6,348          12,731                            32,014
                                                --------------------------------------------------------------------------------
Total Assets                                    $ 119,497        $  71,020       $ 423,058        $ (49,299)       $ 564,276
                                                ================================================================================

   LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Revolving line of credit and other
     current debt                               $  68,437                -       $  43,718                         $ 112,155
  Accounts payable                                  5,904        $   7,382          21,827                -           35,113
  Accrued expenses                                 10,540            1,548           8,940                            21,028
  Income taxes payable                             (5,705)           8,419           1,864                             4,578
                                                --------------------------------------------------------------------------------
     Total current liabilities                     79,176           17,349          76,349                -          172,874
Non-current Deferred Income Taxes                     779                -           1,750                             2,529
Long-term Debt                                     43,914                -         171,151                           215,065
                                                --------------------------------------------------------------------------------
     Total liabilities                            123,869           17,349         249,250                -          390,468
Stockholders' (Deficit) Equity                     (4,372)          53,671         173,808        $ (49,299)         173,808
                                                --------------------------------------------------------------------------------
Total Liabilities and Stockholders' Equity      $ 119,497        $  71,020       $ 423,058        $ (49,299)       $ 564,276
                                                ================================================================================

CONSOLIDATING STATEMENT OF EARNINGS FOR THE THIRTY-NINE WEEKS ENDED MARCH 31,
2001

                                                 GUARANTOR         OTHER                                            CONSOLIDATED
                                               SUBSIDIARIES     SUBSIDIARIES     SALTON, INC.      ELIMINATIONS        TOTALS
(In thousands)                                 ---------------------------------------------------------------------------------
Net Sales                                      $ 146,499        $ 187,496        $ 462,103        $(173,097)       $ 623,001
Cost of Goods Sold                               114,212          163,441          243,306         (168,597)         352,362
Distribution Expenses                             11,265              242           24,808                            36,315
                                               ---------------------------------------------------------------------------------
    Gross Profit                                  21,022           23,813          193,989           (4,500)         234,324
Selling, General and Administrative expenses      23,863            4,303           90,500           (4,500)         114,166
                                               ---------------------------------------------------------------------------------
    Operating Income (Loss)                       (2,841)          19,510          103,489              --           120,158
Interest Expense, Net                                764             (370)         (28,448)             --           (28,054)
Equity in Earnings (Loss) of Subsidiaries            (34)              --           14,961          (14,927)              --
                                               ---------------------------------------------------------------------------------
    Income (Loss) Before Income Taxes             (2,111)          19,140           90,002          (14,927)          92,104
Income Tax Expense (Benefit)                        (432)           2,534           32,437                            34,539
                                               ---------------------------------------------------------------------------------
    Net Income (Loss)                          $  (1,679)       $  16,606        $  57,565        $ (14,927)       $  57,565
                                               =================================================================================

CONSOLIDATING STATEMENT OF EARNINGS FOR THE THIRTY-NINE WEEKS ENDED MARCH 25,
2000

                                                 GUARANTOR         OTHER                                            CONSOLIDATED
                                               SUBSIDIARIES     SUBSIDIARIES     SALTON, INC.      ELIMINATIONS        TOTALS
(In thousands)                                 ---------------------------------------------------------------------------------
Net Sales                                      $ 116,402        $  81,007       $ 509,989        $ (46,191)       $ 661,207
Cost of Goods Sold                                92,610           44,572         276,724          (41,691)         372,215
Distribution Expenses                              7,661              211          18,458                            26,330
                                               ---------------------------------------------------------------------------------
    Gross Profit                                  16,131           36,224         214,807           (4,500)         262,662
Selling, General and Administrative expenses      15,198            4,920         101,666           (4,500)         117,284
                                               ---------------------------------------------------------------------------------
    Operating Income                                 933           31,304         113,141               --          145,378
Interest Expense, Net                                 92              385         (22,842)                          (22,365)
Equity in Earnings (Loss) of Subsidiaries           (140)              --          27,042          (26,902)              --
                                               ---------------------------------------------------------------------------------
    Income Before Income Taxes                       885           31,689         117,341          (26,902)         123,013
Income Tax Expense                                   558            5,114          40,837                            46,509
                                               ---------------------------------------------------------------------------------
    Net Income                                 $     327        $  26,575       $  76,504        $ (26,902)       $  76,504
                                               =================================================================================


CONSOLIDATING STATEMENT OF CASH FLOWS FOR THE THIRTY-NINE WEEKS ENDED MARCH 31, 2001


                                                          GUARANTOR         OTHER                                       CONSOLIDATED
(In thousands)                                          SUBSIDIARIES     SUBSIDIARIES    SALTON, INC.    ELIMINATIONS       TOTALS
                                                        ----------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income (Loss)                                    $   (1,679)      $  16,606       $  57,565       $ (14,927)     $   57,565
   Adjustments to reconcile net income to net cash
   used in operating activities
      Imputed interest on note payable                                                       4,886                           4,886
      Change in deferred taxes                                   1                          (1,817)                         (1,816)
      Depreciation and amortization                          4,165             589          14,152                          18,906
      Loss on disposal of equipment                            315                                                             315
      Equity in income of unconsolidated
        affiliate/consolidated subsidiaries                     34            (334)        (14,961)         14,927            (334)
      Purchase reduction of note payable and other
        non cash items                                                          60                                              60
      Changes in assets and liabilities:
        Accounts receivable                                 (3,916)        (11,959)        (17,633)                        (33,508)
        Inventories                                           (236)         (1,729)         16,361                          14,396
        Prepaid expenses and other current assets             (889)         (1,369)            686                          (1,572)
        Intercompany                                       (18,886)          3,339          15,547
        Accounts Payable                                    (2,690)          5,691         (10,614)                         (7,613)
        Taxes Payable                                         (414)         (5,563)         (2,152)                         (8,129)
        Accrued Expenses                                      (679)            288             601                             210
                                                        ----------------------------------------------------------------------------
            NET CASH FROM OPERATING ACTIVITIES             (24,874)          5,619          62,621               -          43,366
                                                        ----------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Capital expenditures                                       (948)           (969)         (5,689)                         (7,606)
    Increase in other non-current assets                                                   (11,100)                        (11,100)
   Acquisition of business, net of cash acquired                                            (2,820)                         (2,820)
   Additional payment for patents and trademarks                                            (2,043)                         (2,043)
   Additions to intangibles, patents and trademarks                                         (6,904)                         (6,904)
                                                        ----------------------------------------------------------------------------
           NET CASH USED IN INVESTING ACTIVITIES              (948)           (969)        (28,556)              -         (30,473)
                                                        ----------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Net proceeds from revolving line of credit                4,942                                                           4,942
   Repayment of long-term debt                             (48,934)                        (20,003)                        (68,937)
   Proceeds from long-term debt                             75,000                                                          75,000
   Costs associated with refinancing                                                        (2,886)                         (2,886)
   Common stock issuance                                                                       158                             158
   Treasury stock purchase                                                                 (16,284)                        (16,284)
                                                        ----------------------------------------------------------------------------
        NET CASH USED IN FINANCING ACTIVITIES               31,008               -         (39,015)              -          (8,007)
                                                        ----------------------------------------------------------------------------
The effect of exchange rate changes on cash                                      4                                               4
Cash, beginning of the period                                  125             951           6,530                           7,606
Net Change in Cash                                           5,186           4,654          (4,950)                          4,890
                                                        ----------------------------------------------------------------------------
Cash, end of period                                     $    5,311       $   5,605       $   1,580       $       -      $   12,496
                                                        ============================================================================


CONSOLIDATING STATEMENT OF CASH FLOWS FOR THE THIRTY-NINE WEEKS ENDED MARCH 25, 2000


                                                              GUARANTOR      OTHER       SALTON, INC.  ELIMINATIONS    CONSOLIDATED
(In thousands)                                              SUBSIDIARIES  SUBSIDIARIES                                    TOTALS
                                                        ----------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net Income                                               $    327      $  26,575      $  76,504     $  (26,902)     $  76,504
   Adjustments to reconcile net income to net cash
   used in operating activities:
      Imputed interest on note payable                                                       4,751                         4,751
      Change in deferred taxes                                    28                           222                           250
      Depreciation and amortization                            2,631            317         10,712                        13,660
      Equity in income of consolidated subsidiaries              140                       (27,042)        26,902
      Purchase reduction of note payable and other
        non cash items                                                                        (343)                         (343)
      Changes in assets and liabilities:
        Accounts receivable                                    1,163          2,467        (30,823)                      (27,193)
        Inventories                                           (5,216)          (307)       (20,566)                      (26,089)
        Prepaid expenses and other current assets               (606)          (510)        (1,914)                       (3,030)
        Intercompany                                          16,059        (31,447)        15,388
        Accounts payable                                       4,329          1,923        (13,885)                       (7,633)
        Taxes payable                                            557          4,289          4,746                         9,592
        Accrued expenses                                      (1,533)          (136)         5,079                         3,410
                                                        ----------------------------------------------------------------------------
NET CASH FROM OPERATING ACTIVITIES                            17,879          3,171         22,829              -         43,879
                                                        ----------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Capital expenditures                                         (772)        (2,309)        (2,399)                       (5,480)
   Acquisitions of intangibles, patents and trademarks                                     (23,436)                      (23,436)
   Acquisition of business                                                   (6,173)        (1,995)                       (8,168)
                                                        ----------------------------------------------------------------------------
NET CASH USED IN INVESTING ACTIVITIES                           (772)        (8,482)       (27,830)             -        (37,084)
                                                        ----------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Net repayments on revolving line of credit                (16,685)                                                    (16,685)
   Repayment of long-term debt                                  (346)                                                       (346)
   Costs associated with refinancing                                                          (556)                         (556)
   Common stock issuance                                                                     1,267                         1,267
                                                        ----------------------------------------------------------------------------
NET CASH USED IN FINANCING ACTIVITIES                        (17,031)             -            711              -        (16,320)
                                                        ----------------------------------------------------------------------------


The effect of exchange rate changes on cash                                      49                                           49
Cash, beginning of the period                                     37          6,750          4,453                        11,240
Net Change in Cash                                                76         (5,262)        (4,290)                       (9,476)
                                                        ----------------------------------------------------------------------------
Cash, end of period                                         $    113      $   1,488      $     163     $        -      $   1,764
                                                        ============================================================================

8.       SUBSEQUENT EVENTS

         On April 23, 2001, the Company sold $150 million of 12 1/4% Senior Subordinated Notes due 2008. The net proceeds were used to repay outstanding debt under the revolving credit facility and for working capital and general corporate purposes, including possible acquisitions.

         In April 2001, the Company amended the Credit Agreement to: (1) permit the issuance of up to $250 million of additional subordinated debt, including the $150 million of 12 1/4% senior subordinated notes; (2) permit the potential acquisition of a European Union company; and (3) amend certain other covenants to take into account the potential acquisition.

         On May 2, 2001, the Company launched an all-cash tender offer to acquire all the outstanding common shares of Pifco Holdings PLC ("Pifco") in a transaction that values Pifco at approximately $75 million. Pifco is headquartered in the United Kingdom and produces and markets a broad range of branded personal care appliances, electrical hardware, cookware and battery operated products under the brand names of Pifco(R), Salton(R) and others. For the year ended April 30, 2000, Pifco had annual sales of approximately $67 million and net income of $5.9 million. The transaction is expected to close in the Company's fourth fiscal quarter of 2001.

         On April 23, 2001, the Company received $148,284 in exchange for issuing $150 million principal amount of 12 1/4% Senior Subordinated Notes due April 2008.

                                      LOGO

                                  Salton, Inc.


                        EXCHANGE OFFER FOR $150,000,000
                   12 1/4% SENIOR SUBORDINATED NOTES DUE 2008



                                   PROSPECTUS

                           ___________________, 2001


                                Exchange Agent:


                        Wells Fargo Bank Minnesota, N.A.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the Delaware General Corporation Law ("DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a part to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase and redemption) or
(iv) for any transaction from which the director derived an improper personal benefit.

         The registrant's Restated Certificate of Incorporation (the "Certificate") provides that Salton's directors shall not be liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent that exculpation from liabilities is not permitted under the DGCL as in effect at the time such liability is determined. The registrant's Certificate further provides that the registrant shall indemnify its directors and officers to the fullest extent permitted by the DGCL.

         The directors and officers of Salton are covered under directors' and officers' liability insurance policies maintained by Salton.

ITEM 21. Exhibits and Financial Statement Schedules.

         (a) Exhibits

      Exhibit
       Number     Description
       ------     -----------
       1.3        Purchase Agreement, dated April 18, 2001, among Salton, Inc., the Guarantors (as defined therein), Lehman Brothers Inc. and
                  First Union Securities, Inc. Incorporated by Reference to the
                  Quarterly Report on Form 10-Q for the fiscal quarter ended
                  March 31, 2001.

       4.4 Indenture, dated as of April 23, 2001, among Salton, Inc., the Guarantors (as defined therein), and Wells Fargo Bank Minnesota, N.A., as trustee, relating to $150,000,000 in aggregate principal amount and maturity of 12 1/4% senior subordinated notes due 2008. Incorporated by Reference to the Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2001.

       4.5        Form of 12 1/4% senior subordinated note due April 15, 2008.
                  Incorporated by Reference to the Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2001.

       5.1 Opinion of Sonnenschein Nath & Rosenthal regarding the legality of the new notes(1).

      10.32 Registration Rights Agreement, dated April 23, 2001 among Salton, Inc., the Guarantors (as defined therein), Lehman Brothers Inc., and First Union Securities, Inc. Incorporated by Reference to the Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2001.

      12.2        Computation of Ratio of Earnings to Fixed Charges.

      21.1        Subsidiaries.

      23.1        Consent of Deloitte & Touche LLP.

      23.2        Consent of Sonnenschein Nath & Rosenthal (included in
                  Exhibit 5.1).

      24.1 Power of Attorney of certain directors and officers of Salton (set forth on the signature page of this registration statement).

      25.1        Statement of Eligibility of Trustee.

      99.1        Form of Letter of Transmittal for Notes.

      99.2        Form of Notice of Guaranteed Delivery.

      99.3        Form of Letter to Depository Trust Company Participants.

      99.4        Form of Letter to Clients.
------------------

(1) To be filed by amendment.

ITEM 22. Undertakings

(a)      The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange
         Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(d) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, Salton, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago and the State of Illinois, on the 23rd day of May, 2001.


                                                  Salton, Inc.


                                                  By: /s/ LEONHARD DREIMANN
                                                      ---------------------
                                                      Leonhard Dreimann
                                                      Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Leonhard Dreimann, William B. Rue, David
C. Sabin, and John Thompson or any one of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capabilities, to sign any and all pre- or post-effective amendments to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on the 23rd day of May, 2001.



               Signature

   /s/ LEONHARD DREIMANN                Chief Executive Officer and Director
       -----------------                (Principal Executive Officer)
       Leonhard Dreimann

   /s/ WILLIAM B. RUE                   President, Chief Operating Officer
       -----------------                and Director
       William B. Rue

   /s/ JOHN E. THOMPSON                 Senior Vice President and Chief
       -----------------                Financial Officer(Principal Accounting
       John E. Thompson                 and Financial Officer)

   /s/ DAVID C. SABIN                   Chairman of the Board, Secretary and
       -----------------                Director
       David C. Sabin

   /s/ FRANK DEVINE                     Director
       ----------------
       Frank Devine

   /s/ BERT DOORNMALEN                  Director
       ------------------
       Bert Doornmalen

       ROBERT A. BERGMANN               Director
       ------------------
       Robert A. Bergmann

       Bruce G. Pollack
       ------------------               Director
       Bruce G. Pollack

                                 EXHIBIT INDEX

      Exhibit
       Number     Description
       ------     -----------

       1.3 Purchase Agreement, dated April 18, 2001, among Salton, Inc., the Guarantors (as defined therein), Lehman Brothers Inc. and First Union Securities, Inc. Incorporated by Reference to the Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2001.

       4.4 Indenture, dated as of April 23, 2001, among Salton, Inc., the Guarantors (as defined therein), and Wells Fargo Bank Minnesota, N.A., as trustee, relating to $150,000,000 in aggregate principal amount and maturity of 12 1/4% senior subordinated notes due 2008. Incorporated by Reference to the Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2001.

       4.5        Form of 12 1/4% senior subordinated note due April 15, 2008.
                  Incorporated by Reference to the Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2001.

       5.1 Opinion of Sonnenschein Nath & Rosenthal regarding the legality of the new notes(1).

      10.32 Registration Rights Agreement, dated April 23, 2001 among Salton, Inc., the Guarantors (as defined therein), Lehman Brothers Inc., and First Union Securities, Inc. Incorporated by Reference to the Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2001.
      12.2        Computation of Ratio of Earnings to Fixed Charges.

      21.1        Subsidiaries.

      23.1        Consent of Deloitte & Touche LLP.

      23.2        Consent of Sonnenschein Nath & Rosenthal (included in
                  Exhibit 5.1).

      24.1 Power of Attorney of certain directors and officers of Salton (set forth on the signature page of this registration statement).

      25.1        Statement of Eligibility of Trustee.

      99.1        Form of Letter of Transmittal for Notes.

      99.2        Form of Notice of Guaranteed Delivery.

      99.3        Form of Letter to Depository Trust Company Participants.

      99.4        Form of Letter to Clients.
------------------

(1) To be filed by amendment.